                          Filed Pursuant to 424(b)(4) Registration No. 333-39128



PROSPECTUS


                                5,600,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

          ------------------------------------------------------------

    This is our initial public offering of shares of common stock. We are offering 5,600,000 shares. No public market currently exists for our shares.


    Our common stock has been approved for listing on the Nasdaq National Market under the symbol "ITXI."


      INVESTING IN OUR SHARES INVOLVES RISKS. "RISK FACTORS" BEGIN ON PAGE 6.


                                                           Per
                                                          Share        Total
                                                         --------   ------------
Public Offering Price..................................   $18.00    $100,800,000
Underwriting Discount..................................   $ 1.26    $  7,056,000
Proceeds to Integrated Telecom Express, Inc............   $16.74    $ 93,744,000


    We have granted the underwriters a 30 day option to purchase up to 840,000 additional shares of common stock solely to cover over-allotments of shares, if any.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    Lehman Brothers, on behalf of the underwriters, expects to deliver the shares on or about August 22, 2000.


--------------------------------------------------------------------------------

LEHMAN BROTHERS

         BEAR, STEARNS & CO. INC.

                   WIT SOUNDVIEW

                                               FIDELITY CAPITAL MARKETS


August 17, 2000

                       [INSIDE FRONT COVER OF PROSPECTUS]

             [GRAPHICS DEPICT INTEGRATED TELECOM EXPRESS PRODUCTS]

                               TABLE OF CONTENTS


                                           PAGE
                                         --------
Prospectus Summary.....................         3
Risk Factors...........................         6
Forward-Looking Statements.............        16
Use of Proceeds........................        17
Dividend Policy........................        17
Capitalization.........................        18
Dilution...............................        19
Selected Financial Data................        20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................        23
Business...............................        32



                                           PAGE
                                         --------
Management.............................        45
Certain Transactions...................        57
Principal Stockholders.................        63
Description of Capital Stock...........        65
Shares Eligible for Future Sale........        68
Underwriting...........................        70
Legal Matters..........................        73
Change of Independent Accountants......        73
Experts................................        73
Additional Information.................        73
Index to Financial Statements..........       F-1


                            ------------------------

                             ABOUT THIS PROSPECTUS

                     DEALER PROSPECTUS DELIVERY OBLIGATION


    UNTIL SEPTEMBER 11, 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    We design, develop and market integrated circuit and software products that are incorporated into asymmetric digital subscriber line broadband access communications equipment. Manufacturers sell this equipment to service providers who in turn provide high-speed asymmetric digital subscriber line service to residential and business customers. Asymmetric digital subscriber line technology permits high speed data transmission over copper telephone lines. Our products, which include integrated circuits, software, reference designs and development tools, are designed to meet the specific challenges facing manufacturers of both customer premises and central office equipment. Our broad knowledge of integrated circuit design, computer system design and operating systems allows us to deliver widely compatible, highly-expandable solutions with low power consumption and reduced number of integrated circuit components. We currently offer two families of customer premises and central office equipment products: Apollo integrated circuits with software, and SAM integrated circuits with software. Applications for our Apollo product family include personal computer network interface cards, external modems, gateways, routers and central office equipment. Applications for our SAM product family include personal computer communication hardware, personal computer motherboards, and Internet access devices.

    Our products are designed to enhance the performance of asymmetric digital subscriber line equipment. Our Apollo family of products has its own microprocessor to process the asymmetric digital subscriber line signal. Our SAM family of products processes the asymmetric digital subscriber line signal using software running on a personal computer.

    - STANDARDS COMPLIANCE AND COMPATIBILITY. Our Apollo and SAM products are compliant with international standards. We create production designs which are complete sets of instructions describing how to build an asymmetric digital subscriber line modem with our integrated circuit and software solutions. These production designs are compatible with major equipment providers including Alcatel Bell N.V., Cisco Systems and Nokia.

    - EXPANDABLE AND FLEXIBLE. Our SAM products provides an optimized balance of hardware and software functions, offering efficient, low-cost and low power consumption integrated circuit and software solutions.

    - ENABLE RAPID TIME-TO-MARKET. Our production designs and the standards compliance and compatibility of our products facilitate integration of our products into our customers' systems thereby reducing time-to-market.

    - HIGH PERFORMANCE AND RELIABILITY. Our high-performance production designs enable increased transmission rates over long distances and maintain reliable connections under conditions of copper telephone line interference.

    - EASE OF INSTALLATION, USE AND UPGRADE. Our Apollo and SAM products are designed to facilitate installation, operation and upgrading of customer premises equipment with software that can be easily downloaded.

    Our objective is to be a leading provider of integrated circuit and software products for equipment manufacturers addressing the broadband access market. Key elements of our strategy for achieving this objective include leveraging our technology strengths; enabling the rapid adoption of asymmetric digital subscriber line technology; strengthening and expanding our relationships with key customers and suppliers; further penetrating worldwide markets for our products; targeting other high-growth broadband access market opportunities and building upon our core strengths and strategic investments.

    We have a limited operating history and we have significant losses. We will continue to have substantial future capital requirements. We expect to continue to incur significant net losses for the foreseeable future. In addition, our revenue has been and will continue to be derived from a limited number of products and from a limited number of customers.

    Integrated Telecom Express, Inc., or ITeX, was incorporated in California on May 26, 1995, and reincorporated in Delaware on September 9, 1999. The address of our principal executive offices is 2710 Walsh Avenue, Santa Clara, California 95051 where the telephone number is (408) 980-8689. Our Internet address on the worldwide web is HTTP://WWW.ITEXINC.COM. Information contained on our website does not constitute part of this prospectus.

                                  THE OFFERING


Common stock offered by Integrated Telecom     5,600,000 shares
  Express....................................

Common stock offered in the private            166,667 shares of common stock to NEC
  placement..................................  Corporation

Common stock to be outstanding after this
  offering and the private placement.........  41,288,803 shares

Use of proceeds..............................  For working capital and general corporate purposes, including expenditures for research
                                               and development of new products and sales and
                                               marketing.

Nasdaq National Market symbol................  "ITXI"


    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of July 10, 2000, and excludes:

    - 10,412,120 shares of common stock issuable as of July 10, 2000 upon the exercise of outstanding stock options issued under our option plans at a weighted average exercise price of $3.36 per share;

    - 2,500,000 shares of common stock reserved as of July 10, 2000 for issuance under our stock option plans;

    - 600,000 shares of common stock initially reserved for issuance under our employee stock purchase plan; and

    - 1,214,286 shares of common stock issuable as of July 10, 2000 upon the exercise of outstanding warrants with a weighted average exercise price of $3.71 per share.

                            ------------------------

    EXCEPT AS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS ASSUMES:

    - THE CONVERSION OF ALL OUTSTANDING SHARES OF OUR CONVERTIBLE PREFERRED STOCK INTO 11,428,571 SHARES OF COMMON STOCK, AT A RATE OF ONE SHARE OF PREFERRED STOCK INTO ONE SHARE OF COMMON STOCK IMMEDIATELY PRIOR TO THE CLOSING OF THIS OFFERING;

    - THE FILING OF AN AMENDED AND RESTATED CERTIFICATE OF INCORPORATION; AND

    - THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED.

                            ------------------------

    You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                             SUMMARY FINANCIAL DATA

    The following table summarizes the consolidated financial data for our business. You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                    SIX MONTHS
                                                  YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                               ------------------------------   -------------------
                                                 1997       1998       1999       1999       2000
                                               --------   --------   --------   --------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue......................................  $    --    $     --   $  3,053   $   296    $ 14,401
Cost of revenue..............................       --          --     (2,811)     (716)     (8,531)
Operating loss from continuing operations....   (2,077)    (10,152)   (14,777)   (7,553)    (12,380)
Loss from discontinued operations............   (2,638)         --         --        --          --
Net loss.....................................   (3,906)     (9,296)   (13,708)   (7,257)    (11,474)
Basic and diluted net loss per share.........  $ (0.17)   $  (0.40)  $  (0.59)  $ (0.31)   $  (0.49)
Shares used in computing basic and diluted
  net loss per share.........................   22,753      23,058     23,148    23,098      23,488
Pro forma basic and diluted net loss per
  share (unaudited)..........................                        $  (0.51)             $  (0.33)
Pro forma basic and diluted weighted average
  shares (unaudited).........................                          26,634                34,917

                                                                     AS OF JUNE 30, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $34,308     $34,308      $129,552
Working capital.............................................   32,913      32,913       128,157
Total assets................................................   60,840      60,840       156,084
Long-term obligations, net of current portion...............    3,292       3,292         3,292
Mandatorily redeemable convertible preferred stock..........   43,100          --            --
Mandatorily redeemable convertible preferred stock
  warrants..................................................    1,900          --            --
Total stockholders' equity (deficit)........................   (1,097)     43,903       139,147

    The pro forma amounts above reflect the conversion of 11,428,571 shares of convertible preferred stock into the same number of shares of common stock upon the completion of this offering and the reclassification of convertible preferred stock warrants to reflect the change in nature of the underlying equity instrument to common stock.


    The pro forma as adjusted numbers are adjusted to reflect the receipt of the net proceeds from the sale of the 5,600,000 shares of common stock offered hereby and the sale of 166,667 shares of common stock to NEC Corporation in the concurrent private placement, in each case at the initial public offering price of $18.00 per share, after deducting the underwriting discount and estimated offering expenses payable by us.

`

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK.

                         RISKS RELATING TO OUR BUSINESS

WE COMMENCED OPERATIONS AS A SUPPLIER OF INTEGRATED CIRCUIT AND SOFTWARE SOLUTIONS IN LATE 1997, AND THEREFORE YOU WILL HAVE LIMITED HISTORICAL OPERATING DATA TO EVALUATE OUR BUSINESS AND WE MAY NOT BE ABLE TO ACCURATELY PROJECT OUR FUTURE OPERATING RESULTS.

    From May 1995 until December 1997, we designed integrated circuits for personal computers. In December 1997, we sold that business and focused exclusively on the development of integrated circuit and software solutions for the broadband access communications equipment industry with an initial emphasis on products for the asymetrical digital subscriber line, or ADSL, market. We began shipping products for the ADSL market in volume in the third quarter of 1999. Therefore, we have limited historical operating data that can be used in evaluating our business and in projecting future operating results.

WE HAVE A HISTORY OF LOSSES, WE EXPECT FUTURE LOSSES AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.

    We incurred net losses of $11.5 million in the six months ended June 30, 2000. As of June 30, 2000, we had an accumulated deficit of $39.9 million. We anticipate that we will incur net losses for the foreseeable future, and these losses may be substantial. We may not be able to generate sufficient revenue to achieve or maintain profitability.

BECAUSE OUR OPERATING RESULTS WILL FLUCTUATE FROM QUARTER TO QUARTER, THE PRICE OF OUR STOCK MAY DECLINE.

    Our operating results have fluctuated in the past and will fluctuate in the future on a quarterly and an annual basis due to a number of factors, many of which are outside our control. Our results of operations may fluctuate due to:

    - the loss of or decrease in sales to a major customer;

    - our failure to attract new customers;

    - the timing and size of orders from, and shipments to, our customers;

    - changes in the average cost of products;

    - changes in the average selling price of products;

    - the timing of the introduction of new or enhanced products; and

    - the timing and size of expenses, including research and development expenses.

    Accordingly, you should not rely upon period-to-period comparisons as indications of future performance. Fluctuations in our operating results may result in a decline in the price of our stock.

THE MARKET FOR ADSL INTEGRATED CIRCUIT AND SOFTWARE PRODUCTS IS HIGHLY COMPETITIVE, AND MANY OF OUR COMPETITORS ARE MORE ESTABLISHED AND HAVE GREATER RESOURCES THAN WE DO.

    The market for ADSL integrated circuit and software products is highly competitive. Given our limited operating history in developing products for this market, we may not have the financial resources, technical expertise or marketing and support capabilities to compete successfully. Our principal competitors include Alcatel Microelectronics, Analog Devices, Inc., Centillium Communications, Inc., Conexant Systems, Inc., GlobeSpan, Inc., Lucent Technologies Inc., STMicroelectronics N.V. and Texas Instruments Incorporated. These competitors have longer operating histories and presence in key markets, greater name recognition, larger installed customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than we have. They may be able to introduce new technologies more rapidly, respond more quickly to changing customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Further, some of these competitors have captive manufacturing operations, and in the event of a manufacturing capacity shortage, these competitors may be able to obtain products when we are unable to do so. In addition, we anticipate that new competitors will enter this market as ADSL becomes more widely deployed.

IF WE FAIL TO ENHANCE OUR EXISTING PRODUCTS OR TO DEVELOP AND INTRODUCE NEW PRODUCTS THAT MEET CHANGING CUSTOMER REQUIREMENTS AND KEEP PACE WITH TECHNOLOGICAL DEVELOPMENTS, WE WILL NOT SELL OUR PRODUCTS AND OUR REVENUES WILL FLUCTUATE OR DECREASE.

    The market for broadband access products is characterized by rapidly-changing customer requirements and short product life cycles. Accordingly, our future success will depend in large part upon our ability to:

    - develop and market competitive products that meet our customers' changing requirements;

    - develop innovative features that differentiate our products from those of our competitors;

    - identify and respond to emerging technological trends;

    - develop products that interoperate with competitors' products;

    - respond effectively to product announcements by others;

    - bring products to market on a timely basis; and

    - introduce products that have competitive prices.

IF WE CONTINUE TO RAPIDLY EXPAND OUR OPERATIONS AND IF WE FAIL TO MANAGE GROWTH EFFECTIVELY, OUR BUSINESS COULD BE HARMED.

    We have rapidly expanded our operations, including the number of our employees and the geographic scope of our activities. We expect that significant further expansion will be required to address potential growth in our customer base and market opportunities. If we are unable to manage growth effectively, we may not be able to take advantage of market opportunities, develop or enhance our products or our technical capabilities, execute our business plan or otherwise respond to competitive pressures or unanticipated requirements. To effectively manage the anticipated growth of our operations, we believe we must both enhance our operational, financial and management information controls, reporting systems and procedures and effectively manage multiple relationships with our customers, suppliers and other third parties.

    We have recently hired many new employees. Failure to properly train and integrate these new employees into our business may disrupt our operations. We may also have difficulties successfully identifying and exploiting existing and potential market opportunities if our staffing is inadequate. In addition, we have recently hired a number of members of our executive management team. Only some of these executives have worked together before, and their failure to work together to effectively manage our company will harm our business.

    In addition, we will need to find larger facilities to accommodate our anticipated future growth. Office space and other facilities are expensive and difficult to find in Northern California and Taiwan, where we primarily operate. We may experience difficulties finding suitable facilities, and these facilities may only be available at a significant additional expense.

OUR REVENUE HAS BEEN AND WILL CONTINUE TO BE DERIVED FROM A LIMITED NUMBER OF PRODUCTS. IF ANY OF THESE PRODUCTS FAILS TO GAIN BROADER MARKET ACCEPTANCE, WE MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUE.

    For the year ended December 31, 1999 and for the six months ended June 30, 2000, 80.8% and 83.0% of our revenue was derived from sales of our Apollo Two products. We expect that our Apollo Two products will continue to represent a significant portion of our revenue in the foreseeable future. Therefore, we may not be able to generate sufficient revenue if these products fail to achieve broader market acceptance.

BECAUSE OUR PRODUCTS ARE USED AS COMPONENTS OF OUR CUSTOMERS' PRODUCTS, IF COMMUNICATIONS EQUIPMENT MANUFACTURERS ARE NOT ABLE TO OBTAIN THE OTHER COMPONENTS USED IN THEIR PRODUCTS, SALES OF OUR PRODUCTS WOULD BE HARMED.

    Our customers incorporate our products into their equipment together with products from other suppliers. For example, our Apollo Two turn-key reference design requires electronic components and integrated circuits manufactured by other companies. Some of these components may be sole-sourced or in limited supply. Although alternative suppliers may be available, some of their components have different attributes and may require a modification to our customers' equipment. Therefore, if our customers are unable to obtain the other required components for their equipment, they could cancel or delay purchases of our products.

IF UNITED MICROELECTRONICS CORPORATION DOES NOT HAVE SUFFICIENT CAPACITY TO SATISFY OUR INTEGRATED CIRCUIT REQUIREMENTS, WE COULD EXPERIENCE SUBSTANTIAL DELAY OR INTERRUPTION IN THE SHIPMENT OF OUR INTEGRATED CIRCUITS OR AN INCREASE IN COSTS WHICH WOULD NEGATIVELY AFFECT OUR OPERATING RESULTS.

    We do not own or operate a semiconductor fabrication facility and depend on United Microelectronics Corporation to manufacture all of our integrated circuits. Most of our products are manufactured at a single facility, which increases the risk of a disruption in supply. We have executed a term sheet with United Microelectronics Corporation that states that it guarantees us a minimum level of production capacity through 2003, provided that we use United Microelectronics Corporation to manufacture substantially all of our integrated circuits during this period. Other than this term sheet, we do not have a long-term silicon wafer supply agreement with United Microelectronics Corporation that guarantees silicon wafer or product quantities. Furthermore, we do not have long-term agreements that guarantee silicon wafer prices, delivery or lead times, as United Microelectronics Corporation manufactures our products on a purchase order basis. We provide United Microelectronics Corporation with rolling forecasts of our production requirements; however, the ability of United Microelectronics Corporation to provide silicon wafers to us is limited by United Microelectronics Corporation's available capacity. In addition, because many of United Microelectronics Corporation's customers have greater financial resources than we do and because many of their customers may have greater capacity requirements than we do, United Microelectronics Corporation could choose to prioritize capacity for other customers or reduce or eliminate deliveries to us on short notice. Accordingly, United Microelectronics Corporation may not allocate sufficient capacity to satisfy our requirements in excess of the minimum levels in the term sheet. In addition, the manufacturing process for our products is highly complex, requiring precise production in a highly-controlled environment. Changes in the manufacturing processes or the inadvertent use of defective or contaminated materials in the manufacturing of our products could harm our silicon wafer supplier's ability to achieve acceptable manufacturing yields. If our silicon wafer supplier manufactures our products within its manufacturing specification limits and we do not achieve acceptable yields as a result of our design, our cost of revenue may increase. In addition, if our silicon wafer supplier does not manufacture our products within its manufacturing specification limits, we may have difficulty obtaining adequate product supplies and product shipments may be delayed. This could ultimately lead to a loss of sales of our products and harm our business.

OUR DEPENDENCE UPON THIRD PARTIES TO PACKAGE AND TEST SUBSTANTIALLY ALL OF OUR PRODUCTS REDUCES OUR CONTROL OF PRODUCT DELIVERY SCHEDULES AND QUALITY ASSURANCE.

    Because third parties package and test substantially all of our products, we do not directly control our product delivery schedules and quality assurance. This lack of control could result in product shortages and defects, which in turn could increase our packaging and testing costs or delay product delivery. We do not have long-term contracts with the companies that package and test our products and we typically procure services from them on a per order basis. Therefore, we may not be able to obtain these services on acceptable terms, if at all. If we are required to find and qualify alternative packagers and testers, we could experience delays in product shipments or a decline in product quality.

A MAJORITY OF OUR OUTSOURCED OPERATIONS ARE LOCATED IN TAIWAN, INCREASING THE RISK THAT A NATURAL DISASTER, LABOR STRIKE, WAR OR POLITICAL UNREST IN THAT COUNTRY WOULD DISRUPT OUR OPERATIONS.

    A majority of our outsourced operations are located in Taiwan. Events out of our control such as earthquakes, fires, floods or other natural disasters in Taiwan or political unrest, war, labor strikes or work stoppages in Taiwan would disrupt our operations. The risk of earthquakes in Taiwan is significant because of its proximity to major earthquake fault lines. An earthquake like the one that occurred in Taiwan in September 1999 could cause significant delays in shipments of our products until we are able to shift our outsourced operation. In addition, there is currently significant political tension between Taiwan and China, which could lead to hostilities. If any of these events occur, we may not be able to obtain alternative capacity. Failure to secure alternative capacity could cause a delay in the shipment of our products, which would cause our revenue to fluctuate or decline.

WE DERIVE A SUBSTANTIAL AMOUNT OF OUR REVENUE FROM INTERNATIONAL SOURCES, AND OUR FAILURE TO ADDRESS THE DIFFICULTIES ASSOCIATED WITH SELLING OUR PRODUCTS OUTSIDE THE UNITED STATES WOULD CAUSE OUR SALES TO DECLINE.

    If we are unable to address difficulties associated with selling our products outside the United States, such as unexpected changes in regulatory requirements, longer payment cycles and problems in collecting accounts receivable and reduced protection for intellectual property rights in foreign jurisdictions, our sales would decline and our business would be harmed. Many of these difficulties are outside of our control. A substantial portion of our revenue is derived from customers located outside the United States. For the year ended December 31, 1999, sales to customers in Asia accounted for 50.2% of our revenue, of which our sales to customers in South Korea constituted 12.2% of our revenue. For the six months ended June 30, 2000, sales to customers in Asia accounted for 55.5% of our revenue, of which sales to customers in South Korea constituted 30.0% of our revenue. We estimate that, of sales to U.S. communications equipment manufacturers in the year ended December 31, 1999 and the six months ended June 30, 1999, 44.3% and 29.0% were ultimately intended for equipment for service providers in the South Korean market. Combined with direct sales to South Korea during the same periods, our estimated revenue exposure to the South Korean market during these periods was 56.5% and 59.1%. We anticipate that the majority of our revenue will continue to be directly or indirectly derived from Asia, especially South Korea, for the foreseeable future. We do not have any long-term commitments from our Asian customers and demand for our products in Asia may not continue to grow. In addition, use of ADSL technology in South Korea, and thus the demand for our products in South Korea, is related in part to a government-sponsored initiative encouraging deployment of ADSL. If alternative superior technologies are developed, support for the initiative may be withdrawn, or demand from our customers in South Korea may decrease, our business would be harmed.

BECAUSE DEVELOPMENT OF NEW PRODUCTS REQUIRES SUBSTANTIAL TIME AND EXPENSE, WE MAY NOT BE ABLE TO RECOVER OUR DEVELOPMENT COSTS AND ACHIEVE AN ADEQUATE RETURN ON INVESTMENT.

    The development of new products requires substantial time and expense. Improvements to existing products or the introduction of new products by us or our competitors may replace or provide lower cost alternatives to our existing products or render these products obsolete, unmarketable or inoperable. Therefore, we may not be able to recover the costs of the development of our products and achieve an adequate return on investment.

    For example, we believe that our next-generation scalable ADSL modem, or SAM Two, products will form the basis of a future family of ADSL integrated circuit and software solutions. We have not yet completed development of these products. Even if we complete development on a timely basis, these products may not achieve market acceptance and generate significant revenue. If our SAM Two products do not achieve broad market acceptance, revenue from our existing products could be inadequate to cover our expenses and our operating results and reputation could be damaged.

BECAUSE THE LENGTHY SALES CYCLE OF OUR PRODUCTS MAKES IT DIFFICULT TO ACCURATELY PREDICT ACTUAL PRODUCT DEMAND, THE VOLUME OF PRODUCT SHIPPED MAY NOT CORRESPOND WITH OUR PRODUCT FORECASTS. THEREFORE, WE MAY NOT BE ABLE TO RECOUP EXPENSES INCURRED IN ANTICIPATION OF SALES OF OUR PRODUCTS.

    The sales cycle of our products is lengthy and typically involves a detailed initial technical evaluation of our products by our prospective customers, followed by the design, manufacturing, testing and qualification of prototypes incorporating our products. This process generally takes from three to six months, and may last longer. Our customer purchase agreements generally contain no minimum purchase requirements and customers typically purchase our products pursuant to short-term purchase orders that may be canceled without charge. Given this lengthy sales cycle, it is difficult to accurately predict when and in what volume sales to a particular customer will occur, if at all.

    Therefore, product revenue may not be commensurate with the level of expenses that we incur preparing for anticipated sales. If our forecasts prove to be inaccurate, our operating results could be harmed. For example, if we purchase excess inventory, write-downs or write-offs could result. Conversely, if we fail to purchase a sufficient supply of some products, revenue opportunities could be lost and our customer relationships could be harmed.

BECAUSE PRICE COMPETITION, MATURING TECHNOLOGIES AND VOLUME PURCHASES BY LARGE CUSTOMERS MAY RESULT IN A DECREASE IN THE AVERAGE SELLING PRICE OF OUR PRODUCTS, THE GROSS MARGINS FOR OUR PRODUCTS MAY DECLINE.

    Price competition may harm the gross margins of our products. Furthermore, we anticipate that average selling prices of ADSL integrated circuits will continue to decline as product technologies mature. Many of our competitors are larger with greater resources. Therefore these competitors may be able to achieve greater economies of scale and may be less vulnerable to price competition. In addition, we expect that average selling prices of our products will decrease in the future due to volume discounts to our large customers. These declines in average selling prices will generally lead to declines in our gross margins for these products, if manufacturing costs cannot be reduced at the same or greater rates.

DELAY IN THE DEVELOPMENT OF RETAIL AND PERSONAL COMPUTER ORIGINAL EQUIPMENT MANUFACTURER SALES CHANNELS FOR ADSL MODEM DISTRIBUTION COULD LIMIT OUR SALES.

    Our sales growth will depend in part on the development of retail and personal computer original equipment manufacturer sales channels. Today, most telecommunication service providers only support ADSL modems which they provide directly to their subscribers. We believe that telecommunication service providers will eventually support ADSL modems purchased as a part of a personal computer, an Internet access device or separately by subscribers. Any significant delay in development of these channels, as opposed to alternative distribution channels, could limit sales of our products.

IF WE LOSE RIGHTS UNDER OUR AGREEMENT WITH UNITED MICROELECTRONICS CORPORATION, UNDER WHICH WE WERE EXTENDED CERTAIN LICENSES GRANTED BY THIRD PARTIES TO UNITED MICROELECTRONICS CORPORATION, WE WOULD LOSE A COMPETITIVE ADVANTAGE AND OUR BUSINESS WOULD BE HARMED.

    In August 1999, we entered into an agreement with United Microelectronics Corporation under which we were extended certain licenses granted by Texas Instruments to United Microelectronics Corporation in exchange for royalties, patent cross licenses and other obligations. This agreement grants us access to certain technology on favorable terms. If United Microelectronics Corporation ceases to be our largest stockholder, we would lose rights under this agreement and consequently we would lose a competitive advantage in the manufacture of our products. If we lose these rights, we may not be able to secure such licenses on reasonable terms, if at all.

THE MEASURES ON WHICH WE RELY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AFFORD ONLY LIMITED PROTECTIONS.

    We rely on a combination of copyright, patent, trademark, trade secret and other intellectual property laws, non-disclosure agreements and other measures to protect our intellectual property. These measures afford only limited protection, and we cannot be certain that these measures will adequately protect our intellectual property. Despite our efforts to protect our intellectual property both under the laws of the United States and under the laws of foreign countries, unauthorized parties may copy aspects of our products or obtain and use trade secrets or other information that we regard as proprietary. Our competitors may also independently develop the same or similar technologies without violating our intellectual property rights.

BECAUSE OUR INDUSTRY IS CHARACTERIZED BY FREQUENT LITIGATION OVER INTELLECTUAL PROPERTY RIGHTS, WE MAY BE REQUIRED TO INCUR SUBSTANTIAL EXPENSES AND DIVERT MANAGEMENT ATTENTION AND RESOURCES IN DEFENDING INTELLECTUAL PROPERTY LITIGATION AGAINST US.

    The industry in which we compete is characterized by numerous allegations of and lawsuits involving infringement of intellectual property rights. An infringement claim could be asserted against us in the future. The defense of any such claim, regardless of its merit, could result in our incurring substantial expenses and diverting significant management attention and other resources away from our operations. In the event of an adverse result in any future litigation or claim, we may be required to:

    - pay substantial damages, including treble damages, if we are found to have willfully infringed the intellectual property of another;

    - halt the manufacture, sale and use of infringing products or technology;

    - obtain licenses to the infringing technology, which may not be available on commercially reasonable terms, or at all; or

    - expend significant resources to develop non-infringing technology.

WE MAY INCUR SUBSTANTIAL EXPENSES AND DIVERT MANAGEMENT RESOURCES IN PROSECUTING OTHERS FOR THEIR UNAUTHORIZED USE OF OUR INTELLECTUAL PROPERTY RIGHTS.

    The markets in which we compete are characterized by frequent litigation regarding patents and other intellectual property rights. We are aware of a significant number of patents and patent applications relating to aspects of our technologies filed by, and issued to, third parties. Should any of our competitors file patent applications or obtain patents that claim inventions also claimed by us, we may choose to participate in an interference proceeding to determine the right to a patent for these inventions because if we fail to enforce and protect our intellectual property rights, our business would be harmed. Even if the outcome is favorable this proceeding could result in substantial cost to us and disrupt our business.

WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS, AND THE LOSS OF, OR A SIGNIFICANT REDUCTION IN ORDERS FROM, ANY OF THEM COULD HARM OUR OPERATING RESULTS.

    If we are not successful in maintaining relationships with our customers and obtaining new customers, our business and results of operations will suffer. We sell our products primarily to communications equipment manufacturers. For the year ended December 31, 1999, sales to Xpeed, Inc. and Lite-On Communications Corporation accounted for 44.3% and 10.9% of our revenue. For the six months ended June 30, 2000, sales to Xpeed, Inc. and Alcatel Bell N.V. accounted for 29.0% and 10.0% of our revenue.

    Other than Alcatel Bell N.V., we do not have long-term agreements with these customers relating to the sale of our products, but rather sell our products to them on an order-by-order basis. We expect to continue to be dependent upon a relatively small number of customers for a majority of our revenue.

IF WE BECOME SUBJECT TO PRODUCT RETURNS AND PRODUCT LIABILITY CLAIMS RESULTING FROM DEFECTS IN OUR PRODUCTS, WE MAY FAIL TO ACHIEVE MARKET ACCEPTANCE OF OUR PRODUCTS AND OUR BUSINESS COULD BE HARMED.

    We develop complex products in an evolving marketplace. Despite testing by us and our customers, software or hardware defects may be found in existing or new products. These defects could result in a delay in recognition or loss of revenue, loss of market share or failure to achieve market acceptance. Additionally, these defects could result in financial or other damages to our customers, cause us to incur significant warranty, support and repair costs and divert the attention of our engineering personnel from our product development efforts. In such circumstances, our customers could also seek and obtain damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

WE MAY FAIL TO ATTRACT OR RETAIN KEY PERSONNEL.

    Our success depends to a significant degree upon the continued contributions of our executive management team and our technical, product development, marketing, sales and customer support personnel. The loss of key persons in those areas could harm our business. Competition for these people is particularly intense in Northern California and Taiwan, where we primarily operate. Furthermore, we do not have any life insurance or other insurance covering the loss of any of our key employees.

                         RISKS RELATING TO OUR INDUSTRY

IF THE ADSL TECHNOLOGY UPON WHICH OUR PRODUCTS ARE BASED DOES NOT ACHIEVE BROAD MARKET ACCEPTANCE, WE WOULD NOT BE ABLE TO SUSTAIN OR GROW OUR BUSINESS.

    ADSL services compete with many different broadband access technologies including variants of digital subscriber line, or DSL, and other alternatives. The introduction of new products or technologies by competitors or market acceptance of products based on alternative technologies could render our products less competitive or obsolete. If either of these events occurs, we would be unable to sustain or grow our business. Competing technologies include:

    - other variants of DSL, including high bit rate DSL, integrated DSL, symmetrical DSL and very high bit rate DSL;

    - other access solutions provided by telecommunications service providers such as transmission through initiation of a temporary Internet connection over an analog modem, integrated services digital networks and high capacity telephone line services;

    - broadband cable technologies;

    - broadband wireless technologies; and

    - broadband satellite technologies.

    If these alternative technologies gain market share at the expense of ADSL, demand for our products would decrease, and we would be unable to sustain or grow our business.

CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS, BOTH IN THE U.S. AND INTERNATIONALLY, COULD CAUSE SALES OF DIGITAL SUBSCRIBER LINE, AND SPECIFICALLY ADSL, PRODUCTS TO DECLINE OR FAIL TO GROW AS ANTICIPATED.

    The jurisdiction of the Federal Communications Commission extends to the entire U.S. communications industry, including our customers and their products and services that incorporate our products. Future Federal Communications Commission regulations affecting the U.S. communications services industry, our customers or our products may harm our business. For example, Federal Communications Commission regulatory policies that affect the availability of data and Internet services may impede our customers' penetration into some markets or affect the prices that they can charge. The Federal Communications Commission has, from time to time, considered new policies affecting Internet services. This may cause sales of our products to decline. We face similar risks from foreign regulatory agencies. Any delays in our ability to comply with domestic and foreign regulatory requirements may result in order cancellations or postponements of product purchases by our customers, which would harm our business.

                         RISKS RELATING TO OUR OFFERING

OUR STOCK MAY BE THINLY TRADED OR ITS PRICE VOLATILE, WHICH MIGHT MAKE IT DIFFICULT FOR INVESTORS TO SELL THEIR SHARES.

    The stock markets, and in particular the Nasdaq National Market, experience extreme price and volume fluctuations affecting the market prices of equity securities of many technology companies. These fluctuations are often unrelated to the operating performance of the respective companies. We expect that the market price of our common stock will fluctuate due to the factors described throughout this "Risk Factor" section as well as:

    - changes in estimates of our financial performance or changes in recommendations by securities analysts; and

    - changes in market valuations of other integrated circuit companies.

BECAUSE OF LIKELY FLUCTUATIONS IN THE PRICE OF OUR STOCK, WE MAY BE SUBJECT TO CLASS ACTION LITIGATION, WHICH COULD DISTRACT MANAGEMENT AND RESULT IN SUBSTANTIAL COSTS.

    In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources from our operations and sales of our products, which would have a negative impact on our business.

OUR CURRENT STOCKHOLDERS WILL BENEFIT FROM THIS OFFERING, AND YOU WILL EXPERIENCE IMMEDIATE DILUTION.


    The initial public offering price is expected to be substantially higher than the current book value per share of our outstanding common stock. The pro forma net tangible book value as of June 30, 2000 was $1.06 per share. After giving effect to the sale of 5,600,000 shares of our common stock in this offering and the sale of 166,667 shares of common stock to NEC Corporation, in each case at the initial public offering price of $18.00 per share, our pro forma net tangible book value as of June 30, 2000 would have been $3.22 per share. As a result, investors purchasing our common stock will incur immediate dilution of approximately $14.78 per share in the book value of our common stock from the price they pay for our common stock. In addition, we have issued options to acquire common stock at prices significantly below the initial public offering price. To the extent such outstanding options are ultimately exercised, there will be further dilution to investors in this offering.


THE LARGE NUMBER OF SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.

    After this offering, we will have outstanding approximately 41,288,803 shares of common stock after giving effect to the conversion of all outstanding shares of preferred stock into common stock of which the 5,600,000 shares offered hereby, and the sale of 166,667 shares of common stock to NEC Corporation in the concurrent private placement, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradeable. If our stockholders sell substantial amounts of the common stock, including shares issued upon the exercise of outstanding options, in the public market, the market price of our common stock could decline. See "Shares Eligible For Future Sale" for more information on the number of shares eligible for public sale after this offering.

SOME PROVISIONS OF OUR CHARTER DOCUMENTS MAY MAKE ACQUIRING CONTROL OF OUR COMPANY MORE DIFFICULT FOR A THIRD PARTY, WHICH COULD HARM OUR STOCK'S MARKET PRICE OR REDUCE ANY PREMIUM OVER MARKET PRICE THAT AN ACQUIROR MIGHT OTHERWISE PAY.

    Our charter documents contain provisions providing for a classified board of directors, eliminating cumulative voting in the election of directors and restricting our stockholders from acting without a meeting. These provisions may make certain corporate actions more difficult and might delay or prevent a change in control and therefore limit the price that new investors will pay for our stock. We will also indemnify officers and directors against losses incurred in legal proceedings to the broadest extent permitted by Delaware law.

BECAUSE OUR PRINCIPAL STOCKHOLDERS AND MANAGEMENT MAY BE ABLE TO CONTROL STOCKHOLDER VOTES, THE PREMIUM OVER MARKET PRICE THAT AN ACQUIROR MIGHT OTHERWISE PAY MAY BE REDUCED AND ANY MERGER OR TAKEOVER MAY BE DELAYED.

    Immediately following the offering, our principal stockholders, executive officers, directors and their affiliates will own or control approximately 48.5% of our common stock (assuming no purchases of shares of common stock in this offering by our executive officers and directors and their affiliates). Accordingly, our principal stockholders, executive officers, directors and their affiliates, as a group, may have the ability to control the election of a majority of the members of our board of directors and the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, or may impede a merger, consolidation, takeover or other business combination involving us. This concentration of ownership could also adversely affect our stock's market price or lessen any premium over market price that an acquiror might otherwise pay.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, AND IF WE ARE UNABLE TO SECURE ADEQUATE FUNDS ON TERMS ACCEPTABLE TO US, WE MAY BE UNABLE TO EXECUTE OUR BUSINESS PLAN.

    If the proceeds of this offering, together with our existing cash balances and cash flows expected from future operations, are not sufficient to meet our liquidity needs, we will need to raise additional funds. If adequate funds are not available on acceptable terms or at all, we may not be able to take advantage of market opportunities, develop or enhance new products, pursue acquisitions that would complement our existing product offerings or enhance our technical capabilities, execute our business plan or otherwise respond to competitive pressures or unanticipated requirements.

WE HAVE BROAD DISCRETION OVER THE USE OF THE OFFERING PROCEEDS, AND HOW WE INVEST THESE PROCEEDS MAY NOT YIELD A FAVORABLE RETURN.

    Our management will have broad discretion over how the offering proceeds are used and could spend these proceeds in ways which do not increase our operating results or increase our market share. These proceeds may not be invested to yield a favorable rate of return. Substantially all of the net proceeds of this offering and from the sale of common stock to NEC Corporation in the concurrent private placement are not allocated for specific uses other than working capital and general corporate purposes, including expenditures for research and development of new products and sales and marketing.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties associated with our business and operations. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify such forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described under "Risk Factors" beginning on page 6 and elsewhere in this prospectus.

                                USE OF PROCEEDS


    The net proceeds to us from the sale of the 5,600,000 shares of common stock offered in this offering and the sale of 166,667 shares of common stock in the private placement are estimated to be $95.2 million at the initial public offering price of $18.00 per share, after deducting the underwriting discount, estimated offering expenses and assuming no exercise of the underwriters' over-allotment option.


    We have yet to determine our expected use of these proceeds. We currently estimate that we will use the net proceeds of this offering primarily for working capital and general corporate purposes, including approximately 50% of the net proceeds for research and development of new products and approximately 40% of the net proceeds for sales and marketing efforts and general and administrative expenses. This allocation is preliminary and is subject to change based upon market conditions, the effectiveness of our marketing campaigns and other factors. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations to do so. The amounts that we expend for these purposes will depend on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

    Our management will have broad discretion over how these proceeds are used and could spend these proceeds in ways which do not increase our operating results or increase our market share. The proceeds may not be invested to yield a favorable return.

                                DIVIDEND POLICY

    We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth the following information:

    - our actual capitalization as of June 30, 2000;

    - our pro forma capitalization after giving effect to the conversion of all outstanding shares of convertible preferred stock into shares of common stock and the reclassification of convertible preferred stock warrants to reflect the change in nature of the underlying equity instrument to common stock; and


    - the pro forma as adjusted capitalization after giving effect to the sale of 5,600,000 shares of common stock in this offering and the sale of 166,667 shares of common stock to NEC Corporation in the concurrent private placement, in each case at the initial public offering price of $18.00 per share, less the underwriting discount and estimated offering expenses payable by us.


                                                                        AS OF JUNE 30, 2000
                                                              ----------------------------------------
                                                                                           PRO FORMA
                                                                ACTUAL      PRO FORMA     AS ADJUSTED
                                                              ----------   -----------   -------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Cash and cash equivalents...................................   $ 34,308      $ 34,308        $129,552
                                                               ========      ========        ========

Long-term obligations, net of current portion...............   $  3,292      $  3,292        $  3,292
                                                               --------      --------        --------
Mandatorily redeemable convertible preferred stock; issuable in series, $0.001 par value (actual); 13,500 shares
  authorized, 11,429 shares issued and outstanding (actual), no shares authorized, issued or outstanding (pro forma and
  as adjusted)..............................................     43,100            --              --
Mandatorily redeemable convertible preferred stock
  warrants..................................................      1,900            --              --
                                                               --------      --------        --------
                                                                 45,000            --              --
                                                               --------      --------        --------
Stockholders' equity:
Common stock, $0.001 par value; 46,100 shares authorized,
  23,990 shares issued and outstanding (actual); 46,100
  shares authorized, 35,419 shares issued and outstanding
  (pro forma); 200,000 shares authorized, 41,186 shares
  issued and outstanding (as adjusted)......................         24            35              41
Additional paid-in capital..................................     81,379       126,368         221,606
Deferred stock-based compensation...........................    (42,096)      (42,096)        (42,096)
Notes receivable from stockholder...........................       (502)         (502)           (502)
Accumulated deficit.........................................    (39,902)      (39,902)        (39,902)
                                                               --------      --------        --------
Total stockholders' equity (deficit)........................     (1,097)       43,903         139,147
                                                               --------      --------        --------
Total capitalization........................................   $ 47,195      $ 47,195        $142,439
                                                               ========      ========        ========

    This table excludes the following shares:

    - 10,412,120 shares of common stock issuable as of July 10, 2000 upon the exercise of outstanding share options under our option plan at a weighted average exercise price of $3.36 per share;

    - 2,500,000 shares of common stock reserved as of July 10, 2000 for issuance under our stock plan;

    - 600,000 shares of common stock initially reserved for issuance under our employee stock purchase plan; and

    - 1,214,286 shares of common stock issuable as of July 10, 2000 upon the exercise of outstanding warrants with a weighted average exercise price of $3.71 per share.

    See the sections entitled "Management--Incentive Stock Plans," "Description of Capital Stock" and notes 7 and 8 of Notes to Financial Statements.

                                    DILUTION


    The pro forma net tangible book value of our common stock (assuming conversion of all outstanding shares of our convertible preferred stock on June 30, 2000) was $37.4 million, or approximately $1.06 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of 5,600,000 shares of common stock offered by this prospectus and the 166,667 shares offered in the private placement each at the initial public offering price of $18.00 per share and after deducting the underwriting discount and estimated offering expenses payable by us, our net tangible book value would have been approximately $132.7 million, or $3.22 per share. This represents an immediate increase in net tangible book value of $2.16 per share to existing stockholders and an immediate dilution in net tangible book value of $14.78 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:



Initial public offering price per share.....................              $18.00
  Pro forma net tangible book value per share as of
    June 30, 2000...........................................   $1.06
  Increase per share attributable to new investors..........    2.16
                                                               -----
Pro forma net tangible book value per share after the
  offering..................................................                3.22
                                                                          ------
Dilution in pro forma net tangible book value per share to
  new investors.............................................              $14.78
                                                                          ======


    This table excludes all options and warrants that will remain outstanding upon completion of this offering. See notes 7 and 8 of Notes to Financial Statements. The exercise of outstanding options and warrants having an exercise price less than the offering price would increase the dilutive effect to new investors.


    The following table sets forth, as of June 30, 2000, on the pro forma basis described above, the differences between the number of shares of common stock purchased from us, the total price paid and average price per share paid by existing stockholders by the investors participating in the private placement and by the new investors in this offering each at the initial public offering price of $18.00 per share, before deducting the underwriting discount and estimated offering expenses payable by us.



                                        SHARES PURCHASED          TOTAL CONSIDERATION
                                     -----------------------   -------------------------   AVERAGE PRICE
                                       NUMBER     PERCENTAGE      AMOUNT      PERCENTAGE     PER SHARE
                                     ----------   ----------   ------------   ----------   -------------
Existing stockholders..............  35,418,621       86.0%    $ 73,207,707       41.4%       $ 2.07
Private placement investors........     166,667        0.4        3,000,000        1.7        $18.00
New investors*.....................   5,600,000       13.6      100,800,000       56.9        $18.00
                                     ----------      -----     ------------      -----
  Total............................  41,185,288      100.0%    $177,007,707      100.0%
                                     ==========      =====     ============      =====


------------------------


* Assumes the sale of 166,667 shares of common stock at the initial public offering price of $18.00 per share.


    If the underwriters over-allotment option is exercised in full, the following will occur:

    - the percentage of shares of common stock held by existing stockholders and the private placement investors will be reduced to 84.3% and 0.4% of the total number of shares of common stock outstanding, and

    - the number of shares held by new public investors will be increased to 6,440,000 or approximately 15.3% of the total number of shares of our common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with the financial statements and related notes beginning on page F-1 of this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 24 of this prospectus. The selected statement of operations data for each of the three years ended December 31, 1997, 1998 and 1999 and the selected balance sheet data as of December 31, 1998 and 1999 are derived from, and qualified by reference to, the audited financial statements included elsewhere in this prospectus. The selected statement of operations data for each of the two years ended December 31, 1995 and 1996 and the selected balance sheet data as of December 31, 1995, 1996 and 1997 are derived from audited financial statements not included in this prospectus. The selected statement of operations data for the six months ended June 30, 1999 and 2000 and the selected balance sheet data as of June 30, 2000 are derived from, and qualified by reference to, the audited financial statements included elsewhere in this prospectus.

                                                                                                    SIX MONTHS
                                                       YEARS ENDED DECEMBER 31,                   ENDED JUNE 30,
                                         ----------------------------------------------------   -------------------
                                           1995       1996       1997       1998       1999       1999       2000
                                         --------   --------   --------   --------   --------   --------   --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue................................   $   --    $    --    $    --    $     --   $  3,053   $   296    $ 14,401
Cost of revenue (including stock-based
  compensation expense of $0, $0, $0,
  $0, $0, $0 and $59)..................       --         --         --          --     (2,811)     (716)     (8,531)
                                          ------    -------    -------    --------   --------   -------    --------
Gross profit (loss)....................       --         --         --          --        242      (420)      5,870
                                          ------    -------    -------    --------   --------   -------    --------
Operating expenses:
  Research and development.............       --         --      1,101       6,230      8,458     3,962       5,947
    (exclusive of stock-based
    compensation expense of $0, $0,
    $10, $58, $97, $53 and $2,833)
  Sales and marketing..................       --         --         --       1,125      3,211     1,376       2,745
    (exclusive of stock-based
    compensation expense of $0, $0, $0,
    $57, $86, $45 and $1,602)
  General and administrative...........       --         --        943       2,571      3,086     1,633       1,673
    (exclusive of stock-based
    compensation expense of $0, $0 $23,
    $111, $81, $44 and $3,450)
  Amortization of deferred stock-based
    compensation.......................       --         --         33         226        264       142       7,885
                                          ------    -------    -------    --------   --------   -------    --------
    Total operating expenses...........       --         --      2,077      10,152     15,019     7,113      18,250
                                          ------    -------    -------    --------   --------   -------    --------
Operating loss from continuing
  operations...........................       --         --     (2,077)    (10,152)   (14,777)   (7,533)    (12,380)
Interest income, net...................       --         --        809         856        887       276         906
Other income...........................       --         --         --          --        182
                                          ------    -------    -------    --------   --------   -------    --------
Loss from continuing operations........       --         --     (1,268)     (9,296)   (13,708)   (7,257)    (11,474)
Income (loss) from discontinued
  operations...........................       43        (62)    (2,638)         --         --
                                          ------    -------    -------    --------   --------   -------    --------
Net income (loss)......................   $   43    $   (62)   $(3,906)   $ (9,296)  $(13,708)  $(7,257)   $(11,474)
                                          ======    =======    =======    ========   ========   =======    ========
Basic and diluted net loss from
  continuing operations per share......   $   --    $    --    $ (0.06)   $  (0.40)  $  (0.59)  $ (0.31)   $  (0.49)
Basic and diluted net income (loss)
  from discontinued operations per
  share................................     0.01         --      (0.11)         --         --        --          --
                                          ------    -------    -------    --------   --------   -------    --------
Basic and diluted net income (loss) per
  share................................   $ 0.01    $    --    $ (0.17)   $  (0.40)  $  (0.59)  $ (0.31)   $  (0.49)
                                          ======    =======    =======    ========   ========   =======    ========
Shares used in computing basic and
  diluted net income (loss) per
  share................................    6,000     22,750     22,753      23,058     23,148    23,098      23,488
                                          ======    =======    =======    ========   ========   =======    ========
Pro forma for conversion of convertible
  preferred stock basic and diluted net
  loss per share (unaudited)...........                                              $  (0.51)             $  (0.33)
                                                                                     ========              ========
Pro forma basic and diluted weighted
  average shares (unaudited)...........                                                26,634                34,917
                                                                                     ========              ========

                                                          AS OF DECEMBER 31,                      AS OF
                                         ----------------------------------------------------   JUNE 30,
                                           1995       1996       1997       1998       1999       2000
                                         --------   --------   --------   --------   --------   ---------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..............   $1,864    $23,748    $ 6,394    $14,423    $38,513     $34,308
Working capital........................    2,011     23,302     17,758     11,904     37,838      32,913
Total assets...........................    3,237     32,902     20,632     26,652     52,951      60,840
Long-term obligations, net of current
  portion..............................       --         --         --      4,125      1,500       3,292
Mandatorily redeemable convertible
  preferred stock......................       --         --         --      4,120     43,100      43,100
Mandatorily redeemable convertible
  preferred stock warrants.............       --         --         --        880      1,900       1,900
Total stockholders' equity (deficit)...    2,043     25,878     20,249     14,208      1,099      (1,097)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND RELATED NOTES.

OVERVIEW

    We provide integrated circuit and software products to the broadband access communications equipment industry. Our products include integrated circuits, software, production designs and test systems that enable communications equipment manufacturers to provide high-speed, cost-effective asymmetrical digital subscriber line, or ADSL, equipment to communications service providers and their customers. Our software includes programs that enable the basic function of our integrated circuits and reference designs, and that provide access to the Internet, permitting equipment utilizing our solutions to communicate with telecommunication service providers' central office equipment.

    We were incorporated in California in May 1995 as Integrated Technology Express, Inc. In early 1996, United Microelectronics Corporation contributed cash and licensed technology to us in return for an equity interest. Our initial products included personal computer data interface and integrated circuits using analog and digital signals. In early 1997, we began to develop integrated circuits and software solutions for the ADSL market. In late 1997, we sold our personal computer-related operations, changed our name to Integrated Telecom Express, Inc. and focused our product development efforts exclusively on the ADSL market.

    Subsequent to the sale of our personal computer-related business and through 1998, we were a development stage company and had no product revenue. In
April 1998, we licensed certain ADSL technology from Alcatel Bell N.V. to complement our intellectual property. In the first quarter of 1999, we began shipping our production designs and development tools for our initial ADSL products. In the third quarter of 1999, we began volume shipments of these products and recorded our first significant product revenue. Our production designs are complete sets of instructions describing how to build an ADSL modem with our integrated circuits and software. Beginning in the fourth quarter of 1999, we significantly increased our investment in operations, including research and development and sales and marketing.

    We sell our products to manufacturers of customer premises equipment and telecommunications service providers' central office equipment. Our revenue is currently derived from sales of our Apollo and SAM product families. Sales of Apollo Two products represented 80.8% of revenue in the year ended December 31, 1999 and 83.0% of revenue in the six months ended June 30, 2000. We anticipate that our Apollo and SAM product families will continue to generate substantially all of our revenue for the foreseeable future. To date, we have derived a substantial portion of our revenue from a limited number of customers and we expect to continue to rely on a limited number of customers. During the year ended December 31, 1999, Xpeed, Inc. and Lite-On Communications Corporation accounted for 44.3% and 10.9% of our revenue. In the six months ended June 30, 2000, Xpeed and Alcatel Bell N.V. accounted for 29.0% and 10.0% of our revenue.

    We have focused our initial sales and marketing efforts on worldwide communications equipment manufacturers. We currently sell through our direct sales force, independent sales representatives and distributors. Our sales personnel are based in Santa Clara, California; Round Rock, Texas and Taipei, Taiwan. For the year ended December 31, 1999, sales to customers in Asia accounted for 50.2% of our revenue, of which our sales to customers in South Korea constituted 12.2% of our revenue. For the six months ended June 30, 2000, sales to customers in Asia accounted for 55.5% of our revenue, of which sales to customers in South Korea constituted 30.0% of our revenue. We estimate that of our sales to U.S. communications equipment manufacturers in the year ended December 31, 1999 and the six months ended June 30, 1999, approximately 43.3% and 29.0% of these U.S. sales were ultimately intended for equipment for service providers in the South Korean market. Combined with direct sales to South Korea during the same periods, our estimated revenue exposure to the South Korean market during these periods was 56.5% and 59.1%. We anticipate that the majority of our revenue will continue to be derived directly or indirectly from Asia, especially South Korea, for the foreseeable future. All revenue is denominated in U.S. dollars.

    In general, we require approximately six months to achieve volume shipments of our products after we first contact a customer, if volume shipments are achieved at all. This process includes sale of our turn-key reference design, customer board development, testing, field trials and qualification by service providers and receipt of volume orders. Sales from production designs accounted for less than 10% of revenues for the year ended December 31, 1999 and less than 5% for the six month period ended June 30, 2000. As a result, a significant period of time may elapse between our sales efforts and our realization of revenue. Our customers are not obligated by long-term contracts to purchase our products and can generally cancel or reschedule orders on short notice.

    Revenue from product sales other than to distributors is recognized upon shipment if a signed purchase order exists, the fee is fixed and determinable, collection of resulting receivables is probable and product returns are reasonably estimable. Revenue from shipments to distributors with the right of return are deferred until the distributor resells the inventory. Upon shipment, we also provide for the estimated costs that may be incurred for product warranties. We develop and market personal computer network interface cards to the ADSL market in addition to the sale of integrated circuit and software products. We outsource the manufacturing of these cards to a manufacturer in Taiwan, which incorporates our integrated circuits.

    We outsource the fabrication, packaging and testing of our integrated circuits. Therefore, a significant portion of our cost of revenue consists of payments to our manufacturers. Our cost of revenue also includes expenses relating to our internal operations as well as the amortization of fees for licensed technology. In April 1998, we licensed certain technology from Alcatel, an unrelated third party, to develop, manufacture and distribute products. The terms of the agreement call for an initial licensing fee of $5 million with additional royalties paid on sales of products developed at rates ranging from 2.5% to 6%. Minimum royalties payable under the contract amount to $500,000, $1,000,000 and $1,500,000 for 1999, 2000 and 2001. The licensing fee is amortized over the estimated useful life of seven years with royalties expensed in the year incurred.

    Research and development expenses, exclusive of stock-based compensation expense, consist primarily of salaries and related personnel expenses, prototype development costs, fees paid to outside service providers and overhead allocated to product development of our integrated circuits, software and underlying technologies. All research and development costs are expensed as incurred. Our research and development efforts are periodically subject to significant, non-recurring costs and fees that can cause significant variability in our quarterly research and development expenses. We expect to increase our research and development expenses as we continue to develop new products and improve our core technologies.

    Sales and marketing expenses, exclusive of stock-based compensation expense, consist primarily of salaries, commissions and related expenses for personnel engaged in sales, marketing, applications engineering support and customer service functions, costs associated with promotional and other marketing expenses. We intend to expand our direct and indirect sales operations substantially, both domestically and internationally. In addition, we expect sales and marketing expenses to increase as we expand our customer service and support organization.

    General and administrative expenses, exclusive of stock-based compensation expense, include personnel and related costs associated with executive management, finance, accounting, human resources, information services and facilities.

    In connection with the grant of stock options and equity compensation to our employees, technical advisors and directors, we have recorded deferred stock-based compensation expense of $7.94 million as of June 30, 2000. Deferred stock-based compensation represents the difference between the grant price and the deemed fair value of our common stock options granted during these periods. Deferred stock-based compensation expense for options granted is being amortized using the graded vesting method, in accordance with Financial Accounting Standards Board, or FASB, Interpretation No. 28, over the vesting period of each respective option, which is generally four years. Under the graded vesting method, each option grant is separated into portions based on its vesting terms, which results in acceleration of amortization expense for the overall award. Deferred stock-based compensation for options granted to non-employees is accounted for in accordance with the provisions of Statement of Financial Accounting Standards, or SFAS, No. 123 and Emerging Issues Task Force 96-18. Unamortized deferred stock-based compensation is presented as a reduction of stockholders' equity.

    We have recorded no provision for federal or state income taxes for any period since our inception because we have incurred losses in each period. As of June 30, 2000, we had net operating loss carryforwards for federal and California income tax purposes of approximately $25.3 million and $14.4 million available to offset income in future years. The net operating loss carryforwards will expire at various dates from 2003 through 2013, if not utilized.

    We have experienced net losses from continuing operations of approximately $1.3 million, $9.3 million and $13.7 million for the years ended December 31, 1997, 1998 and 1999. Additionally, we experienced a net loss of $11.5 million for the six months ended June 30, 2000. Our accumulated deficit as of June 30, 2000 was $39.9 million. We expect to continue to incur net losses for the foreseeable future.

RESULTS OF OPERATIONS

    SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

    REVENUE. Revenue increased from $296,000 for the six months ended June 30, 1999 to $14.4 million for the six months ended June 30, 2000. This increase was primarily attributable to the commencement of volume sales of Apollo and SAM products principally in the second half of 1999. For the six months ended
June 30, 2000, our Apollo Two products accounted for 83.0% of our revenue.

    COST OF REVENUE. Cost of revenue increased from $716,000 for the six months ended June 30, 1999 to $8.5 million for the six months ended June 30, 2000. This increase was primarily attributable to the commencement of volume sales of Apollo Two and SAM products in the second half of 1999. As a percentage of revenue, cost of revenue decreased from 242% for the six months ended June 30, 1999 to 59% for the six months ended June 30, 2000, primarily due to the lower impact of fixed license fee amortization over a larger revenue base. License fee amortization was $607,000 and $857,000 for the six months ended June 30, 1999 and 2000.

    RESEARCH AND DEVELOPMENT. Research and development expenses, exclusive of stock-based compensation expense, increased 50% from $4.0 million for the six months ended June 30, 1999 to $6.0 million for the six months ended June 30, 2000. The increase is primarily attributable to increases in compensation levels and payroll-related expenses associated with additional personnel. Amortization of deferred stock-based compensation related to research and development amounted to $53,000 and $2.8 million for the six months ended June 30, 1999 and 2000.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of compensation and personnel-related expenses, commissions paid to distributors, advertising, trade show and public relations expenses. Exclusive of stock-based compensation, sales and marketing expenses increased 99% from $1.4 million for the six months ended June 30, 1999 to $2.7 million for the six months ended
June 30, 2000. This increase was primarily attributable to increased compensation expense and sales commissions which are determined as a percentage of revenue. Amortization of deferred stock-based compensation related to sales and marketing activities amounted to $45,000 and $1.6 million for the six months ended June 30, 1999 and 2000.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses, exclusive of stock-based compensation expense, increased 2% from $1.6 million for the six months ended June 30, 1999 to $1.7 million for the six months ended June 30, 2000. This increase was primarily attributable to increased personnel and higher compensation levels. Amortization of deferred stock-based compensation related to general and administrative activities amounted to $44,000 and $3.5 million for the six months ended June 30, 1999 and 2000.

    AMORTIZATION OF DEFERRED STOCK-BASED COMPENSATION. Amortization of deferred stock-based compensation increased 5,494% percent from $142,000 for the six months ended June 30, 1999 to $7.9 million for the six months ended June 30, 2000. This increase was primarily attributable to options granted to new and existing employees.

    INTEREST AND OTHER INCOME, NET. Interest and other income, net increased 228% from $276,000 for the six months ended June 30, 1999 to $906,000 for the six months ended June 30, 2000. The increase was primarily attributable to increased interest income earned on a higher average cash balance and higher prevailing interest rates.

    NET LOSS. Net loss increased 58% from $7.3 million for the six months ended June 30, 1999 to $11.5 million for the six months ended June 30, 2000. This increase was primarily attributable to higher gross profit, offset by increased operating expenses.

    YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    REVENUE. Revenue increased from zero in 1998 to $3.1 million in 1999. This increase was primarily attributable to the commencement of sales of our production designs and ADSL development tool during the first half of 1999 and the commencement of volume sales of our Apollo and SAM products during the second half of 1999. For the year ended 1999, our Apollo Two products accounted for 80.8% of our revenue, and production designs and development tools accounted for approximately 19.0%.

    COST OF REVENUE. Cost of revenue increased from zero in 1998 to $2.8 million in 1999. This increase was primarily attributable to the commencement of sales of our production designs and ADSL development tool and our Apollo and SAM products. Adding further to the increase was the amortization of our technology licensing fee from Alcatel. License fee amortization was $1.2 million and zero in 1999 and 1998.

    RESEARCH AND DEVELOPMENT. Research and development expenses, exclusive of stock-based compensation expenses, increased 36% from $6.2 million in 1998 to $8.5 million in 1999. The increase is primarily attributable to increases in compensation levels and payroll related expenses associated with additional personnel. Amortization of deferred stock-based compensation related to research and development amounted to $58,000 and $97,000 in 1998 and 1999.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of compensation and personnel-related expenses, commissions paid to distributors, advertising, trade show and public relations expenses. Exclusive of stock-based compensation, sales and marketing expenses, increased 185% from $1.7 million in 1998 to $3.2 million in 1999. This increase was primarily attributable to increased compensation expenses and accrued sales commissions, which are determined as a percentage of revenue. Amortization of deferred stock-based compensation related to sales and marketing activities amounted to $57,000 and $86,000 in 1998 and 1999.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses, exclusive of stock-based compensation expense, increased 20% from $2.6 million in 1998 to $3.1 million in 1999. This increase was attributable to increased compensation levels and an increase in payroll related expenses associated with additional personnel. Amortization of deferred stock-based compensation related to general and administrative activities amounted to $111,000 and $81,000 in 1998 and 1999.

    AMORTIZATION OF DEFERRED STOCK-BASED COMPENSATION. Amortization of deferred stock-based compensation increased 17% percent from $226,000 in 1998 to $264,000 in 1999. This increase was primarily attributable to options granted to new and existing employees.

    INTEREST AND OTHER INCOME, NET. Interest and other income, net increased 25% from $856,000 in 1998 to $1.1 million in 1999. This increase was primarily attributable to a non-operating gain of $182,000.

    NET LOSS. Net loss increased 47% from $9.3 million in 1998 to $13.7 million in 1999. This increase was primarily attributable to higher operating expenses.

    YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUE. Revenue from continuing operations was zero in both 1997 and 1998. In late 1997, we sold our personal computer-related operations, which related to the design and sale of peripheral input/ output and mixed signal integrated circuits for personal computers. These operations have been treated as discontinued. During 1998, we focused on the development of our ADSL products, which we began in early 1997.

    COST OF REVENUE. Cost of revenue from continuing operations was zero in both 1997 and 1998.

    RESEARCH AND DEVELOPMENT. Research and development expenses, exclusive of stock-based compensation expense, for continuing operations increased 466% from $1.1 million in 1997 to $6.2 million in 1998. The increase is primarily attributable to increases in compensation levels and payroll related expenses associated with additional personnel. Amortization of deferred stock-based compensation related to research and development amounted to $10,000 and $58,000 in 1997 and 1998.

    SALES AND MARKETING. Sales and marketing expenses, exclusive of stock-based compensation expense, for continuing operations increased from zero in 1997 to $1.1 million in 1998. This increase was primarily attributable to the commencement of our initial marketing activities of ADSL products. Amortization of deferred stock-based compensation related to sales and marketing activities amounted to zero and $57,000 in 1997 and 1998.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses, exclusive of stock-based compensation expense, for continuing operations increased 173% from $943,000 in 1997 to $2.6 million in 1998. This increase was primarily attributable to an increased investment in our support infrastructure. Amortization of deferred stock-based compensation related to general and administrative activities amounted to $23,000 and $111,000 in 1997 and 1998.

    AMORTIZATION OF DEFERRED STOCK-BASED COMPENSATION. Amortization of deferred stock-based compensation for continuing operations increased 585% percent from $33,000 in 1997 to $226,000 in 1998. This increase was primarily attributable to options granted to new and existing employees.

    INTEREST AND OTHER INCOME, NET. Interest and other income was essentially unchanged at $809,000 in 1997 and $856,000 in 1998.

    NET LOSS. Loss from continuing operations increased 633% from $1.3 million in 1997 to $9.3 million in 1998. This increase was primarily attributable to the increase in operating expenses.

QUARTERLY RESULTS OF OPERATIONS

    Our quarterly results of operations fluctuate from period to period depending on factors such as the timing of significant expenditures for research and development, the timing of large marketing expenditures such as trade shows, the success of our sales efforts and the timing of significant orders for our products. We believe that you should not rely upon period-to-period comparisons of our financial results to predict future results. We may experience significant fluctuations in period-to-period operating results.

    The following table presents certain quarterly financial information derived from our statements of operations and such data as a percentage of revenue for the five quarters ended June 30, 2000. This data has been derived from unaudited financial statements. In our opinion, these statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with our annual audited financial statements and related notes appearing elsewhere in this prospectus. These operating results are not necessarily indicative of results of any future period.

                                                                    THREE MONTHS ENDED
                                              --------------------------------------------------------------
                                              JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                                1999         1999            1999         2000        2000
                                              --------   -------------   ------------   ---------   --------
                                                                      (IN THOUSANDS)
RESULTS OF OPERATIONS:
Revenue.....................................  $   213       $   499         $ 2,258      $ 4,115    $10,286
Cost of revenue.............................     (384)         (632)         (1,463)      (2,750)    (5,781)
                                              -------       -------         -------      -------    -------
Gross profit (loss).........................     (171)         (133)            795        1,365      4,505
                                              -------       -------         -------      -------    -------

Operating expenses:
  Research and development (exclusive of
    stock-based compensation expense of $25,
    $22, $23, $157 and $2,676)..............    1,993         1,883           2,613        2,641      3,306
  Sales and marketing (exclusive of
    stock-based compensation expense of $22,
    $19, $22, $346 and $1,256)..............      770           696           1,139        1,138      1,607
  General and administrative (exclusive of
    stock-based compensation expense of $20,
    $13, $23, $259 and $3,191)..............      902           526             927          983        690
  Amortization of deferred stock-based
    compensation............................       67            54              68          762      7,123
                                              -------       -------         -------      -------    -------
    Total operating expenses................    3,732         3,159           4,747        5,524     12,726
                                              -------       -------         -------      -------    -------

Operating loss..............................   (3,903)       (3,292)         (3,952)      (4,159)    (8,221)
Interest and other income, net..............      122           137             656          464        442
                                              -------       -------         -------      -------    -------
Net loss....................................  $(3,781)      $(3,155)        $(3,296)     $(3,695)   $(7,779)
                                              =======       =======         =======      =======    =======

                                                                     THREE MONTHS ENDED
                                               --------------------------------------------------------------
                                               JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                                 1999         1999            1999         2000        2000
                                               --------   -------------   ------------   ---------   --------
AS A PERCENTAGE OF REVENUE:
Revenue......................................      100%        100%            100%         100%       100%
Cost of revenue..............................     (150)       (127)            (65)         (67)       (56)
                                                ------        ----            ----         ----        ---
Gross profit (loss)..........................      (80)        (27)             35           33         44
                                                ------        ----            ----         ----        ---

Operating expenses:
  Research and development...................      936         378             116           63         32
  Sales and marketing........................      362         139              50           28         16
  General and administrative.................      423         105              41           24          7
  Amortization of deferred stock-based
    compensation.............................       31          11               3           19         69
                                                ------        ----            ----         ----        ---
    Total operating expenses.................    1,752         633             210          134        124
                                                ------        ----            ----         ----        ---

Operating loss...............................   (1,832)       (660)           (175)        (101)       (80)
Interest and other income, net...............       57          27              29           11          4
                                                ------        ----            ----         ----        ---
Net loss.....................................   (1,775)%      (633)%          (146)%        (90)%      (76)%
                                                ======        ====            ====         ====        ===

    We commenced ADSL product shipments in the first quarter of 1999. Volume shipments commenced in the third quarter of 1999 and grew significantly in the fourth quarter of 1999 and the first quarter of 2000 as we shipped additional orders to our initial customers and added new accounts.

    Cost of revenue in the first, second and third quarters of 1999 reflects the early stage of our revenue ramp. Because a portion of our cost of revenue is fixed and allocated over a relatively small amount of revenue, our gross profit was negative in these quarters. The fixed portion of our costs consists primarily of amortization of license fees and, less significantly, manufacturing overhead costs. As our sales revenue increases, we expect the impact of these fixed costs to decline, resulting in a decline of cost of revenue as a percentage of revenue.

    Operating expenses remained relatively stable in the first three quarters of 1999, then increased in the fourth quarter of 1999 and the first quarter of 2000 as we added new employees, incurred sales commissions as our revenue continued to ramp, accelerated our research and development expenditures and increased our compensation levels to attract and retain qualified employees.

LIQUIDITY AND CAPITAL RESOURCES

    We have financed our operations and working capital requirements through the sale of common and preferred stock. We have also received additional funds from the exercise of stock options through the six months ended June 30, 2000.

    Cash and cash equivalents increased 167% from $14.4 million as of December 31, 1998 to $38.5 million as of December 31, 1999. This was primarily due to the sale of $40.0 million of Series B convertible preferred stock in November 1999. Cash and cash equivalents decreased 11% from $38.5 million as of December 31, 1999 to $34.3 million as of June 30, 2000 primarily due to purchases of fixed assets and use of cash in operations.

    Cash used for continuing operations increased 72% from $7.7 million in the year ended 1998 to $13.3 million in the year ended 1999. This was primarily due to the net impact of increases in accounts receivable, inventory, prepayments and accounts payable as our business ramped up. Cash used for continuing operations decreased 69% from $5.7 million for the six months ended June 30, 1999 to $1.7 million for the six months ended June 30, 2000. This was primarily due to the increase in cash received from sales.

    Cash generated from financing activities increased from $5.2 million in 1998 to $40.3 million in 1999. This was primarily due to the sale of $40.0 million of Series B preferred stock in 1999 compared to the sale of $5.0 million of Series A preferred stock in 1998. Cash generated from financing activities increased from $36,000 for the six months ended June 30, 1999 to $775,000 for the six months ended June 30, 2000, representing the exercise of stock options, offset by payments of capital lease obligations.

    As of June 30, 2000, we had recorded liabilities for licenses and capital leases in the amount of $7.0 million. In addition, we have commitments to pay various royalties to providers of intellectual property based on our future sales. While not yet committed, because our head office lease will expire as of December 31, 2000, we anticipate significantly higher lease payments on new head office space beginning on November 1, 2000, resulting in overlapping lease payments in November and December of 2000 while we conduct leasehold improvements on our new space.

    We intend to use the net proceeds of this offering primarily for working capital and general corporate purposes, including expenditures for research and development of new products and sales and marketing efforts. In addition, we may use a portion of the net proceeds of this offering to acquire complementary products, technologies or businesses. We believe that the net proceeds from this offering, together with our current cash, cash equivalents and short term investments will be sufficient to finance our working capital and capital expenditures for the next 12 months. Our management intends to invest any cash in excess of current operating requirements in short-term, interest-bearing investment-grade securities. Our future capital requirements will depend upon many factors, including management of working capital, the timing of research and product development efforts and the expansion of our marketing and distribution efforts.

    If the proceeds of this offering and the concurrent private placement, together with our existing cash balances and cash flows expected from future operations, are not sufficient to meet our liquidity needs, we will need to raise additional funds. If adequate funds are not available on acceptable terms or at all, we may not be able to take advantage of market opportunities, develop or enhance new products, pursue acquisitions that would complement our existing product offerings or enhance our technical capabilities, execute our business plan or otherwise respond to competitive pressures. The issuance of additional equity securities may dilute our existing stockholders.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    The primary objective of our investment activities is to preserve principal while concurrently maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we may invest in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the current value of the principal amount of our investment will decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities and certificates of deposit. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate. As of December 31, 1999, all of our investments were in money market funds, bank checking or savings accounts, or bank certificates of deposit. A hypothetical 100 basis point increase in interest rates would result in no decrease in the fair value of our available-for-sale securities as of December 31, 1999.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The statement is effective for fiscal years beginning after June 15, 2000. We will adopt the standard no later than the first quarter of fiscal year 2001 and management does not expect a material impact on our financial statements.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This Statement of Position provides guidance on accounting for certain costs in connection with obtaining or developing computer software for internal use and requires that entities capitalize such costs once certain criteria are met. We adopted this Statement of Position 98-1 as of January 1, 1999. The adoption of this Statement of Position did not have a material effect on our financial position or results of operations.

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This Statement of Position requires that entities expense start-up costs and organization costs as they are incurred. We adopted this Statement of Position 98-5 as of January 1, 1999. The adoption of this Statement of Position did not have a material effect on our financial position or results of operations.

    In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in financial statements under certain circumstances. We adopted the provisions of Staff Accounting Bulletin 101 in these financial statements for all periods presented.

    In March 2000, the Financial Accounting Standards Board issued Financial Accounting Standards Board Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion
No. 25." Financial Accounting Standards Board Interpretation 44 clarifies, among other issues:

    - the definition of employee for purposes of applying APB Opinion No. 25,

    - the criteria for determining whether a plan qualifies as a non compensatory plan,

    - the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and

    - the accounting for an exchange of stock compensation awards in a business combination.

    Financial Accounting Standards Board Interpretation 44 is effective July 1, 2000. We do not expect the adoption of Financial Accounting Standards Board Interpretation 44 to have a material effect on our financial position or results of operations.

                                    BUSINESS

INTRODUCTION

    We provide integrated circuit and software products to the broadband access communications equipment industry. Our products include integrated circuits, software, production designs and test systems that enable communications equipment manufacturers to provide high-speed, cost-effective asymmetrical digital subscriber line, or ADSL, equipment to communications service providers and their customers. ADSL technology permits data transmission over copper telephone lines. Our production designs are complete sets of instructions describing how to build an ADSL modem with our integrated circuits and software. We sell our products to manufacturers of both customer premises equipment and service providers' central office equipment. Our products are standards compliant, multiple vendor equipment compatible, reliable, expandable and flexible. They also provide for rapid time-to-market and ease of installation and use. These products are designed to enhance the delivery of applications such as high-speed Internet access, electronic commerce, video-on-demand, on-line gaming, telecommuting and remote access.

    We have a limited operating history, and we are not profitable. We expect to continue to incur net losses for the foreseeable future. In addition, our revenue has been and will continue to be derived from a limited number of products and from a limited number of customers.

INDUSTRY OVERVIEW

    LARGE AND GROWING MARKET FOR BROADBAND COMMUNICATION CREATES ACCESS
     BOTTLENECK

    The Internet has emerged as a widespread commerce, communications and entertainment medium for consumers and businesses. Dataquest estimates the percentage of Internet households in North America will grow from 20 percent of total households in 1998 to more than 40 percent by 2003. On a worldwide basis, Dataquest estimates that the percentage of Internet households will grow from 2 percent of total households to almost 10 percent during the same period. The volume of data transmitted across the Internet is growing with the increase in both the amount and complexity of bandwidth-intensive applications and content such as website graphics and multimedia video and audio. In addition, the rise in the frequency and duration of Internet connections has compounded the growth of Internet traffic. As a result, consumers and businesses increasingly seek high-speed, always-connected and cost-effective access to the Internet.

    Communication technologies continue to evolve rapidly to meet this growing demand for broadband Internet access. Today, users primarily access the Internet with an analog modem that establishes a connection through a single copper telephone line with the telecommunication service provider's central office. The 56 kilobits per second, or Kbps, transmission speed of analog modems is inadequate for accessing content-rich websites and has created what is referred to as the last mile bottleneck.

    Several technologies have been developed to alleviate the last mile bottleneck. Many of these, however, suffer from limitations. An integrated services digital network connection has a maximum transmission speed of 128 Kbps, is subject to a per use charge and cannot support simultaneous data and analog voice traffic over a single copper telephone line. Cable modem networks are a shared environment and are subject to reduced bandwidth per user as the number of users increases. Broadband wireless systems have been deployed on a limited basis and are currently expensive, subject to several regulatory requirements and limited by geography and distance. Satellite communications systems are expensive to deploy and maintain and require an additional telephone line to support two-way communication. High-capacity telephone lines can be installed to provide a high-speed last mile connection, but their high cost and limited availability have restricted their deployment primarily to large businesses and organizations.

    EMERGENCE OF DIGITAL SUBSCRIBER LINE TECHNOLOGY

    Digital subscriber line technology has rapidly emerged as a reliable, easily deployed and inexpensive broadband access solution for residential and business customers. Digital subscriber line bandwidth can be priced to meet the needs of individual customers. Data over a digital subscriber line is transmitted over existing copper telephone lines making broadband networking across existing last mile infrastructure for a large number of subscribers practical. In a digital subscriber line installation, equipment is deployed at each end of the existing telephone wire enabling broadband transmission. Digital subscriber line technology provides a dedicated telephone connection between the service provider's central office and the customer's premises equipment. As a result, service does not degrade as the number of users increases. The rapid growth in the deployment of digital subscriber line services may be attributed to an overall increase in demand for broadband Internet services as well as an increase in competition among service providers.

    Digital subscriber line technologies currently include high bit rate digital subscriber line; integrated digital subscriber line; symmetrical digital subscriber line; very high bit rate digital subscriber line; and asymmetrical digital subscriber line, or ADSL. High bit rate digital subscriber line is expensive to deploy, does not support analog voice traffic and provides symmetrical service best used within a business campus environment. Integrated digital subscriber line provides simultaneous two-way throughput at speeds of only 144 Kbps and does not support analog voice traffic. Symmetrical digital subscriber line supports a maximum data transmission rate of 768 Kbps downstream, or from the central office to the customer's premises, and upstream, or from the customer's premises to the central office. However, symmetrical digital subscriber line cannot simultaneously carry data and analog voice traffic over a single copper telephone line. As a result, symmetrical digital subscriber line has been deployed primarily to businesses because they are more likely to have multiple telephone lines. Very high bit rate digital subscriber line can deliver data at a maximum transmission rate of up to 52 Mbps. Deployment of very high bit rate digital subscriber line has been limited because its maximum effective distance of approximately 4,500 feet.

    ADSL technology permits the simultaneous transmission of data and analog voice traffic over a single copper telephone line and supports a data transmission speed that is dependent upon the direction of data traffic and distance from the service provider's central office. ADSL was originally designed for the transmission of video and, as such, provides greater transmission rates downstream than upstream. ADSL supports data transmission rates of up to 8 Mbps downstream and up to 1 Mbps upstream and supports connections at distances of up to 18,000 feet. This downstream transmission speed of 8 Mbps is over one hundred times faster than the maximum transmission speed available through an analog modem. We believe that the majority of Internet users today have greater downstream capacity requirements than upstream capacity requirements, and therefore ADSL technology would be highly effective in matching communication system capabilities with Internet usage patterns.

    Dataquest estimates that worldwide central office ADSL port shipments will increase from 2.9 million in 1999 to 8.5 million in 2003. In addition, Dataquest estimates that worldwide customer premises equipment shipments will increase from 1.6 million in 1999 to 11.1 million in 2003. Growth in worldwide ADSL deployment is due to a number of factors. For example, in Singapore, service providers have deployed ADSL technologies primarily because they seek high downstream capacity to provide bandwidth-intensive video and full-length movies to their customers. In South Korea, ADSL deployment has grown in part as a result of a government initiative to rapidly expand affordable broadband access to homes and businesses. In the United States and other countries, the overall increase in demand for bandwidth-intensive Internet services as well as the intense competition among service providers to offer differentiated broadband services in an affordable manner has lead to growth in ADSL deployment.

    Because the deployment of ADSL service has occurred only recently, ADSL does suffer from the following limitations:

    - ADSL service is not available in all locations due to the lack or insufficiency of equipment in the customer's local central office, or the distance from the local central office to the customer's location;

    - some equipment providers' products are not compatible;

    - not all telephone lines within ADSL service areas are yet qualified to support ADSL;

    - shortage of telecommunications service provider installers can cause delays in meeting subscriber demand for new service; and

    - limitations in the capacity of the telecommunications infrastructure can sometimes prevent ADSL connections from transmitting data at committed rates, if at all.

    REQUIREMENTS OF ADSL EQUIPMENT

    ADSL equipment is located at both ends of the copper telephone line and consists of central office ADSL equipment and modems, gateways and routers at the customer premises. Gateways translate data into different communications standards. Routers direct data within the network. ADSL equipment manufacturers require components such as integrated circuits and software that comply with industry standards and compatible with other vendors' equipment. Beyond these fundamental requirements, these manufacturers seek to differentiate themselves from competitors by incorporating integrated circuit and software solutions that are:

    - expandable and flexible;

    - cost-effective;

    - reliable and high-performance; and

    - easy to install and use.

    While communications equipment manufacturers can combine integrated circuit and software products from multiple sources, we believe that they generally prefer system-level solutions that are easy to integrate and require minimal testing and qualification. A system-level solution can streamline the component and software selection process, reduce development time, assist in production testing and facilitate end-user installation. We believe that system-level solutions are becoming increasingly important to ADSL equipment manufacturers as product life cycles shorten, standards evolve, competition increases and the demand for broadband access grows.

THE ITEX SOLUTION

    We offer two families of ADSL customer premises and central office equipment products: Apollo integrated circuits with software, and SAM integrated circuits with software. Our software includes programs that enable the basic function of our integrated circuits and reference designs, and that provide access to the Internet, permitting equipment utilizing our solutions to communicate with telecommunication service providers' central office equipment.

    Our production designs and ADSL development and test tool facilitate our customers' rapid product development. We believe our intellectual property portfolio and system-level expertise have enabled us to develop a compelling product roadmap of ADSL broadband access solutions for residential and business markets. Key benefits of our solution include:

    STANDARDS COMPLIANCE AND COMPATIBILITY. Our integrated circuit and software solutions are compliant with international standards. In addition, our production designs are compatible with the equipment of all the major manufacturers including Alcatel Bell N.V., Cisco Systems, Inc. and Nokia Corp.

    EXPANDABLE AND FLEXIBLE. Our SAM integrated circuit and software solution provides a expandability to the ADSL equipment market. Our SAM products incorporate software programmable integrated circuits, allowing rapid development of new products and functionality by equipment manufacturers based upon software upgrades. We believe our SAM products could offer equipment manufacturers the flexibility necessary to migrate to other broadband digital subscriber line access equipment markets, such as very high bit rate digital subscriber line, as demands or industry standards evolve.

    ENABLE RAPID TIME-TO-MARKET. Our customers sell their equipment to service providers doing business in a highly competitive industry, with rapid product innovation and short product life cycles. Because our production designs are standards-compliant and compatible with a broad variety of ADSL equipment, equipment providers can integrate our products into their systems rapidly. In addition, our system-level solution reduces the equipment manufacturers' need to select and integrate products from multiple vendors.

    HIGH PERFORMANCE AND RELIABILITY. Service providers require that equipment enable them to provide high-performance, reliable and uninterrupted service. Our high-performance production designs have been demonstrated to allow increased data rates over long distances and maintain reliable connections even under conditions of relatively high copper telephone line interference.

    EASE OF INSTALLATION, USE AND UPGRADE. Service providers prefer equipment that is easy to install and use and that supports easy upgrades of service that will encourage rapid adoption of new services as they become available. Our Apollo and SAM solutions are designed to facilitate easy installation, operation and upgrading of ADSL customer premises equipment.

THE ITEX STRATEGY

    Our objective is to be a leading provider of integrated circuit and software solutions for equipment manufacturers addressing the broadband access market. Key elements of our strategy for achieving this objective include:

    LEVERAGE OUR TECHNOLOGY STRENGTHS. We have invested significant resources to develop our technology strengths in integrated circuit design, system design, digital signal processing algorithms and software. We license additional technology from Alcatel and continue to develop functionality and software support for use by ADSL equipment manufacturers. We are also devoting substantial resources toward the enhancement of our proprietary SAM technology. This technology, which was originally designed for the personal computer market, is now being adapted for advanced multi-port central office applications.

    ENABLE THE RAPID ADOPTION OF ADSL TECHNOLOGY. We believe that ease of use, compatibility and reduced cost of ownership to service providers will be critical to the continued adoption of ADSL. We intend to continue developing production designs that enable communications equipment manufacturers to enter the market and reduce the time-to-market of their products. We believe that providing production designs to these manufacturers will enable service providers to deploy ADSL services rapidly.

    STRENGTHEN AND EXPAND OUR RELATIONSHIPS WITH KEY CUSTOMERS AND
SUPPLIERS. We have established customer and supplier relationships with a number of market and technology leaders within the broadband access market. We believe that close relationships with our customers enable us to align our product development with the requirements of equipment manufacturers. For example, we have entered into a technology and supply agreement with Alcatel Bell N.V. and are jointly developing and marketing customer premises equipment with NEC Corporation. In addition, we believe that maintaining close relationships with service providers is critical to the future acceptance of our technology. We also believe that supplier relationships are critical to the long-term success of companies in our industry. Accordingly, we have executed a term sheet regarding cooperation on technology enhancements with United Microelectronics Corporation. We have also executed a term sheet with United Microelectronics Corporation stating that it guarantees us minimum production capacity through 2003 provided that we use United Microelectronics Corporation to manufacture substantially all of our integrated circuits. We intend to strengthen our existing relationships over time and establish new relationships with equipment manufacturers, service providers and manufacturing partners.

    FURTHER PENETRATE WORLDWIDE MARKETS FOR OUR PRODUCTS. We currently offer our products to communications equipment manufacturers that serve a number of key geographic markets, including countries that are early ADSL market adopters such as South Korea, Singapore and Taiwan. We have also begun to develop relationships with leading communications equipment manufacturers in other regions including North America and Europe. We intend to continue devoting substantial resources toward penetrating each of these markets and developing relationships with the leading ADSL equipment manufacturers in each market.

    TARGET OTHER HIGH-GROWTH BROADBAND ACCESS MARKET OPPORTUNITIES. We intend to focus on high-growth broadband access markets that will enable us to leverage our current technological strengths. For example, we are developing technologies to address the future needs of central office equipments, small office and home office networks and other variants of digital subscriber line technology. We will continue to monitor trends in the broadband access markets and will devote resources toward product development in segments that we believe will experience rapid growth.

    BUILD UPON OUR CORE STRENGTHS THROUGH STRATEGIC INVESTMENTS. We intend to enhance our technological capabilities and capacity for growth by pursuing investment opportunities. This strategy would augment our existing products with complementary technologies and enhance the breadth and depth of our engineering talent. These investments would also help us to access key customers and market segments that we do not currently address with our existing solutions.

PRODUCTS

    We deliver integrated circuit and software products that enable rapid deployment of ADSL equipment. Our production designs are compatible with equipment offered by our customers and other vendors. Our integrated circuit and software products enable transmission speeds of up to 8 Mbps downstream and up to 1 Mbps upstream. Our products are comprised of highly integrated circuits; software for most Microsoft Windows operating systems and wide area network protocol support; production designs; and ADSL test equipment and software. Our production designs are complete sets of instructions describing how to build an ADSL modem with our integrated circuits and software.

    We offer two families of customer premises and central office equipment products: Apollo integrated circuits with software, and SAM integrated circuits with software. Each of our products consists of a combination of integrated circuits. The first integrated circuit, used in both of our product families, receives and transmits ADSL signals across copper telephone lines. Our second integrated circuit relies upon embedded digital signal processing to process the digitized ADSL signal. In contrast, our SAM family uses an optimized application specific integrated circuit and software-based algorithms to process the digitized ADSL signal.

    APOLLO FAMILY

    Our Apollo family includes two integrated circuit and software products, Apollo One and Apollo Two, and we are developing three additional products. The Apollo One and Apollo Two products are compliant with all current ADSL standards and are compatible with all major equipment vendor products. We promote market acceptance of our Apollo products in customer premises equipment with our production designs.

                                 APOLLO FAMILY

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
            PRODUCTS                          APPLICATIONS                INTRODUCTION DATE
--------------------------------------------------------------------------------------------
 CURRENT
--------------------------------------------------------------------------------------------
           APOLLO ONE             - Central office ADSL access           3rd quarter 1999
                                    equipment
                                  - External modems
                                  - Gateways
                                  - Routers
--------------------------------------------------------------------------------------------
           APOLLO TWO             - Communications hardware for          3rd quarter 1999
                                    personal computers
--------------------------------------------------------------------------------------------
 FUTURE
--------------------------------------------------------------------------------------------
          APOLLO THREE            - Communications hardware for          3rd quarter 2000*
                                    personal computers
--------------------------------------------------------------------------------------------
          APOLLO FOUR             - Communications hardware for          4th quarter 2000*
                                    personal computers
--------------------------------------------------------------------------------------------
          APOLLO FIVE             - External modems                      1st half 2001*
                                  - Gateways
                                  - Routers
--------------------------------------------------------------------------------------------

*   Anticipated introduction date.

    APOLLO ONE. The Apollo One is our integrated circuit and software product for central office ADSL equipment and stand-alone customer premises equipment markets. Stand-alone customer premises equipment includes external modems, gateways and routers. Gateways translate data into different communications standards. Routers are devices that direct network data. The Apollo One incorporates two integrated circuits. The first integrated circuit receives and transmits ADSL signals with a demonstrated copper telephone line reach of up to 20,000 feet. The integrated circuit that receives and transmits ADSL signals also provides the ability to extract the ADSL signal under poor telephone line conditions and consolidates several functional blocks commonly found in discrete components in other ADSL designs. The second integrated circuit of our Apollo One incorporates digital signal processing and other functions. Because this digital processing occurs in a single integrated circuit, our Apollo One product requires minimal processing from the host equipment's microprocessor. We supply a software application programming interface to more easily allow the customer to write additional differentiated software to run on top of that provided with the Apollo product. In addition, we are jointly developing a production design with NEC Corporation to promote the deployment of the Apollo One into external modem, gateway and router markets.

    APOLLO TWO. Apollo Two is our integrated circuit and software products for the personal computer communications hardware market. This product incorporates the two Apollo One integrated circuits and an interface integrated circuit which enables a lower cost product to be produced. In addition, we offer a production design and complete software running under most Microsoft Windows operating systems. We also supply software interfaces that manage Microsoft Windows support for wide area network access.

    FUTURE APOLLO PRODUCTS. In the future, we intend to offer Apollo products with lower costs, higher integration and expanded capabilities. We intend to introduce the Apollo Three in the third quarter of 2000. The Apollo Three will provide a greater level of component integration resulting in a smaller integrated circuit size at a significantly reduced cost compared to the Apollo Two. The Apollo Three combines the integrated digital circuits of the Apollo Two into one integrated digital circuit, and includes a new integrated circuit that integrates additional external components. The Apollo Four is based on the Apollo Three and will be introduced in the second half of 2000. The Apollo Four will feature an enhanced integrated circuit that receives and transmits ADSL signals over copper telephone lines capable of supporting ADSL service over existing integrated services digital network infrastructure. In the first half of 2001, we expect to introduce the Apollo Five which will feature an integrated circuit that incorporates a microprocessor and data interfaces for local area networks and personal computers. Our Apollo Five will be targeted at the customer premises equipment market, including ADSL external modems, gateways and routers.

    SAM FAMILY

    Our SAM product family includes two integrated circuit and software products, SAM One and SAM One Full Rate, which were specifically developed for the sub $1,000 personal computer and Internet access device markets. We are currently developing two additional products. SAM is our proprietary ADSL product that consists of an optimized partitioning of integrated circuitry and software-based digital signal processing, offering efficient, low-cost and low power consuming integrated circuit and software products. Our SAM One products are compliant with all current ADSL standards and are compatible with major equipment vendor products.

                                   SAM FAMILY

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
            PRODUCTS                          APPLICATIONS                INTRODUCTION DATE
--------------------------------------------------------------------------------------------
 CURRENT
--------------------------------------------------------------------------------------------
            SAM ONE               - Motherboards for personal computers  4th quarter 1999
                                  - Communications hardware for
                                    personal computers
                                  - Internet access devices
--------------------------------------------------------------------------------------------
       SAM ONE FULL RATE          - Motherboards for personal computers  2nd quarter 2000
                                  - Communications hardware for
                                    personal computers
                                  - Internet access devices
--------------------------------------------------------------------------------------------
 FUTURE
--------------------------------------------------------------------------------------------
       UNIVERSAL SAM ONE          - Motherboards for personal computers  4th quarter 2000*
                                  - Communications hardware for
                                    personal computers
                                  - Internet access devices
--------------------------------------------------------------------------------------------
            SAM TWO               - Central office ADSL access           1st half 2001*
                                    equipment
                                  - Multi-dwelling unit ADSL access
                                    equipment
                                  - High-end routers and bridge
                                    external modems

--------------------------------------------------------------------------------------------

*   Anticipated introduction date.

    SAM ONE. SAM One uses the personal computer host microprocessor and memory to manage the digital signal processing of the incoming and outgoing ADSL signals rather than incorporating a digital signal processor within our integrated circuit. SAM One is a fully-programmable solution targeted at both the sub $1,000 personal computer and Internet access device markets.

    SAM One consists of two integrated circuits. The first integrated circuit incorporates programmable features allowing this integrated circuit to receive and transmit ADSL signals with a demonstrated copper telephone line reach from the central office to the customer's premises up to 20,000 feet. In addition, SAM One provides the ability to extract the ADSL signal under poor line conditions and consolidates several discrete components in other ADSL designs. The second integrated circuit is a low-cost design capable of handling most of the computationally intensive ADSL functions while reducing integrated circuit size and power dissipation. SAM software running on the personal computer host microprocessor includes digital signal processing algorithms necessary to process the ADSL data. We offer a production design incorporating this product that is a robust, field-proven and cost-effective solution to the end user.

    Our SAM One product includes a broad set of software support for Microsoft Windows 98, 98se, NT4.0 and 2000. This support handles the interface from Microsoft Windows to personal computer communications hardware or motherboards equipped with our SAM One. Additional software manages the Windows support for wide area network access. Our SAM One host-based software product allows flexible programming.

    SAM ONE FULL RATE. In May 2000, we introduced SAM One Full Rate, which consists of our SAM One product with a software upgrade that allows full rate ADSL transmission speeds of up to 8 Mbps downstream and 768 Kbps upstream. Our SAM One Full Rate, like our SAM One, includes a complete set of software support for the Windows 98, 98se, NT4.0 and 2000 operating systems. The SAM One Full Rate host-based software product supports automatic configuration allowing connection to central office ADSL equipment set to any of the ADSL standards.

    FUTURE SAM PRODUCTS. In the future, we intend to offer software upgrades to our SAM products as well as a new generation of SAM products that incorporate our proprietary technology for new market segments. In the fourth quarter of 2000, we intend to introduce our Universal SAM One. It consists of a software upgrade for the SAM One and will be compatible with all international integrated services digital network transmission standards. In the first half of 2001, we plan to introduce SAM Two, the next generation of our proprietary SAM-based products. SAM Two will feature multi-port capability targeting central office and small capacity central office ADSL equipment. In addition, SAM Two will support stand-alone high-end routers and gateways. Our SAM Two digital integrated circuit is based on our field-proven SAM One architecture, which minimizes integrated circuit size and power consumption and incorporates our proprietary signal processing algorithms. The SAM Two will offer high port density, low cost and power utilization. It will also support voice over ADSL.

    PRODUCTION DESIGNS, TEST EQUIPMENT AND SOFTWARE. We provide production designs to our customers to facilitate the development of their customer premises equipment using our products. These production designs provide complete solutions that include detailed printed circuit board layout, component selection and testing procedures, production software and wide area network access software, easy installation of software and user guides. These production designs enable our customers to quickly market a complete ADSL modem with demonstrated compatibility, low cost design, high performance and compatibility with the major Windows operating systems. We also provide software interfaces that enable the customer to customize their product by adding system-level functionality.

    Our development tools enable our customers to achieve faster time-to-market through laboratory evaluation and initial production testing of their designs as well as the ability to conduct system diagnostics and performance reporting capabilities. The development tool simulates a real-world ADSL environment including the central office ADSL equipment. Our development tool includes a complete central office ADSL transmission unit, test set-up and all of the necessary software and diagnostic tools for our customers to diagnose and test products developed with our integrated circuits.

TECHNOLOGY

    We believe that we have a competitive advantage in several key technology areas: expandable modem products; software; communication and digital signal processing algorithms; integrated circuit design for electronic signals in multiple formats; analog and hardware system design capability; and wide area network and local area network knowledge. Together, these capabilities have helped enable us to provide system-level products to our customers that are fully compliant with international communications standards and are compatible with a broad range of ADSL equipment, and which allow our customers to introduce their products to the market quickly.

    EXPANDABLE MODEM PRODUCTS. Our broad knowledge of application specific integrated circuits design, computer design and computer operating systems enables us to build expandable ADSL products. For example, our proprietary SAM products consists of an optimized balance of hardware and software functions, offering efficient, low-cost, low power consumption integrated circuit and software products. Our SAM One was specifically developed for the price-sensitive sub $1,000 personal computer and Internet access device markets, and uses the host microprocessor and shared system memory for low-cost, high-performance solutions. In addition, our SAM One provides the ability to expand to available host processing power, allowing efficient balance between ADSL transmission data rates and host processor utilization. SAM Two builds on the expandability of our SAM products by sharing a processor core among several ports to conduct the ADSL digital signal processing. The resulting design will offer price competitive integrated circuit and software products.

    SOFTWARE. Our software engineers have expertise in developing code that addresses the needs of communications equipment manufacturers and service providers. Our knowledge of network operation and architectures allows us to develop software that makes our products expandable with other communications equipment. In addition, our understanding of various operating systems and personal computer environments allows us to create software that provides for simple installation and robust operation. Many of our software engineers have extensive personal computer operating system expertise. This expertise allows us to provide software that is compatible with various personal computer platforms and enables the development of software interfaces for our customers.

    COMMUNICATION AND DIGITAL SIGNAL PROCESSING ALGORITHMS. Our signal processing engineers have substantial experience in the process of transmitting and receiving signals across different physical transport media. Our engineers also have significant experience developing algorithms. This expertise has allowed our engineers to design highly-efficient algorithms that enable us to produce high performance, reprogrammable products operating with low power consumption.

    MIXED ANALOG AND DIGITAL INTEGRATED CIRCUIT DESIGN. A mixed analog and digital integrated circuit is an integrated circuit that uses analog and digital signals. Our mixed analog and digital designers have substantial experience in the telecommunications and data communications industry and analog-to-digital and digital-to-analog signal conversion techniques. This experience has enabled us to develop highly integrated mixed analog and digital integrated circuits. Our mixed analog and digital integrated circuits replace multiple discrete components used in many competing digital subscriber line solutions. Our digital integrated circuit designers have many years of experience in the areas of high complexity and high-speed digital integrated circuit development and integration. All of our integrated circuits are designed and manufactured using the latest development tools and silicon manufacturing technologies.

    ANALOG AND HARDWARE SYSTEM DESIGN CAPABILITY. Our analog and digital system-level engineers have extensive experience in the development of telecommunication systems. In addition, our engineers have experience in the Underwriters Laboratories, Inc. and Federal Communications Commission system qualification certification processes. We are familiar with the implications of the interference present in personal computer environments that can impact the performance of ADSL. Our personal computer communications hardware receive and transmit ADSL signals with a demonstrated copper telephone line reach from the central office to the customer of up to 20,000 feet.

    We combine our analog and hardware system expertise with our experience in integrated circuit, digital signal processing algorithms and software to develop products that allow us to offer robust and manufacturable solutions for our customers. This facilitates rapid time-to-market, superior performance and low system cost.

    WIDE AREA NETWORK AND LOCAL AREA NETWORK KNOWLEDGE. Our engineers have broad knowledge of both wide area network and local area network environments. Our engineers are familiar with the evolving requirements for the deployment of digital subscriber line solutions and also have extensive experience in network management software. This experience allows us to efficiently integrate the software and hardware components to create our products.

CUSTOMERS

    The following customers have each purchased over $200,000 of product for the twelve months ended June 30, 2000:

--------------------------------------------------------------------------------------------
                                         CUSTOMERS
--------------------------------------------------------------------------------------------
  ACN Technologies Inc.                        Interlink Systems Co., Ltd.
  Alcatel Bell N.V.                            Lite-On Communications Corporation
  Askey Computer Corporation                   Nokia Corp.
  Aztech Systems Ltd.                          Samsung Electro-Mechanics Co., Ltd.
  Bo Sung Hi-Net Ltd.                          Super Net Co., Ltd.
  CIS Technology Inc.                          Tomis Information & Telecom Co.
  D-Link Corporation                           Triz Ecommerce & Technology Communications
  Garnet Systems Co., Ltd.                     TurboComm Tech Inc.
  GVC Corporation                              Xpeed, Inc.
  Hyundai Teletek Co., Ltd.
--------------------------------------------------------------------------------------------

    For the year ended December 31, 1999, sales to Xpeed, Inc. and Lite-On Communications Corporation accounted for 44.3% and 10.9% of our revenue. In addition, for the six months ended June 30, 2000, sales to Xpeed, Inc. and Alcatel Bell N.V. accounted for 29.0% and 10.0% of our revenue. We have an agreement with Alcatel Bell N.V. to supply Alcatel Bell N.V. with fully-assembled network interface cards. We do not have long-term agreements with any other customers relating to the sale of our products and generally sell our products on an order-by-order basis.

    As of June 30, 2000, in addition to the customers listed above, we had achieved 55 design wins. We recognize a design win after a company has purchased $15,000 of our Apollo or SAM products.

SALES AND MARKETING

    Our sales and marketing plan is to expand our customer base in both the customer premises and central office equipment markets on a worldwide basis. We also intend to diversify our customer base both geographically and by product. We intend to expand our product offering and continue to develop close relationships with ADSL market leaders to maintain and grow our market presence. We sell our products through our direct sales and sales representatives in Asia, North America and Europe. We offer customer support through internal and field application engineering personnel and multiple direct and independent sales representatives worldwide.

    We promote our business through extensive participation in industry forums such as the DSL and Home Phoneline Network Alliance forums, industry seminars and conferences. In addition, we test our products for expandability at the University of New Hampshire's independent expandability laboratory. Our web site provides product information and services including software downloads, white papers, design guides and installation guides. In addition, we conduct global press tours with market analysts, magazine editors and key communication industry leaders.

RESEARCH AND DEVELOPMENT

    We believe that the development of products with high levels of integration, functionality and performance is essential to our growth. Our engineers and scientists have collectively co-authored 26 ITeX patent applications and hold
78 advanced degrees, including 20 Ph.D. degrees. We plan to increase research and development headcount in 2000 and 2001. Research and development expenses exclusive of stock-based compensation expense for 1997, 1998 and 1999 were approximately $1.1 million, $6.2 million and $8.5 million. Research and development expenses exclusive of stock-based compensation expense for the six months ended June 30, 1999 and 2000 were approximately $4.0 million and $5.9 million.

OPERATIONS AND MANUFACTURING

    We outsource all of our integrated circuit fabrication, packaging and testing, which allows us to concentrate on product design, marketing and sales. By outsourcing manufacturing operations, we avoid the significant capital expenditures associated with integrated circuit process development, integrated circuit fabrication facilities and packaging and test equipment.

    United Microelectronics Corporation fabricates all of our integrated circuits. United Microelectronics Corporation has multiple manufacturing facilities all but one of which are located in Taiwan. Currently, we utilize two of United Microelectronics Corporation's 10 fabrication facilities, each of which is capable of manufacturing integrated circuits with line widths to 0.13 microns and is currently qualified to 0.18 microns. Although we have developed a contingency plan with United Microelectronics Corporation to provide for the manufacture of our products in the event of a disruption in the operations of one or more of its fabrication facilities, United Microelectronics Corporation is under no obligation to provide additional support. If needed, we could shift our production to these other facilities following qualification of these new facilities. We have executed a term sheet with United Microelectronics Corporation that states that it guarantees us minimum production capacity through 2003 provided that we use United Microelectronics Corporation to manufacture substantially all of our integrated circuits during that period. Finished integrated circuits are transferred directly to packaging and testing facilities.

    We outsource our integrated circuit packaging to Advanced Semiconductor Engineering, Inc., and Siliconware Precision Industries Co., Ltd., both of which are located in Taiwan. Testing is outsourced to three companies in Taiwan: ASE Test, Siliconware Corporation and World-Wide Test Technology, Inc. The majority of our testing requirements can be handled by all three of those facilities. All three facilities are being qualified to test our Apollo Three product.

    We have employees responsible for test and product engineering located in both the U.S. and Taiwan. In addition, we have a production control group that handles the interface between our outside vendors as well as monitoring yields, placing production orders and controlling inventory.

INTELLECTUAL PROPERTY

    We rely on a combination of copyright, patent, trademark, trade secret and other intellectual property laws, nondisclosure agreements and other measures to protect our proprietary rights. As of June 30, 2000, we owned four issued patents, had received notices of allowance with respect to 10 patent applications and have 12 additional patent applications pending. We have also applied for patents in Japan and Europe. We also utilize unpatented proprietary know-how and trade secrets and employ various methods to protect them. We have applied to register the trademarks ITeX, SAM and RapidSurf. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of the respective companies that use them.

    In April 1998, we entered into an agreement with Alcatel Bell N.V. to license some of Alcatel's ADSL technology. Our Apollo and SAM families of products incorporate this technology. This agreement expires in April 2008.

    In August 1999, we entered into an agreement with United Microelectronics Corporation through which we were extended certain licenses granted by Texas Instruments to United Microelectronics Corporation in exchange for royalties, patent cross licenses and other obligations. This agreement grants us access to certain technology on favorable terms. If United Microelectronics Corporation ceases to be our largest stockholder, we would lose rights under this agreement and consequently we would lose a competitive advantage in the manufacture of our products. If we lose these rights, we cannot assure you that we could secure such licenses on reasonable terms, if at all.

    Our intellectual property protection measures may not be sufficient to prevent misappropriation of our technology. In addition, the laws of many foreign countries do not protect our intellectual property to the same extent as the laws of the United States. From time to time, we may desire or be required to renew or to obtain licenses from others in order to further develop and market commercially viable products. These licenses may not be available on reasonable terms, or at all.

COMPETITION

    We compete with suppliers of integrated circuits to the ADSL market. We believe that the key competitive factors in this market are: product capabilities, level of integration, performance and reliability, power consumption, price, time-to-market, system cost, interoperability, customer support and reputation. We believe we compete favorably with respect to each of these factors.

    We compete with a number of major domestic and international suppliers of semiconductors for both digital subscriber line central office and customer premises equipment. Our principal competitors include Alcatel Microelectronics, Analog Devices, Inc., Centillium Communications, Inc., Conexant Systems, Inc., GlobeSpan, Inc., Lucent Technologies Incorporated, STMicroelectronics N.V. and Texas Instruments Inc.

    Many of our competitors operate their own fabrication facilities and have longer operating histories and presence in key markets, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources. As a result, our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products. Current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition, our competitors may in the future develop technologies that more effectively address the transmission of digital information through existing analog infrastructures at a lower cost.

    Other technologies compete with ADSL to provide broadband last mile access. These technologies include integrated services digital network, cable modem, broadband wireless, satellite communication and high capacity telephone lines. We believe that each of these technologies has limitations and that ADSL competes favorably with each of them. For example, integrated services digital network offers a maximum transmission speed of 128 Kbps, is subject to a per use charge and cannot support simultaneous analog voice and data traffic over a copper telephone line. While cable modems suffer from limited geographic availability. Cable modem networks are a shared environment subject to reduced bandwidth per user as the number of users increases. Broadband wireless is expensive to deploy and limited by geography and distance. Satellite communication is also expensive to deploy and maintain and requires an additional telephone line to support two-way communication. Finally, the expense of high capacity telephone lines has restricted their deployment primarily to large businesses and organizations.

    In addition, ADSL competes with several other digital subscriber line technologies, including high bit rate digital subscriber line, integrated digital subscriber line, symmetrical digital subscriber line and very high bit rate digital subscriber line. While some of these technologies offer greater data transmission rates than ADSL, each suffers from limitations. For example, high bit rate digital subscriber line is expensive to deploy and does not support analog voice traffic. Integrated digital subscriber line provides transmission speeds of only 144 Kbps and does not support voice traffic. While symmetrical digital subscriber line supports a maximum data transmission rate of 768 Kbps upstream and downstream, it cannot simultaneously carry analog voice and data traffic over a single copper telephone line. Very high bit rate digital subscriber line can deliver data at a maximum transmission rate of 52 Mbps but is limited to a maximum effective distance of 4,500 feet.

EMPLOYEES

    As of June 30, 2000, we had a total of 141 employees, of whom 76 are engineers, 20 of whom have Ph.D degrees. None of our employees is represented by a labor union. There have been no work stoppages and we believe that our relationships with our employees are good.

    Our future performance depends on continued good relations with a substantial percentage of our employees.

    Our future growth and success will depend in part on our ability to attract highly qualified new employees and to maintain low turnover rates. Competition for qualified personnel is intense.

FACILITIES

    We operate our primary executive, sales and marketing, and research and development activities from our 21,636 square foot headquarters in Santa Clara, California, under a lease that expires in December 2000. We intend to either extend this lease or find alternative facilities. We will require additional space to accommodate our expanding business. In addition, we lease space in Round Rock, Texas; Taipei, Taiwan; and Hsin-Chu, Taiwan.

LEGAL PROCEEDINGS

    From time to time, we may become involved in litigation relating to claims arising from our ordinary course of business. We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information with respect to our executive officers and directors as of July 10, 2000.

NAME                                     AGE                              POSITION
----                                   --------                           --------
Daniel (Wen Chi) Chen................     47      Chairman of the Board of Directors
Richard H. Forte.....................     56      President, Chief Executive Officer and Director
Young Way Liu........................     45      Vice Chairman of the Board of Directors and Chief
                                                  Technology Officer
Robert M. Gardner....................     57      Executive Vice President and Chief Operating Officer
Ralph Cognac.........................     56      Executive Vice President and Chief Marketing Officer
Timothy A. Rogers....................     45      Chief Financial and Administrative Officer
Brian Gillings.......................     53      Senior Vice President, Corporate Strategy and
                                                  Development
Jow H. Peng..........................     48      Vice President, Business Development
Max (Ming Kang) Liu..................     41      Vice President, Technology and Advanced Architecture
Ying Shiau...........................     47      Vice President, Manufacturing
Terry Gou............................     49      Director
Peter J. Courture....................     45      Secretary and Director
David Lam............................     57      Director
John Cioffi..........................     43      Director

DANIEL (WEN CHI) CHEN is a co-founder and has served as Chairman of the Board of Directors since February 1998, and as President and Chief Executive Officer from May 1995 to April 1998. From February 1995 to April 1996, Mr. Chen was Vice President of the Computer and Communication division of United Microelectronics Corporation, a semiconductor manufacturing company and a party related to us. Mr. Chen received a B.S. in Electrical Engineering from Tamkang University.

RICHARD H. FORTE has served as President and Chief Executive Officer since
June 1999 and as a director since April 1999. From March 1996 to February 1999, Mr. Forte was President and Chief Executive Officer of Vantis Corporation, a semiconductor manufacturing company. From August 1991 to March 1996, Mr. Forte was a Group Vice President of the Components and Communications Division, managing five operating divisions for Advanced Micro Devices, Inc., a semiconductor manufacturing company. Mr. Forte received a B.S. in Physics from San Jose State University.

YOUNG WAY LIU is a co-founder and has served as Vice Chairman of the Board of Directors and Chief Technology Officer since June 1999. From April 1998 to
June 1999, Mr. Liu was President and Chief Executive Officer. From April 1996 to April 1998, Mr. Liu was Senior Vice President. From May 1995 to April 1996,
Mr. Liu was Vice President and Chief Financial Officer. Mr. Liu received a B.S. in Electrophysics from National Chiao-Tung University in Hsin-Chu, Taiwan and an M.S. in Computer Engineering from the University of Southern California.

ROBERT M. GARDNER has served as Executive Vice President and Chief Operating Officer since October 1999. From February 1998 to September 1998, Mr. Gardner was Interim President and Chief Executive Officer for FastParts, Inc., an Internet business to business auction software company. From July 1997 to January 1998, Mr. Gardner was Interim President and Chief Executive Officer for Rebis Industrial Workgroup Software, a mechanical software company. From
October 1995 to July 1997, Mr. Gardner was President and Chief Executive Officer of Design Acceleration, Inc., an electronic design automation software company. Mr. Gardner received a B.S. in Electrical Engineering from California Polytechnic University at Pomona.

RALPH COGNAC has served as Executive Vice President and Chief Marketing Officer since March 2000. From October 1999 to March 2000, Mr. Cognac served as Vice President of Worldwide Sales. From May 1999 to October 1999, Mr. Cognac was a self-employed consultant. From September 1998 to

May 1999, Mr. Cognac was Vice President of Worldwide Sales for NeoParadigm
Labs, Inc., a semiconductor manufacturing company. From September 1995 to September 1998, Mr. Cognac was Vice President of Worldwide Sales for Monolithic Systems Semiconductor, Inc., a semiconductor manufacturing company. Starting in February 1987, Mr. Cognac was a co-founder and Vice President of Worldwide Sales and Marketing of Synergy Semiconductor Corporation, a semiconductor company.
Mr. Cognac joined Integrated Device Technology, Inc., a semiconductor manufacturing company, in May 1982 as the company's first Vice President of Marketing, and assumed responsibility for sales in 1984. Mr. Cognac received a B.S. in Electrical Engineering and an M.B.A. from Arizona State University.

TIMOTHY A. ROGERS has served as Chief Financial and Administrative Officer since July 1998. From February 1992 to February 1998, Mr. Rogers was Vice President of J.P. Morgan & Co. Incorporated, an investment bank. From September 1986 to January 1992, Mr. Rogers was Vice President of Salomon Brothers Inc., an investment bank. Mr. Rogers also worked from September 1982 to August 1985 for Bain & Co., a management consulting firm. Mr. Rogers received an A.B. in Asian Studies from Dartmouth College and an M.B.A. from Stanford University.

BRIAN GILLINGS has served as Senior Vice President, Corporate Strategy and Development since March 2000. From July 1999 to March 2000, Mr. Gillings served as Vice President of Marketing. From April 1999 to July 1999, Mr. Gillings was a self-employed consultant. From April 1998 to April 1999, Mr. Gillings was the Vice President of Sales and Marketing for Advanced Communication Devices, Inc., a semiconductor manufacturing company. From June 1997 to April 1998, Mr. Gillings was a self-employed consultant. From November 1995 to June 1997, Mr. Gillings was the Vice President of Marketing for Orbit
Semiconductors, Inc., a semiconductor manufacturing company. From September 1983 to October 1989 Mr. Gillings served as director of business development at Maxim Integrated Products, Inc., a semiconductor manufacturing company. Mr. Gillings received a B.S. equivalent in Electrical Engineering from Harrow Technical College and an M.S. equivalent in Electrical Engineering from the Polytechnic University of South Bank.

JOW H. PENG has served as Vice President, Business Development since July 1999. From August 1998 to July 1999, Mr. Peng served as Senior Director of Marketing. From October 1997 to August 1998, Mr. Peng served as Director of Strategic Planning. From April 1985 to October 1997, Mr. Peng was the lead member of the technical staff for Pacific Telesis, Inc., a telecommunications service provider. Mr. Peng received a B.S. in Electrical Engineering from National Chiao-Tung University and an M.S. in Electrical Engineering from West Virginia University.

MAX (MING KANG) LIU has served as Vice President, Technology and Advanced Architecture since June 1999. Dr. Liu served as Vice President of System Technology from April 1998 to June 1999. Dr. Liu served as Senior Director from November 1997 to April 1998. Dr. Liu served as Chief Architect from May 1997 to November 1997. From May 1995 to May 1997, Dr. Liu was a Manager of Project Development for Quickturn Design Systems, Inc., an application specific integrated circuit verification company. From 1989 to 1995, Dr. Liu was an Assistant Professor in the Electrical and Computer Engineering Department at the University of Arizona, Tucson, Arizona. Dr. Liu received a B.S. in Electrical Engineering from National Taiwan University and an M.S. and Ph.D. in Electrical Engineering from the University of California, Berkeley.

YING SHIAU has served as Vice President, Manufacturing since June 2000. From August 1996 to June 2000, Mr. Shiau served as Senior Director of Corporate Yield Improvement and Fab Outsourcing Operations for Cypress Semiconductor Corporation, a supplier of integrated circuits. From July 1986 to August 1996, Mr. Shiau was Manager of Product and Test Operations for Advanced Micro Devices, Inc., a semiconductor manufacturing company. Mr. Shiau received a B.S. in Physics from Soochow University in Taipei, Taiwan and an M.S. in Electrical Engineering from Case Western Reserve University.

TERRY GOU is a co-founder and has served as a director since October 1995.
Mr. Gou is the Chairman of Hon Hai Precision Industries Co., Ltd., a manufacturer of personal computer connectors and components, a company which he founded in 1974. Mr. Gou received a B.S. in Shipping Management from the China College of Marine Technology and Commerce.

PETER J. COURTURE is a co-founder and has served as the Secretary and a director since May 1995. Since 1993, Mr. Courture has held the position of General Counsel for United Microelectronics Corporation, a party related to us.
Mr. Courture is also the sole shareholder of Law+, a provider of legal services to us. Mr. Courture received a B.A. in Economics from Yale University and a J.D. from Stanford Law School.

DAVID LAM has served as a director since June 1999. From 1989 to the present, Dr. Lam has been the Chairman of the David Lam Group, a management consulting firm. From April 1997 to March 1998, Dr. Lam was the Chief Executive Officer for Caliper Technologies, Corp., a biotech laboratory equipment company specializing in laboratory-on-a-chip technology. From October 1996 to June 1998, Dr. Lam was a board member of Quickturn Design Systems, an electronic design automation company. From November 1992 to October 1996, Dr. Lam was the Chief Executive Officer of Expert Edge Corporation, a privately-held software developer. Since September 1999, Dr. Lam has been a director of Ingenuus Corporation, a provider of business to business collaboration applications. In 1980, Dr. Lam founded Lam Research Corporation, a manufacturer of semiconductor manufacturing equipment. Dr. Lam received a B.A.Sc. in Engineering Physics from the University of Toronto and an M.S. and Sc.D. in Chemical Engineering from the Massachusetts Institute of Technology.

JOHN CIOFFI has served as a director since December 1999. Dr. Cioffi has been a professor of electrical engineering at Stanford University from January 1986 to present. From March 1998 to November 1999, Dr. Cioffi was an electrical engineer for Texas Instruments Incorporated. From July 1991 to March 1998, Dr. Cioffi was a founder, Chief Technical Officer and director of Amati Communications Corporation, a manufacturer of DSL components and equipment, which has since been acquired by Texas Instruments. Dr. Cioffi received a B.S. in Electrical Engineering from Illinois University and an M.S. and Ph.D. in Electrical Engineering from Stanford University.

    There are currently two vacancies on our board of directors. We intend to fill at least one of these vacancies with an independent director as required by the Nasdaq Stock Market within ninety days following this offering.

EXECUTIVE OFFICERS

    Executive officers are appointed by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

CLASSIFIED BOARD

    Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, two of the nominees to the board will be elected to one-year terms, two will be elected to two-year terms and three will be elected to three-year terms. Thereafter, directors will be elected for three-year terms.

BOARD COMMITTEES

    Our board of directors has an audit committee and a compensation committee. The audit committee consists of Mr. Gou and Drs. Cioffi and Lam. Mr. Gou will be replaced by a new independent director as required by the Nasdaq Stock Market within ninety days following this offering.

The audit committee reviews our internal accounting procedures, consults with and reviews the services provided by our independent accountants and makes recommendations to the board of directors regarding the selection of independent accountants. The compensation committee consists of Messrs. Gou and Courture and Dr. Lam. The compensation committee reviews and recommends to the board of directors the salaries, incentive compensation and benefits of our officers and employees, and administers our stock plans and employee benefit plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to establishing the compensation committee, the board of directors performed the functions that are now delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

    Directors do not currently receive any cash compensation from us for their service as members of the board of directors. However, Daniel (Wen Chi) Chen, the Chairman of our Board of Directors receives compensation from us for services he provides to us as an employee. During the past fiscal year and the six months ended June 30, 2000, Mr. Chen received $119,846 in such compensation from us. Directors are eligible to receive an option to purchase shares of our common stock upon appointment to our board of directors under our 2000 Stock Plan and directors are eligible to receive stock purchase rights under the 2000 Restricted Stock Purchase Plan.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION INFORMATION

    The following table summarizes the compensation earned for services rendered to us for the fiscal year ended December 31, 1999 by each person that served as chief executive officer and our four most highly compensated executive officers whose compensation as defined by the Securities and Exchange Commission exceeded $100,000 during the fiscal year ended December 31, 1999. These executives are referred to as the named executive officers elsewhere in this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                                  1999 ANNUAL       ------------
                                                                 COMPENSATION        SECURITIES
                                                              -------------------    UNDERLYING
NAME AND PRINCIPAL POSITION                                    SALARY     BONUS      OPTIONS(1)
---------------------------                                   --------   --------   ------------
Richard H. Forte ...........................................  $112,761   $44,677       600,000
  President, Chief Executive Officer and Director
Young Way Liu ..............................................   121,359        --       995,000
  Former Chief Executive Officer, Vice Chairman of the Board
  of Directors and Chief Technology Officer
Timothy A. Rogers ..........................................   143,262    23,608       230,000
  Chief Financial and Administrative Officer
Jow H. Peng ................................................   140,248    22,656       210,000
  Vice President, Business Development
Max (Ming Kang) Liu ........................................   147,073    23,988       190,000
  Vice President, Technology and Advanced Architecture

------------------------

(1) Information regarding the number of options granted consists of all options granted from our inception through the fiscal year ended December 31, 1999.

    STOCK OPTION INFORMATION


    The following table sets forth certain information with respect to stock options granted to each of the named executive officers in the fiscal year ended December 31, 1999, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. The assumed 5% and 10% rates of stock appreciation are based on the initial public offering price of $18.00 per share.


    In the fiscal year ended December 31, 1999, we granted options to purchase up to an aggregate of 2,080,400 shares to employees, directors and consultants. All options were granted under our 1996 Stock Plan at exercise prices at or above the fair market value of our common stock on the date of grant, as determined in good faith by the board of directors. All options have a term of up to ten years. Optionees may pay the exercise price by cash, check, cancellation of any outstanding indebtedness of the option holder to us or delivery of already-owned shares of our common stock.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1999

                                        INDIVIDUAL GRANTS
                        --------------------------------------------------     POTENTIAL REALIZABLE VALUE
                                     PERCENT OF                                        AT ASSUMED
                        NUMBER OF      TOTAL                                          ANNUAL RATES
                        SECURITIES    OPTIONS                                        OF STOCK PRICE
                        UNDERLYING   GRANTED TO    EXERCISE                   APPRECIATION FOR OPTION TERM
                         OPTIONS     EMPLOYEES       PRICE      EXPIRATION   ------------------------------
NAME                     GRANTED      IN 1999     (PER SHARE)      DATE          5%                 10%
----                    ----------   ----------   -----------   ----------   ----------         -----------
Richard H. Forte......   100,000         5.32%       $3.00        4/15/05    $1,974,866         $ 2,602,853
                         500,000        26.59         3.00        6/28/05     9,874,329          13,014,265
Young Way Liu.........        --           --           --             --            --                  --
Timothy A. Rogers.....        --           --           --             --            --                  --
Jow H. Peng...........        --           --           --             --            --                  --
Max (Ming Kang) Liu...        --           --           --             --            --                  --

    The following tables set forth certain information with respect to stock options and restricted stock rights granted to our officers and directors from December 31, 1999 to June 30, 2000.

              OPTION GRANTS DURING SIX MONTHS ENDED JUNE 30, 2000


                                                     AGGREGATE NUMBER   EXERCISE PRICE
NAME                                 DATE OF GRANT      OF OPTIONS        PER SHARE
----                                 -------------   ----------------   --------------
Daniel (Wen Chi) Chen..............     5/10/00           250,000            $4.00
John Cioffi........................     1/27/00           100,000             3.00
Ralph Cognac.......................     1/27/00           250,000             3.00
                                        5/10/00           150,000             4.00
Peter J. Courture..................     5/10/00            50,000             4.00
Richard H. Forte...................     5/10/00           600,000             4.00
Robert M. Gardner..................     5/10/00           125,000             4.00
Brian Gillings.....................     5/10/00            75,000             4.00
Max (Ming Kang) Liu................     5/10/00           160,000             4.00
Young W. Liu.......................     5/10/00           200,000             4.00
Jow H. Peng........................     5/10/00           140,000             4.00
Timothy A. Rogers..................     5/10/00            70,000             4.00
Ying Shiau.........................      6/8/00           155,000             5.00


      RESTRICTED STOCK RIGHT GRANTS DURING SIX MONTHS ENDED JUNE 30, 2000


                                                     AGGREGATE NUMBER   EXERCISE PRICE
NAME                                 DATE OF GRANT      OF GRANTS         PER SHARE
----                                 -------------   ----------------   --------------
Daniel (Wen Chi) Chen..............     5/10/00           100,000            $4.00
Ralph Cognac.......................     5/10/00            75,000             4.00
Richard H. Forte...................     5/10/00           150,000             4.00
Robert M. Gardner..................     5/10/00            40,000             4.00
Brian Gillings.....................     5/10/00            25,000             4.00
Max (Ming Kang) Liu................     5/10/00            30,000             4.00
Young W. Liu.......................     5/10/00            75,000             4.00
Jow H. Peng........................     5/10/00            40,000             4.00
Timothy A. Rogers..................     5/10/00            25,000             4.00
Ying Shiau.........................      6/8/00            50,000             5.00


    AGGREGATE OPTION EXERCISES AND OPTION VALUES

    The following table describes for the named executive officers their option exercises for the fiscal year ended December 31, 1999, and exercisable and unexercisable options held by them as of December 31, 1999.

    The value of unexercised in-the-money options at December 31, 1999 is based on a value of $3.00 per share, the fair market value of our common stock as of December 31, 1999, as determined by the board of directors, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under our 1996 Stock Plan. Of the options listed below, 100,000 are immediately exercisable; however, as a condition of exercise, the optionee must enter into a stock restriction agreement granting us the right to repurchase the shares issuable by such exercise at their cost in the event of the optionee's termination of employment.

         AGGREGATE OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                              NUMBER OF                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                               SHARES                      DECEMBER 31, 1999             DECEMBER 31, 1999
                              ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                         ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         -----------   --------   -----------   -------------   -----------   -------------
Richard H. Forte...........       --         $--             --        600,000        $     --       $    --
Young Way Liu..............       --          --        395,250        599,750         625,000            --
Timothy A. Rogers..........       --          --         69,958        160,042              --            --
Jow H. Peng................       --          --         50,750        159,250          13,500        13,500
Max (Ming Kang) Liu........       --          --         65,458        124,542          18,563        12,938

STOCK PLANS

    1996 STOCK PLAN

    Our 1996 stock plan was adopted by our board of directors in January 1996, and our stockholders initially approved the plan in March 1996. Our 1996 stock plan provides for the grant of incentive stock options, which may provide for preferential tax treatment, to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants. We have reserved an aggregate of 13,000,000 shares of our common stock for issuance under this plan. As of July 10, 2000, 1,343,565 shares had been issued pursuant to the exercise of options and stock purchase rights and options to purchase 10,412,120 shares of common stock were outstanding. 1,244,315 shares were available for future grant. Upon completion of this offering, we will not grant any additional stock options under our 1996 stock plan. Instead we will grant options under our 2000 stock plan. The 1996 stock plan provides that in the event of a change in control, each outstanding option will be assumed or an equivalent option will be granted in its place by the successor corporation. If the successor corporation refuses to assume or substitute for the options, the options will terminate as of the closing of the merger or sale of assets.

    Certain options have a term of six (6) years from the vesting commencement date and a vesting schedule as follows: 20% of the shares subject to each option shall vest on the first anniversary of the vesting commencement date; 2 1/12% of the shares subject to each option shall vest at the end of each of the 13th through 24th months following the vesting commencement date; and 2 1/2% of the shares subject to each option shall vest at the end of each of the 25th through 36th months following the vesting commencement date, 2 1/12% of the shares subject to each option shall vest at the end of each of the 37th through 48th months following the vesting commencement date.

    Certain options have a term of six (6) years from the vesting commencement date and a vesting schedule as follows: 20% of the shares subject to each option shall vest on the first anniversary of the vesting commencement date; 1 2/3% of the shares subject to each option shall vest at the end of each of the 13th through 60th months following the vesting commencement date.

    One certain option for 65,000 shares of our common stock, held by Vow & Vogue, a consulting firm, has a term of six (6) years from the vesting commencement date and a vesting schedule as follows: 50% of the shares subject to the option shall vest on the first anniversary of the vesting commencement date; and 50% of the shares subject to the option shall vest at the end of the second anniversary of the vesting commencement date, October 1, 1999.

    On May 10, 2000, our board of directors amended certain option agreements under our 1996 Stock Plan to provide early exercise for the non-statutory options granted to Richard H. Forte, Peter Courture, Terry Gou, David Lam and John Cioffi. These non-statutory stock options and the restricted stock issuable upon their early exercise shall become fully vested at any time during the vesting period for the individuals so affected upon the occurrence of the following conditions:

    - the individual has offered and is willing to continue to serve for the duration of the vesting period;

    - the individual involved is not then in default of material obligations to us; and

    - our stockholders or directors do not offer that person a reasonable opportunity to continue in the capacity held so as to fully vest all remaining shares granted.

    In addition, the board resolved to allow Richard H. Forte, Robert Gardner, Ralph Cognac, Brian Gillings, Max (Ming Kang) Liu, Jow Peng, Timothy Rogers, Daniel (Wen Chi) Chen and Young Way Liu to fully accelerate the vesting of all of their respective options granted under the 1996 Stock Plan upon a change of control of the company and subject to the following conditions:

    - the individual has offered and is willing to continue to serve for the duration of the vesting period;

    - the individual involved is not then in default of material obligations to us; and

    - our stockholders or directors do not offer that person a reasonable opportunity to continue in the capacity held so as to fully vest all remaining shares granted.

    2000 STOCK PLAN

    Our 2000 stock plan was adopted by our board of directors in May 2000, and our stockholders approved the plan in August 2000. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. As of July 10, 2000, a total of 2,500,000 shares of our common stock were reserved for issuance pursuant to our 2000 stock plan. No options have yet been issued pursuant to the 2000 stock plan. The number of shares reserved for issuance under our 2000 stock plan will increase annually on January 1st of each calendar year, effective beginning in 2001, equal to the lesser of: 4% of the outstanding shares of our common stock on the first day of the year, 2,500,000 shares or such lesser amount as our board of directors may determine. Our board of directors or a committee of our board administers the 2000 stock plan. The committee may consist of two or more "outside directors" to satisfy certain tax and securities requirements. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise. The administrator determines the exercise price of options granted under our stock option plan, but with respect to incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. Additionally, the term of an incentive stock option may not exceed ten years. The administrator determines the term of all other options. No optionee may be granted an option to purchase more than 500,000 shares in any fiscal year. In connection with his or her initial service, an optionee may be granted an additional option to purchase up to 500,000 shares of our common stock. After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. If termination is due to death or disability, the option will generally remain exercisable for 12 months following such termination. In all other cases, the option will generally remain exercisable for 3 months. However, an option may never be exercised later than the expiration of its term. The administrator determines the exercise price of stock purchase rights granted under our 2000 stock plan. Unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason (including death or disability). The purchase price for shares we repurchase will generally be the original price paid by the purchaser. The administrator determines the rate at which our repurchase option will lapse. Our stock option plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option and stock purchase right during his or her lifetime. Our stock option plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute for each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted for, all outstanding options and stock purchase rights will become immediately vested and exercisable for 15 days and then will terminate. Our stock option plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the stock option plan provided it does not adversely affect any option previously granted under our stock option plan.

    2000 RESTRICTED STOCK PURCHASE PLAN

    Our 2000 restricted stock purchase plan was adopted by our board of directors in January 2000, and our stockholders approved the plan in March 2000. This plan provides for the grant of a right to purchase common stock, subject to certain restrictions, to our employees, directors and consultants. As of July 10, 2000, a total of 1,000,000 shares were reserved for issuance pursuant to the 2000 restricted stock purchase plan. As of July 10, 2000, 610,000 stock purchase rights were issued under the plan. Pursuant to the plan, each stock purchase right issued under the plan is restricted for a period of four years from the vesting commencement date. 100% of the restricted shares are released from restriction on the fourth anniversary of grant; provided, that the shares may be released early from the restriction subject to satisfaction of a variety of milestones relating to completion of a qualified public offering, revenue, gross margin, market capitalization and total equity raised in public offerings.

    If all of the conditions for early release are met, our right to repurchase the shares will lapse in accordance with the following schedule:

 NUMBER OF DAYS FOLLOWING THE END     PERCENTAGE OF
   OF QUALIFIED PUBLIC OFFERING       SHARES VESTED
-----------------------------------   --------------
           195                              50%
           545                              80
           915                             100

    If the holder of the restricted stock ceases to be an employee, director or consultant, other than on the holder's death or disability, the holder may exercise the stock purchase right within 30 days from the date of termination to the extent that the stock purchase right is vested on the date of termination. If, on the date of termination, the holder is not vested as to the entire stock purchase right, the shares covered by the unvested portion of the stock purchase right revert to the plan. If the holder does not exercise the stock purchase right within 30 days of the date of termination, the stock purchase right terminates and the shares covered by the stock purchase right reverts to the plan.

    Our board of directors or a committee of our board administers the 2000 restricted stock purchase plan. The administrator has the power to determine the terms of the stock purchase rights granted, including the fair market value and the number of shares subject to each stock purchase right. Our stock repurchase plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the stock repurchase plan.

    2000 EMPLOYEE STOCK PURCHASE PLAN

    Our 2000 employee stock purchase plan was adopted by our board of directors in May 2000, and our stockholders approved the plan in August 2000. Concurrently with this offering, we intend to establish an employee stock purchase plan. A total of 600,000 shares of our common stock will be made available for sale. In addition, our plan provides for annual increases in the number of shares available for issuance under the plan on January 1st of each year, beginning in 2001, equal to the lesser of: 2% of the outstanding shares of our common stock on the first day of the calendar year, 1,000,000 shares or such other lesser amount as may be determined by our board of directors. Our board of directors or a committee of our board administers the plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the plan and determine eligibility. All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the plan if such employee:

    - immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

    - whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

    Our plan is intended to qualify for preferential tax treatment and contains consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on or after August 1 and September 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before August 1, 2002.

    The plan permits participants to purchase common stock through payroll deductions of up to 10% of their eligible compensation which includes a participant's base straight time gross earnings and commissions but excluding all other compensation paid to our employees. A participant may purchase no more than 10,000 shares during any 6-month purchase period.

    Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each 6-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or after a purchase period ends. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

    A participant may not transfer rights granted under our employee stock purchase plan other than by will, the laws of descent and distribution or as otherwise provided under the plan.

    In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

    Our plan will terminate in 2010. However, our board of directors has the authority to amend or terminate our plan, except that, subject to certain exceptions described in the plan, no such action may adversely affect any outstanding rights to purchase stock under our plan.

    401(K) PLAN

    In February 1997, we adopted a 401(k) plan to provide eligible employees with a tax preferential savings and investment program. Employees become eligible to participate in the 401(k) plan on the first day they perform an hour of service for us. Our employee savings and retirement plan is qualified under
Section 401 of the Internal Revenue Code. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. We currently do not make matching or additional contributions to the

401(k) plan on our employees' behalf. At the direction of each participant, the trustee of the 401(k) plan invests the assets of the 401(k) plan in selected investment options. Contributions by participants or by us to the 401(k) plan, and income earned on plan contributions, are generally not taxable to the participants until withdrawn, and contributions by us, if any, are generally deductible by us when made.

EMPLOYMENT ARRANGEMENTS

    From time to time, we have entered into employment agreements with our executive officers, including the executive officers listed in the "Summary Compensation Table."

    RICHARD FORTE. In June 1999, Richard Forte accepted our offer of employment and signed an Employment, Confidentiality & Invention Assignment Agreement. The terms of Mr. Forte's employment are at will. Mr. Forte's starting base salary was $200,000 per year. In addition, Mr. Forte was granted options to purchase 500,000 shares of our common stock at a fair market price of $3.00 per share. In addition, upon the closing of our initial public offering, Mr. Forte will be paid a bonus in the amount of $150,000. There are no severance or change of control arrangements in Mr. Forte's employment agreement.

    MAX (MING KANG) LIU. In April 1997, Max (Ming Kang) Liu accepted our offer of employment and signed an employment, confidentiality & invention assignment agreement. The terms of Mr. Liu's employment are at will. Mr. Liu's starting base salary was $120,000 per year. In addition, Mr. Liu was granted options to purchase 70,000 shares of our common stock at a fair market price of $2.55 per share.

    TIMOTHY ROGERS. In April 1998, Timothy Rogers accepted our offer of employment. In May 1998, Mr. Rogers signed an employment, confidentiality & invention assignment agreement in connection with accepting employment with us. The terms of Mr. Rogers' employment are at will. Mr. Rogers' starting base salary was $135,000 per year. In addition, Mr. Rogers was granted options to purchase 230,000 shares of our common stock at a fair market price of $3.00 per share, of which the grant of options to purchase 50,000 shares was contingent upon the successful closing of the Series A Convertible Preferred Stock offering.

    JOW PENG. In August 1997, Jow Peng accepted our offer of employment and signed an employment, confidentiality & invention assignment agreement. The terms of Mr. Peng's employment are at will. Mr. Peng's starting base salary was $134,000 per year. In addition, Mr. Peng was granted options to purchase 60,000 shares of our common stock at a fair market price of $2.55 per share.

    RALPH COGNAC. In October 1999, Ralph Cognac accepted our offer of employment and signed an employment, confidentiality & invention assignment agreement. The terms of Mr. Cognac's employment are at will. Mr. Cognac's starting base salary was $175,000 per year. In addition, Mr. Cognac was granted options to purchase 250,000 shares of our common stock at a fair market price of $3.00 per share. In addition, Mr. Cognac was granted the right to bonuses of cash and/or stock upon the achievement of certain financial and product design win milestones.

    BRIAN GILLINGS. In July 1999, Brian Gillings accepted our offer of employment and signed an employment, confidentiality & invention assignment agreement. The terms of Mr. Gillings' employment are at will. Mr. Gillings' starting base salary was $135,000 per year. In addition, Mr. Gillings was granted options to purchase 225,000 shares of our common stock at a fair market price of $3.00 per share.

    ROBERT GARDNER. In September 1999, Robert Gardner accepted our offer of employment and signed an employment, confidentiality & invention assignment agreement. The terms of Mr. Gardner's employment are at will. Mr. Gardner's starting base salary was $175,000 per year. In addition, Mr. Gardner was granted options to purchase 400,000 shares of our common stock at a fair market price of $3.00 per share. If Mr. Gardner's employment were to be terminated by us without good cause after July 1, 2000, we would accelerate the vesting of Mr. Gardner's options that would have otherwise vested upon the first anniversary of Mr. Gardner's employment and pay him an amount equal to 12 months compensation at his then-current salary rate.

    YOUNG WAY LIU. In March 1997, Young Way Liu signed an employment, confidentiality and invention assignment agreement in connection with accepting employment with us. The terms of his employment are at will. There are no severance or change of control arrangements in this employment agreement.

    YING SHIAU. In June 2000, Ying Shiau accepted our offer of employment and signed an employment, confidentiality and invention assignment agreement in connection with accepting employment with us. The terms of Mr. Shiau's employment are at will. Mr. Shiau's starting base salary was $150,000 per year. In addition, Mr. Shiau was granted options to purchase 155,000 shares of our common stock at a fair market price of $5.00 per share. In addition, Mr. Shiau was granted options to purchase 50,000 shares of our restricted common stock at a fair market price of $5.00 per share.

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

    Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

    - any breach of their duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

    - any transaction from which the director derived an improper personal benefit.

    This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification.

    We will enter into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, will provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                              CERTAIN TRANSACTIONS

    The following is a description of transactions since inception, to which we have been a party in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than compensation arrangements that are otherwise required to be described under "Management."

PURCHASE OF COMMON SHARES

    From October 1995 through February 1998, we sold 23,079,138 shares of common stock at purchase prices of $0.05 to $3.00 per share. The following executive officers, directors and holders of more than 5% of our securities purchased shares of common stock:

NAME OF PURCHASER                     NUMBER OF COMMON SHARES   PRICE PER SHARE   AGGREGATE PURCHASE PRICE
-----------------                     -----------------------   ---------------   ------------------------
Daniel (Wen Chi) Chen...............           250,000               $0.05               $   12,500
Peter Courture(1)...................            50,000                0.05                    2,500
Terry Gou...........................           250,000                0.05                   12,500
Young Way Liu.......................           250,000                0.05                   12,500
United Microelectronics
  Corporation.......................         4,000,000                0.50                2,000,000
                                             3,000,000                0.50                1,500,000(2)
Creative Group Limited..............         3,000,000                0.50                1,500,000
                                               500,000                3.00                1,500,000
Fortune Venture Capital.............         4,000,000                0.50                2,000,000

------------------------

    See the notes to the table on beneficial ownership in "Principal Stockholders" for information relating to the beneficial ownership of such shares.

(1) Peter Courture is General Counsel for United Microelectronics Corporation.

(2) Consideration for these common shares consisted of licensed technology from United Microelectronics Corporation.

PURCHASE OF PREFERRED SHARES

    We have issued preferred stock as follows:

    - in October 1998, we issued 1,428,571 shares of Series A convertible preferred stock in a private placement at a purchase price of $3.50 per share and aggregate proceeds of $4,999,998.50; and

    - in October 1999 and November 1999, we issued 10,000,000 shares of Series B convertible preferred stock in a private placement at a purchase price of $4.00 per share and aggregate proceeds of $40,000,000.

    Our officers, directors and holders of more than 5% of our capital stock participated in the foregoing transactions as follows:

NAME OF PURCHASER             NUMBER OF SERIES A SHARES    NUMBER OF SERIES B SHARES    AGGREGATE PURCHASE PRICE
-----------------             --------------------------   --------------------------   ------------------------
Intel Corporation...........           1,428,571                         --                    $5,000,000
                                         714,286(1)                      --                            --
Cioffi Family Trust(2)......                  --                     37,500                       150,000

------------------------

    See the notes to the table on beneficial ownership in "Principal Stockholders" for information relating to the beneficial ownership of such shares.

(1) Shares issuable pursuant to the exercise of a warrant for Series A preferred stock.

(2) John Cioffi, one of our directors, serves as Trustee for the Cioffi Family Trust.

GRANTS OF OPTIONS

    Since inception, we have granted options to purchase our common stock to our directors and executive officers as follows:

                                               AGGREGATE NUMBER       WEIGHTED AVERAGE
NAME                        DATE(S) OF GRANT      OF OPTIONS      EXERCISE PRICE PER SHARE
----                        ----------------   ----------------   ------------------------
Daniel (Wen Chi) Chen.....     8/96 - 5/00         1,220,000                $2.69

John Cioffi...............            1/00           100,000                 3.00

Ralph Cognac..............     1/00 - 5/00           400,000                 3.38

Peter J. Courture.........     4/98 - 5/00           100,000                 3.28

Richard H. Forte..........     5/99 - 5/00         1,200,000                 3.50

Robert M. Gardner.........     9/99 - 5/00           525,000                 3.24

Brian Gillings............     7/99 - 5/00           300,000                 3.25

Terry Gou.................            4/98            50,000                 2.55

David Lam.................            6/99           100,000                 3.00

Max (Ming Kang) Liu.......     6/97 - 5/00           350,000                 3.37

Young W. Liu..............     8/96 - 5/00         1,195,000                 2.64

Jow H. Peng...............    10/97 - 5/00           350,000                 3.32

Timothy A. Rogers.........     7/98 - 5/00           300,000                 3.23

Ying Shiau................            6/00           155,000                 5.00

GRANTS OF RESTRICTED STOCK RIGHTS

    In May 2000, we granted restricted stock purchase rights to purchase our common stock at an exercise price of $4.00, subject to a right of repurchase, to our directors and executive officers as follows:

NAME                                                          NUMBER OF SHARES
----                                                          ----------------
Daniel (Wen Chi) Chen.......................................      100,000

Ralph Cognac................................................       75,000

Richard H. Forte............................................      150,000

Robert M. Gardner...........................................       40,000

Brian Gillings..............................................       25,000

Max (Ming Kang) Liu.........................................       30,000

Young W. Liu................................................       75,000

Jow H. Peng.................................................       40,000

Timothy A. Rogers...........................................       25,000

    On June 8, 2000, we granted restricted stock purchase rights to Ying Shiau to purchase our common stock at an exercise price of $5.00, subject to a right of repurchase.

RELATIONSHIP WITH LAW+

    During the past three fiscal years and the six months ended June 30, 2000, Law+, a law firm of which one of our directors, Peter J. Courture, is the sole shareholder, has provided legal services to us. Law+ is a law firm which performs general counsel functions for United Microelectronics Corporation.
Mr. Courture is General Counsel to United Microelectronics Corporation, and all payments for services rendered to us by Law+, in the amount of $119,407, were made through United Microelectronics Corporation.

LOANS TO EXECUTIVE OFFICERS AND DIRECTORS

    On August 2, 1999, we loaned $461,910 at an interest rate of 7.75% per annum to Richard H. Forte for a term of ninety (90) days, secured by a pledge of collateral. On January 7, 2000, at the request of Mr. Forte, the board of directors approved to extend the loan from October 31, 1999 to June 1, 2000, with an adjustment of the interest rate from 7.75% to 8.25% for the period from January 27, 2000 to June 1, 2000. On June 1, 2000, Mr. Forte repaid the loan.

    LOANS TO EXERCISE OPTIONS

    On May 10, 2000, we loaned $262,000 at an interest rate set at the Bank of America prime rate plus 2% per annum to Peter Courture for a term of four years. This loan is with full recourse and is also secured by 80,000 shares of our common stock. On July 18, 2000, the board of directors approved an adjustment of the interest rate from a rate set at the Bank of America prime rate plus 2% per annum to an interest rate of three-month LIBOR plus 2%, which shall be adjusted as published by the Wall Street Journal on January 1, April 1, July 1 and October 1 each year.

    On May 10, 2000, the board of directors authorized a loan to Mr. Forte secured by shares of our common stock. On June 22, 2000, we loaned $240,000 at an interest rate set at the Bank of America prime rate plus 2% per annum to Richard Forte for a term of four years. This loan is with full recourse and is also secured by 80,000 shares of our common stock. On July 18, 2000, the board of directors approved the adjustment of the interest rate from a rate set at the Bank of America prime rate plus 2% per annum to an interest rate of three-month LIBOR plus 2%, which shall be adjusted as published by the Wall Street Journal on January 1, April 1, July 1 and October 1 each year.

    LOANS TO PURCHASE RESTRICTED STOCK

    On June 26, 2000, the board of directors authorized loans to each key officer and management team member secured by shares granted under the 2000 Restricted Stock Plan pursuant to an interest bearing full-recourse secured promissory note payable to us, with the share certificates held by us. On
July 18, 2000, the board of directors approved such promissory notes at an interest rate of three-month LIBOR plus 2%, which shall be adjusted as published by the Wall Street Journal on January 1, April 1, July 1 and October 1 each year, to our directors and executive officers as follows:

                                         NUMBER OF RESTRICTED                        AMOUNT OF
NAME                                        COMMON SHARES       PRICE PER SHARE   PROMISSORY NOTE
----                                     --------------------   ---------------   ---------------
Richard H. Forte.......................         150,000              $4.00           $600,000
Robert M. Gardner......................          40,000               4.00            160,000
Ralph Cognac...........................          75,000               4.00            300,000
Brian Gillings.........................          25,000               4.00            100,000
Max (Ming Kang) Liu....................          30,000               4.00            120,000
Jow H. Peng............................          40,000               4.00            160,000
Timothy A. Rogers......................          25,000               4.00            100,000
Daniel (Wen Chi) Chen..................         100,000               4.00            400,000
Young Way Liu..........................          75,000               4.00            300,000
Ying Shiau.............................          50,000               5.00            250,000

    None of the executive officers has entered into a loan arrangement with us for purchases of the restricted stock grants described above.

RELATIONSHIP WITH UNITED MICROELECTRONICS CORPORATION

    We purchase the silicon wafers for our products from United Microelectronics Corporation. For the year ended December 31, 1999, total purchases from United Microelectronics Corporation amounted to $2,509,000. At December 31, 1999, the net balance due United Microelectronics Corporation was $634,000. For the six months ended June 30, 2000, the purchases from United Microelectronics Corporation amounted to $4,893,000 and the net balance due United Microelectronics Corporation amounted to $3,602,000.

    In December 1997, in connection with the sale of our Taiwan subsidiary, Integrated Technology Express (Taiwan), Inc., we sold 19,980,000 shares of Integrated Technology Express (Taiwan), Inc., to United Microelectronics Corporation for a total purchase price of $7,330,000.

    We have executed a term sheet regarding cooperation on technology enhancements with United Microelectronics Corporation.

    We have also executed a term sheet with United Microelectronics Corporation that states it guarantees us minimum production capacity through 2003 provided that we use United Microelectronics Corporation to manufacture substantially all of our integrated circuits. According to the terms of the agreement, United Microelectronics Corporation will offer us rights of first refusal to purchase a minimum quantity of eight inch silicon wafers at competitive prices. In return, we will, on a quarterly basis during the period from January 1, 2000 to December 31, 2003, offer to United Microelectronics Corporation purchase orders equal to or in excess of 75% of our total foundry requirements for the relevant periods.

    Subject to our actual requirements, United Microelectronics Corporation will offer us rights of first refusal on ten thousand silicon wafers in 2000, twenty thousand silicon wafers in 2001, thirty five thousand silicon wafers in 2002 and fifty thousand silicon wafers in 2003.

    This agreement was subsequently amended in March 2000. We agreed to commit 80% of our silicon wafer capacity requirements with United Microelectronics Corporation in exchange for a guarantee of delivery over the next four years.

    In June 2000, we entered into an agreement with United Microelectronics Corporation through which we were extended certain licenses granted by Texas Instruments to United Microelectronics Corporation in exchange for royalties equal to one percent of net sales billed for our products, patent cross licenses and other obligations. This agreement grants us non-exclusive access, for the limited purposes of using, selling, leasing, importing, offering for sale or otherwise disposing of our products, to substantially the entire patent portfolio of Texas Instruments on favorable terms. If United Microelectronics Corporation ceases to be our largest stockholder, we would lose rights under this agreement and consequently we would lose a competitive advantage in the manufacture of our products. If we lose these rights, we cannot assure you that we could secure such licenses on reasonable terms, if at all.

RELATED PARTY TRANSACTIONS AND DISCONTINUED OPERATIONS

    In June 1998, we sold certain assets, mainly trademarks, licensing agreements and service contracts to Integrated Technology Express
(Taiwan), Inc. and its U.S. subsidiary Integrated Technology Express, Inc. for $1,911,000 in cash and $1,931,000 in a note receivable. The note is due in five equal, annual installments beginning July 1, 1998 and bearing interest at 6% per annum. At December 31, 1999, the current and long-term portions of the note receivable amounted to $363,000 and $793,000, respectively. Interest income for 1998 and 1999 was $45,000 and $80,000 of which $45,000 and $35,000 was accrued at December 31, 1998 and 1999. For the six months ended June 30, 1999 and 2000 interest income was $39,000 and $28,000 of which $39,000 and $28,000 was accrued at June 30, 1999 and 2000 respectively.

    In the year ended December 31, 1999, we sold to and purchased fixed assets from Integrated Technology Express, Inc. in the amount of $28,000 and $152,000.

SHARED FACILITIES, PURCHASE OF PRODUCTS AND SERVICES

    In March 1998, we entered into a reimbursement agreement with Integrated Technology Express, Inc. to share facilities and services of administrative staff and resources. Under the agreement, the parties allocate the costs of the shared portion of their respective operations. The agreement has no expiration date. The total amounts that we billed to and reimbursed by Integrated Technology Express, Inc. were $2,539,000 and $1,936,000 in 1998 and $843,000 and $812,000 in 1999 and $412,000 and $403,000 for the six months ended June 30, 1999, and $234,000 and $294,000 for the six months ended June 30, 2000, respectively. We also purchase certain of our finished products from Integrated Technology Express, Inc., which amounted to $746,000 for the year ended
December 31, 1999, and $1.1 million for the six months ended June 30, 2000. Additionally, in 1998 Integrated Technology Express, Inc. performed certain nonrecurring engineering services for us in the amount of $290,000. At
December 31, 1998 and 1999, the net balance due to us from Integrated Technology Express, Inc. was $313,000 and $192,000. At June 30, 2000, the net balance due to Integrated Technology Express, Inc. was $435,000.

PROVIDING CONSULTING SERVICES

    In 1997, we entered into an agreement in which we agreed to provide consulting services to a related company. Revenue derived from consulting services was approximately $175,000 for the year ended December 31, 1997, and is included in the result for discontinued operations, and none for the years ended December 31, 1998 and 1999.

INDEMNIFICATION AGREEMENTS

    Our fourth amended and restated certificate of incorporation, which shall be filed concurrently with the initial public offering, limits the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by the Delaware General Corporation Law.

    Our bylaws provide that we shall indemnify our directors and officers to the maximum extent and in the manner permitted by the Delaware General Corporation Law against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. Our bylaws also provide that we may purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in any such capacity whether or not we would have the power to indemnify him against such liability under the provisions of the Delaware General Corporation Law.

    We will enter into indemnification agreements with each of our directors and executive officers. Such indemnification agreements will require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware General Corporation Law.

REGISTRATION RIGHTS

    We have granted registration rights to holders of our Series A preferred stock, Series B preferred stock, and certain of our founders. In addition, we have granted registration rights to NEC Corporation in the concurrent private placement. See the description of capital stock for a description of the registration rights that we have granted.

EMPLOYMENT AGREEMENTS

    We have entered into employment arrangements and compensation arrangements with certain of our executive officers, see "Management--Employment Arrangements" and "--Executive Officers--Summary Compensation Table." For information regarding stock options, see "Management--Stock Plans."

FUTURE AGREEMENTS

    We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent, disinterested outside directors, and will be on terms no less favorable to us than could be obtained from unaffiliated parties.

                             PRINCIPAL STOCKHOLDERS

    The table on the following page sets forth information regarding the beneficial ownership of our common stock as of July 10, 2000, by the following individuals or groups:

    - each person or entity who is known by us to own beneficially more than 5% of our outstanding stock;

    - each of the named executive officers;

    - each of our directors; and

    - all directors and executive officers as a group.

    Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Share ownership in each case also includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days. Unless otherwise indicated, the address for each stockholder listed in the following table is c/o Integrated Telecom Express, Inc., 2710 Walsh Avenue, Santa Clara, CA 95051. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

    Applicable percentage ownership in the following table is based on 35,522,136 shares of common stock outstanding as of July 10, 2000, as adjusted to reflect the conversion of all outstanding shares of preferred stock upon the closing of this offering, and 41,288,803 shares of common stock outstanding after completion of this offering.

    The numbers shown in the following table assume no exercise by the underwriters of their over-allotment option.

                          PRINCIPAL STOCKHOLDERS TABLE

                                                                                      PERCENTAGE OF
                                                                                   BENEFICIAL OWNERSHIP
                                                                                 ------------------------
                                                            NUMBER OF SHARES     PRIOR TO         AFTER
BENEFICIAL OWNER                                           BENEFICIALLY OWNED    OFFERING        OFFERING
----------------                                           -------------------   ---------       --------
5% STOCKHOLDERS:
  United Microelectronics Corporation (1)................        7,000,000         19.71%         16.95%
  Fortune Venture Capital Corporation (2)................        4,000,000         11.26           9.69
  Creative Group Limited (3).............................        3,500,000          9.86           8.48
  Intel Corporation (4)..................................        2,142,857          5.92           5.10
DIRECTORS AND EXECUTIVE OFFICERS:
  Daniel (Wen Chi) Chen (5)..............................          931,000          2.57           2.22
  Richard H. Forte (6)...................................          370,833          1.04           0.89
  Young Way Liu (7)......................................          914,333          2.53           2.18
  Timothy A. Rogers (8)..................................          134,250          *              *
  Jow H. Peng (9)........................................          146,500          *              *
  Max (Ming Kang) Liu (10)...............................          180,292          *              *
  Terry Gou (11).........................................          300,000          *              *
  Peter J. Courture (12).................................          150,000          *              *
  David Lam (13).........................................          100,000          *              *
  John Cioffi (14).......................................          137,500          *              *
  Ying Shiau (15)........................................           50,000          *              *
  All directors and officers as a group
    (13 persons) (16)....................................        3,604,396          9.51           8.25

------------------------

*   Represents beneficial ownership of less than 1.0%.

 (1) The address of United Microelectronics Corporation is 3F, No. 76 Tunhwa South Road, Section 2, Taipei, Taiwan R.O.C. John Hsuan is the Chairman of United Microelectronics Corporation.

 (2) The address of Fortune Venture Capital Corporation is 3F, No. 76 Tunhwa South Road, Section 2, Taipei, Taiwan R.O.C. Robert Tsao is the Chairman of Fortune Venture Capital Corporation.

 (3) The address of Creative Group Limited is P.O. Box 71 Craigmuir Chambers, Road Town, Tortola, British Virgin Islands. Ms. Chiu-Lian Huang is the Director of Creative Group Limited.

 (4) Includes 714,286 shares issuable pursuant to a warrant which is exercisable within 60 days of July 10, 2000. The address of Intel Corporation is 2200 Mission College Boulevard, Santa Clara, CA 95052.

 (5) Includes 581,000 shares issuable pursuant to options which are exercisable within 60 days of July 10, 2000. This also includes 100,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of July 10, 2000, all of which are currently subject to a right of repurchase.

 (6) Includes 71,667 shares subject to a right of repurchase. This also includes 120,833 shares issuable pursuant to options which are exercisable within 60 days of July 10, 2000. This also includes 150,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of July 10, 2000, all of which would be subject to a right of repurchase.

 (7) Includes 589,333 shares issuable pursuant to options which are exercisable within 60 days of July 10, 2000. This also includes 75,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of July 10, 2000, all of which would be subject to a right of repurchase.

 (8) Includes 109,250 shares issuable pursuant to options which are exercisable within 60 days of July 10, 2000. This also includes 25,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of July 10, 2000, all of which would be subject to a right of repurchase.

 (9) Includes 66,000 shares issuable pursuant to options which are exercisable within 60 days of July 10, 2000. This also includes 40,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of July 10, 2000, all of which are currently subject to a right of repurchase.

(10) Includes 110,292 shares issuable pursuant to options which are exercisable within 60 days of July 10, 2000. This also includes 30,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of July 10, 2000, all of which are currently subject to a right of repurchase.

(11) Includes 50,000 shares issuable pursuant to options which are exercisable within 60 days of July 10, 2000, of which 22,500 are currently subject to a right of repurchase.

(12) Includes 72,500 shares currently subject to a right of repurchase.

(13) Includes 100,000 shares issuable pursuant to options which are exercisable within 60 days of July 10, 2000, of which 75,833 are currently subject to a right of repurchase.

(14) Includes 100,000 shares currently subject to a right of repurchase and 37,500 shares held in the Cioffi Family Trust.

(15) Includes 50,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of July 10, 2000, all of which would be subject to a right of repurchase.

(16) Includes 1,776,396 shares issuable pursuant to options which are exercisable within 60 days of July 10, 2000, of which 98,333 are currently subject to a right of repurchase. This also includes 610,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of July 10, 2000, all of which are currently subject to a right of repurchase. This also includes 244,167 shares currently subject to a right of repurchase.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Upon the completion of this offering, we will be authorized to issue 200,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock is materially complete.

COMMON STOCK

    As of July 10, 2000, there were 24,093,565 shares of common stock outstanding which were held of record by 201 stockholders. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. Wilson Sonsini
Goodrich & Rosati, Professional Corporation, counsel to us, shall opine that the shares of common stock to be issued upon the closing of this offering, when issued and sold in the manner described in this prospectus and in accordance with the resolutions adopted by the board of directors, will be fully paid and nonassessable.

PREFERRED STOCK

    The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include:

    - restricting dividends on the common stock;

    - diluting the voting power of the common stock;

    - impairing the liquidation rights of the common stock; or

    - delaying or preventing a change in control of us without further action by the stockholders.

    Upon the closing no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

    Wit Capital Corporation purchased 37,500 shares of Series B preferred stock.

WARRANTS

    As of July 10, 2000, there were warrants outstanding to purchase 714,286 shares of Series A preferred stock and 500,000 shares of Series B preferred stock. These warrants will become exercisable for an aggregate of 1,214,286 shares of common stock upon the closing of this offering.

REGISTRATION RIGHTS

    The holders of 13,003,571 shares of common stock, assuming conversion of all outstanding shares of preferred stock, 166,667 shares of common stock to NEC Corporation in the concurrent private placement, and the holders of warrants to purchase preferred stock convertible into 1,214,286 shares of common stock, or the registrable securities, are entitled to certain rights with respect to registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the holders of registrable securities and us. Beginning 180 days following the date of this prospectus, holders of at least 30% of the then outstanding registrable securities may require on up to two occasions that we register their shares for public resale. Also, holders of registrable securities may require on two separate occasions within any 12 month period that we register their shares for public resale on Form S-3 or similar short-form registration if the value of the securities to be registered is at least
$1.0 million, however we may defer such registration for 90 days in view of market conditions. Furthermore, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering, the holders of registrable securities are entitled to include their shares of common stock in the registration, but we may reduce the number of shares proposed to be registered in view of market conditions. These registration rights have been waived with respect to this offering. All expenses in connection with any registration, other than underwriting discounts and commissions, will be borne by us. All registration rights will terminate five years following the consummation of this offering, or, with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any 90 day period under Rule 144 of the Securities Act.

ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE AND BYLAWS AND DELAWARE LAW

    Certain provisions of Delaware law and our restated certificate of incorporation and bylaws could make the following more difficult:

    - the acquisition of us by means of a tender offer;

    - acquisition of us by means of a proxy contest or otherwise; or

    - the removal of our incumbent officers and directors.

    These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

    ELECTION AND REMOVAL OF DIRECTORS. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

    STOCKHOLDER MEETINGS. Under our bylaws, only the board of directors, the chairman of the board and the president may call special meetings of stockholders.

    REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

    DELAWARE ANTI-TAKEOVER LAW. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

    ELIMINATION OF STOCKHOLDER ACTION BY WRITTEN CONSENT. Our restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

    ELIMINATION OF CUMULATIVE VOTING. Our restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

    UNDESIGNATED PREFERRED STOCK. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

    CLASSIFIED BOARD. Our board of directors is divided into three classes. A portion of our board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, two of the nominees to the board will be elected to one-year terms, two will be elected to two-year terms and three will be elected to three-year terms. Thereafter, directors will be elected for three-year terms.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is Equiserve Trust Company.


NASDAQ NATIONAL MARKET LISTING



    Our stock is quoted on the Nasdaq National Market under the symbol "ITXI."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of our common stock in the public market after the offering could adversely affect the market price of our common stock and our ability to raise equity capital in the future on terms favorable to us.

    After the offering 41,288,803 shares of our common stock will be outstanding, assuming that the underwriters do not exercise the over-allotment option. Of these shares, all of the 5,600,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by affiliates as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock held by existing shareholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below.

    The following table shows approximately when the 35,522,136 shares of our common stock that are not being sold in this offering but which will be outstanding when this offering is complete will be eligible for sale in the public market:

         ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN THE PUBLIC MARKET

At the effective date.......................................           0
90 days after the effective date............................           0
180 days after the effective date...........................  35,522,136

    Resale of 18,922,967 of the restricted shares that will become available for sale in the public market starting 180 days after the effective date will be limited by volume and other resale restrictions under Rule 144 because the holders are our affiliates.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

    - 1% of the number of shares of common stock then outstanding which will equal approximately 412,888 shares immediately after this offering; or

    - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed.

    Sales under Rule 144 must also comply with manner of sale provisions and notice requirements and to the availability of current public information about us.

    Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days before a sale, and who has beneficially owned the restricted shares for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

    In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultant or advisors who purchase shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without complying with some of the restrictions, including the holding period, contained in Rule 144. As of July 10, 2000, 1,343,565 shares outstanding had been issued as a result of exercise of stock options. Of these shares, 1,108,148 shares will be vested and exercisable and will be able to be resold after the 90 day period, subject to the lock-up agreements described below.

LOCK-UP AGREEMENTS

    Executive officers, directors, stockholders and optionees who will hold an aggregate of 35,688,803 shares of our common stock after this offering will sign lock-up agreements under which they will agree not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. This aggregate number of shares includes the 166,667 shares to be sold to NEC Corporation in the concurrent private placement. Transfers or dispositions can be made sooner with the prior written consent of Lehman Brothers.

REGISTRATION RIGHTS

    Upon completion of this offering, the holders of 13,003,571 shares of our common stock, holders of 1,214,286 shares of our common stock issuable upon conversion of warrants, assuming such warrants are converted, and 166,667 shares of common stock to NEC Corporation in the concurrent private placement, will be entitled to rights to registration of their shares under the Securities Act. After registration, these shares will become freely tradable without restrictions under the Securities Act. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our common stock.

STOCK OPTIONS

    Immediately after this offering we intend to file a registration statement under the Securities Act covering shares of common stock subject to outstanding options or reserved for issuance under our stock option plans. Each year as the number of shares reserved for issuance under our 2000 stock plan and 2000 employee stock purchase plan automatically increases, we will file an amendment to the registration statement covering the additional shares. As of July 10, 2000, under our 1996 stock plan, options to purchase 10,412,120 shares of common stock were issued and outstanding, under our 2000 stock plan 2,500,000 shares were reserved for future issuance and under our 2000 employee stock purchase plan 600,000 shares were reserved for future issuance. This registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under that registration statement will, upon the optionee's exercise and subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180 day lock-up agreements expire.

WARRANTS

    Upon consummation of the initial public offering, warrants to purchase 1,214,286 shares of common stock will remain outstanding. The warrants which remain outstanding after this offering will have the registration rights described above.

                                  UNDERWRITING

    Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below, for whom Lehman Brothers Inc., Bear, Stearns & Co. Inc., Wit SoundView Corporation and Fidelity Capital Markets, a division of National Financial Services Corporation, are acting as representatives, has agreed to purchase from us the number of shares of common stock shown opposite its name below.


                                                           NUMBER OF
UNDERWRITERS                                                SHARES
------------                                               ---------
Lehman Brothers Inc......................................  2,640,750
Bear, Stearns & Co. Inc..................................  1,383,250
Wit SoundView Corporation................................  1,006,000
Fidelity Capital Markets, a division of National
  Financial Services Corporation.........................     60,000
A.G. Edwards & Sons, Inc.................................     60,000
Salomon Smith Barney Inc.................................     60,000
SG Cowen Securities Corporation..........................     60,000
UBS Warburg LLC..........................................     60,000
Thomas Weisel Partners LLC...............................     60,000
First Security Van Kasper................................     30,000
Gruntal & Co., L.L.C.....................................     30,000
Edward D. Jones & Co., L.P...............................     30,000
Kaufman Bros., L.P.......................................     30,000
Legg Mason Wood Walker, Incorporated.....................     30,000
Raymond James & Associates, Inc..........................     30,000
Wachovia Securities, Inc.................................     30,000
                                                           ---------
Total....................................................  5,600,000
                                                           =========


    The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement and that, if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, all of the shares of common stock that the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include the requirement that:

    - the representations and warranties made by us to the underwriters are true;

    - there is no material change in the financial markets as to make it impracticable or inadvisable to proceed with the public offering; and

    - we deliver customary closing documents to the underwriters.

    We have granted the underwriters an option to purchase up to an aggregate of 840,000 additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the table above and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters.


    The underwriters propose to offer the shares to the public initially at the public offering price set forth on the cover page of this prospectus and to selling group members at that price less a concession of $0.76 per share. The underwriters and selling group members may allow a discount of $0.10 per share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.



    The following table summarizes the compensation we will pay. The underwriting discounts and commissions are equal to the public offering price per share less the amount paid to us per share.



                                                                                    TOTAL
                                                                       -------------------------------
                                                                          WITHOUT            WITH
                                                           PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                                           ---------   --------------   --------------
Underwriting discounts and commissions paid by us........    $1.26       $7,056,000       $8,114,400



    We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $1,500,000.


    The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

    We, our officers and directors and certain other stockholders have agreed that without the prior consent of Lehman Brothers we will not offer, sell, contract to sell, announce our intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any additional shares of common stock or securities convertible into or exchangeable or exercisable for any of our shares for a period of 180 days after the date of this prospectus, except in the case of issuances by us upon the exercise of employee stock options outstanding on the date hereof. Lehman Brothers may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.


    The underwriters have reserved for sale, at the initial public offering price, up to 385,100 shares of the common stock for employees, directors and other persons associated with us that have expressed an interest in purchasing common stock in the offering. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.


    We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act, liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and liabilities incurred in connection with the directed share program referred to above, and to contribute to payments that the underwriters may be required to make for these liabilities.


    Our shares are listed on the Nasdaq Stock Market's National Market under the symbol "ITXI."


    Prior to this offering, there has been no public market for the shares of common stock. The initial public offering price was negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives considered:

    - prevailing market conditions;

    - our historical performance;

    - our capital structure;

    - estimates of our business potential and earning prospects;

    - an overall assessment of our management; and

    - the consideration of the above factors in relation to market valuation of companies in related businesses.

    The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

    - The underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales and purchases to cover short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase to the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

    Any offers in Canada will be made only under exemption from the requirements to file a prospectus in the relevant province of Canada in which the sale is made.

    Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

    These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    In November 1999, an affiliate of Wit SoundView Corporation purchased 37,500 shares of our Series B preferred stock for a total purchase price of $150,000. These shares shall be converted into 37,500 shares of common stock upon the closing of this offering.

    A prospectus in electronic format is being made available on Internet web sites maintained by Wit SoundView Corporation's affiliate, Wit Capital Corporation, and may be made available on web sites maintained by other underwriters. Wit SoundView Corporation may also market the offering over the Internet. Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part.

    Fidelity Capital Markets, a division of National Financial Services Corporation, is acting as an underwriter in this offering, and will be facilitating electronic distribution through the Internet.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this prospectus, WS Investment Company 2000 A composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, as well as certain individual attorneys of this firm, own an option to purchase 100,000 shares of our common stock, subject to vesting. Certain legal matters will be passed upon for the underwriters by Cooley Godward LLP, Palo Alto, California.

                       CHANGE OF INDEPENDENT ACCOUNTANTS

    On June 2, 1998 Ernst & Young LLP was dismissed as our independent accountants. PricewaterhouseCoopers LLP was appointed our independent accountants on October 28, 1998. The decision to change accountants was approved by our board of directors. The audit report of Ernst & Young LLP on the financial statements of Integrated Telecom Express, Inc. for the year ended December 31, 1997 (not included in or made a part of this prospectus and/or registration statement) contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audit for the year ended December 31, 1997 and for the interim period through June 2, 1998, there were no disagreements with Ernst & Young LLP on any matter of accounting principles and practices, financial statements and disclosures or auditing scope or procedures, which disagreements, if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

    For purposes of this filing, the financial statements for the year ended December 31, 1997 as well as the financial statements for the years ended December 31, 1998 and 1999 have been audited by PricewaterhouseCoopers LLP. Prior to October 28, 1998, we had not consulted with PricewaterhouseCoopers LLP on items that involved our accounting principles or the form of audit opinion to be issued on our financial statements for the years ended December 31, 1997 or 1998.

                                    EXPERTS

    The financial statements as of December 31, 1998 and 1999 and June 30, 1999 and 2000 and for each of the three years in the period ended December 31, 1999 and the six month periods ended June 30, 1999 and 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, is materially complete. For further information with respect to us and our common stock, see the registration statement and the exhibits and schedules thereto. Any document we file may be read and copied at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Commission are also available to the public from the Commission's website at http://www.sec.gov.

    Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the website of the Commission referred to above.

                        INTEGRATED TELECOM EXPRESS, INC.
                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants...........................       F-2
Balance Sheets..............................................       F-3
Statements of Operations....................................       F-4
Statements of Stockholders' Equity (Deficit)................       F-5
Statements of Cash Flows....................................       F-6
Notes to Financial Statements...............................       F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Integrated Telecom Express, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Integrated Telecom Express, Inc. at December 31, 1998 and 1999 and June 30, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 and the six month periods ended June 30, 1999 and 2000 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Jose, CA
July 21, 2000

                        INTEGRATED TELECOM EXPRESS, INC.

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                                 PRO FORMA
                                                                                               STOCKHOLDERS'
                                                                 DECEMBER 31,       JUNE 30,     EQUITY AT
                                                              -------------------   --------     JUNE 30,
                                                                1998       1999       2000         2000
                                                              --------   --------   --------   -------------
                                                                                                (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 14,423   $ 38,513   $34,308
  Trade receivables, net....................................        --      1,373     6,071
  Receivable from ITE.......................................       313        192       177
  Current portion of note receivable from ITE...............       343        363       748
  Inventories...............................................        --      1,893     4,325
  Prepaid expenses and other assets.........................       144        856       929
                                                              --------   --------   --------
      Total current assets..................................    15,223     43,190    46,558
Deposits....................................................        50         --        --
Long-term portion of note receivable from ITE...............     1,156        793       408
Property and equipment, net.................................     2,172      2,140     7,411
Licenses, net...............................................     8,051      6,828     6,463
                                                              --------   --------   --------
      Total assets..........................................  $ 26,652   $ 52,951   $60,840
                                                              ========   ========   ========
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $    202   $  1,852   $ 7,852
  Accrued expenses and other liabilities....................       742        875     2,044
  Current portion of payable for licenses...................     2,375      2,625     2,250
  Current portion of capital leases.........................        --         --     1,499
                                                              --------   --------   --------
      Total current liabilities.............................     3,319      5,352    13,645
Long-term portion of payable for licenses...................     4,125      1,500       750
Long-term portion of capital leases.........................        --         --     2,542
                                                              --------   --------   --------
      Total liabilities.....................................     7,444      6,852    16,937
                                                              --------   --------   --------
Commitments (Note 12)
Mandatorily redeemable convertible preferred stock:
  $0.001 par value, authorized: 10,000 shares in 1998 and
    13,500 shares in 1999 and 13,500 shares at June 30,
    2000; issued and outstanding: 1,429 shares in 1998 and
    11,429 shares in 1999, and 11,429 shares at June 30,
    2000 and none (unaudited) at June 30, 2000 (pro forma);
    (aggregate liquidation preference of $5,000 at
    December 31, 1998 and $45,000 at December 31, 1999 and
    $45,000 at June 30, 2000 and $0 (unaudited) at June 30,
    2000 (pro forma)).......................................     4,120     43,100    43,100      $     --
Mandatorily redeemable convertible preferred
      stock warrants........................................       880      1,900     1,900            --
                                                              --------   --------   --------     --------
                                                                 5,000     45,000    45,000            --
                                                              --------   --------   --------     --------
Stockholders' equity (deficit):
  Common stock--$0.001 par value, authorized: 34,750 shares
    in 1998 and 46,100 shares in 1999 and 46,100 shares at
    June 30, 2000; issued and outstanding: 23,080 shares in
    1998 and 23,369 shares in 1999 and 23,990 shares at
    June 30, 2000 and 35,419 (unaudited) shares at June 30,
    2000 (pro forma)........................................        23         23        24            35
  Additional paid-in capital................................    29,378     30,745    81,379       126,368
  Deferred stock-based compensation.........................      (473)    (1,241)  (42,096)      (42,096)
  Notes receivable from stockholder.........................        --         --      (502)         (502)
  Accumulated deficit.......................................   (14,720)   (28,428)  (39,902)      (39,902)
                                                              --------   --------   --------     --------
      Total stockholders' equity (deficit)..................    14,208      1,099    (1,097)     $ 43,903
                                                              --------   --------   --------     ========
        Total liabilities, mandatorily redeemable
          convertible preferred stock and stockholders'
          equity (deficit)..................................  $ 26,652   $ 52,951   $60,840
                                                              ========   ========   ========

   The accompanying notes are an integral part of these financial statements.

                        INTEGRATED TELECOM EXPRESS, INC.

                            STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,            JUNE 30,
                                                       ------------------------------   -------------------
                                                         1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------
Revenue..............................................  $    --    $    --    $  3,053   $   296    $ 14,401
Cost of revenue (including stock-based compensation
  expense of $0, $0, $0, $0 and $59).................       --         --      (2,811)     (716)     (8,531)
                                                       -------    -------    --------   -------    --------
Gross profit (loss)..................................       --         --         242      (420)      5,870
                                                       -------    -------    --------   -------    --------

Operating expenses:
  Research and development (exclusive of stock-based
    compensation expense of $10, $58, $97, $53 and
    $2,833)..........................................    1,101      6,230       8,458     3,962       5,947
  Sales and marketing (exclusive of stock-based
    compensation expense of $0, $57, $86, $45 and
    $1,602)..........................................       --      1,125       3,211     1,376       2,745
  General and administrative (exclusive of
    stock-based compensation expense of $23, $111,
    $81, $44 and $3,450).............................      943      2,571       3,086     1,633       1,673
  Amortization of deferred stock-based
    compensation.....................................       33        226         264       142       7,885
                                                       -------    -------    --------   -------    --------
    Total operating expenses.........................    2,077     10,152      15,019     7,113      18,250
                                                       -------    -------    --------   -------    --------

Operating loss from continuing operations............   (2,077)   (10,152)    (14,777)   (7,533)    (12,380)

Interest income, net.................................      809        856         887       276         906
Other income.........................................       --         --         182        --          --
                                                       -------    -------    --------   -------    --------

Loss from continuing operations......................   (1,268)    (9,296)    (13,708)   (7,257)    (11,474)
Loss from discontinued operations....................   (2,638)        --          --        --          --
                                                       -------    -------    --------   -------    --------
Net loss.............................................  $(3,906)   $(9,296)   $(13,708)  $(7,257)   $(11,474)
                                                       =======    =======    ========   =======    ========
Basic and diluted net loss from continuing operations
  per share..........................................  $ (0.06)   $ (0.40)   $  (0.59)  $ (0.31)   $  (0.49)
Basic and diluted net loss from discontinued
  operations per share...............................    (0.11)        --          --        --          --
                                                       -------    -------    --------   -------    --------

Basic and diluted net loss per share.................  $ (0.17)   $ (0.40)   $  (0.59)  $ (0.31)   $  (0.49)
                                                       =======    =======    ========   =======    ========
Shares used in computing basic and diluted net loss
  per share..........................................   22,753     23,058      23,148    23,098      23,488
                                                       =======    =======    ========   =======    ========
Pro forma basic and diluted net loss per share
  (unaudited)........................................                        $  (0.51)             $  (0.33)
                                                                             ========              ========
Pro forma shares used in computing basic and diluted
  net loss per share (unaudited).....................                          26,634                34,917
                                                                             ========              ========

   The accompanying notes are an integral part of these financial statements.

                        INTEGRATED TELECOM EXPRESS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                       COMMON                                         NOTES                        TOTAL
                                        STOCK          ADDITIONAL     DEFERRED     RECEIVABLE                  STOCKHOLDERS'
                                 -------------------    PAID-IN     STOCK-BASED       FROM       ACCUMULATED      EQUITY
                                  SHARES     AMOUNT     CAPITAL     COMPENSATION   STOCKHOLDER     DEFICIT       (DEFICIT)
                                 --------   --------   ----------   ------------   -----------   -----------   -------------
Balance at December 31, 1996...   22,750      $23       $25,827       $     --        $  --       $     28       $ 25,878
                                  ------      ---       -------       --------        -----       --------       --------

Sale of subsidiary to related
  party........................       --       --          (323)            --           --         (1,546)        (1,869)
Exercise of common stock
  options......................       14       --            10             --           --             --             10
Deferred compensation related
  to stock option grants.......       --       --           599           (599)          --             --             --
Amortization of deferred stock-
  based compensation...........       --       --            --            136           --             --            136
Net loss.......................       --       --            --             --           --         (3,906)        (3,906)
                                  ------      ---       -------       --------        -----       --------       --------

Balance at December 31, 1997...   22,764       23        26,113           (463)          --         (5,424)        20,249

Deemed contribution of capital
  related to sale of licenses
  to related parties...........       --       --         2,853             --           --             --          2,853
Exercise of common stock
  options......................      316       --           176             --           --             --            176
Deferred compensation related
  to stock option grants.......       --       --           236           (236)          --             --             --
Amortization of deferred stock-
  based compensation...........       --       --            --            226           --             --            226
Net loss.......................       --       --            --             --           --         (9,296)        (9,296)
                                  ------      ---       -------       --------        -----       --------       --------

Balance at December 31, 1998...   23,080       23        29,378           (473)          --        (14,720)        14,208

Exercise of common stock
  options......................      289       --           335             --           --             --            335
Deferred compensation related
  to stock option grants.......       --       --         1,032         (1,032)          --             --             --
Amortization of deferred stock-
  based compensation...........       --       --            --            264           --             --            264
Net loss.......................       --       --            --             --           --        (13,708)       (13,708)
                                  ------      ---       -------       --------        -----       --------       --------

Balance at December 31, 1999...   23,369       23        30,745         (1,241)          --        (28,428)         1,099

Deferred compensation related
  to stock option grants.......       --       --        48,799        (48,799)          --             --             --
Exercise of common stock
  options......................      621        1         1,835             --         (502)            --          1,334
Amortization of deferred stock-
  based compensation...........       --       --            --          7,944           --             --          7,944
Net loss.......................       --       --            --             --           --        (11,474)       (11,474)
                                  ------      ---       -------       --------        -----       --------       --------

Balance at June 30, 2000.......   23,990      $24       $81,379       $(42,096)       $(502)      $(39,902)      $ (1,097)
                                  ======      ===       =======       ========        =====       ========       ========

   The accompanying notes are an integral part of these financial statements.

                        INTEGRATED TELECOM EXPRESS, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                         SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,            JUNE 30,
                                                       ------------------------------   -------------------
                                                         1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................  $ (3,906)  $ (9,296)  $(13,708)  $(7,257)   $(11,474)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
      Loss from discontinued operations..............     2,638         --         --        --          --
      Depreciation and amortization..................       292        822      2,193     1,109       1,798
      Amortization of deferred stock-based
      compensation...................................        33        226        264       142       7,944
      Changes in current assets and liabilities, net
        of effects of business sold:
          Trade receivables..........................        --         --     (1,373)      (56)     (4,698)
          Receivable from ITE........................       (17)      (339)       121       112          15
          Note receivable............................                                                   446
          Prepaid expenses and other current
          assets.....................................      (368)       295       (712)      (53)       (521)
          Other assets...............................       (50)        --         50        --          --
          Inventory..................................        --         --     (1,893)       --      (2,432)
          Accounts payable...........................        25        193      1,650        67       6,000
          Accrued expenses and other liabilities.....       333        368        133       199       1,169
                                                       --------   --------   --------   -------    --------
            Net cash used in continuing operations...    (1,020)    (7,731)   (13,275)   (5,737)     (1,753)
            Net cash used in discontinued
            operations...............................    (1,434)        --         --        --          --
                                                       --------   --------   --------   -------    --------
            Net cash used in operating activities....    (2,454)    (7,731)   (13,275)   (5,737)     (1,753)
                                                       --------   --------   --------   -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, equipment and licenses.......      (902)    (3,143)    (3,341)   (2,048)     (3,227)
  Purchase of short-term investments, net............   (11,384)
  Proceeds from short-term investments, net..........        --     11,384         --        --          --
  Net proceeds from sale of discontinued
  operations.........................................     1,305         --         --        --          --
  Purchase of property, equipment and licenses by
    discontinued business............................    (3,801)        --         --        --          --
  Proceeds from sale of assets to ITE................        --      1,911         28        28          --
  Proceeds from note receivables due from ITE........        --        432        343        --          --
                                                       --------   --------   --------   -------    --------
          Net cash provided by (used in) investing
            activities...............................   (14,782)    10,584     (2,970)   (2,020)     (3,227)
                                                       --------   --------   --------   -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of convertible preferred
    stock and warrants...............................        --      5,000     40,000        --          --
  Proceeds from exercise of common stock options.....        10        176        335        36       1,332
  Payment of Capital Lease Obligations...............                                                  (557)
                                                       --------   --------   --------   -------    --------
          Net cash provided by financing
            activities...............................        10      5,176     40,335        36         775
                                                       --------   --------   --------   -------    --------
Effect of exchange rate changes on cash and cash
  equivalents........................................       (72)        --         --        --          --
Net increase in cash and cash equivalents............   (17,298)     8,029     24,090    (7,721)     (4,205)
Cash and cash equivalents at beginning of year.......    23,692      6,394     14,423    14,423      38,513
                                                       --------   --------   --------   -------    --------
Cash and cash equivalents at end of year.............  $  6,394   $ 14,423   $ 38,513   $ 6,702    $ 34,308
                                                       ========   ========   ========   =======    ========
SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES:
  Sale of assets to ITE for note receivable..........  $     --   $  1,931   $     --   $    --    $     --
  Payable issued for licensing agreements............  $     --   $  6,500   $     --   $    --    $     --
  Assets purchased under capital leases..............  $     --   $     --   $     --   $    --    $  4,598

   The accompanying notes are an integral part of these financial statements.

                        INTEGRATED TELECOM EXPRESS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    Integrated Telecom Express, Inc. ("ITeX" or the "Company", formerly Integrated Technology Express, Inc.) was incorporated in California in May 1995 and re-incorporated in Delaware in May 1999. The Company designs and sells integrated circuit and software solutions to the broadband access communications equipment industry. The Company's products include integrated circuits, software, turn-key reference designs and test systems that enable communications equipment manufacturers to provide high-speed, cost-effective asymmetrical digital subscriber line, or ADSL, equipment to communications service providers and their customers. The industry in which the Company operates is characterized by rapid technological change and significant volatility of product prices.

    United Microelectronics Corporation ("UMC"), a public company in Taiwan, directly and indirectly owned 46% of the Company's outstanding common stock at June 30, 2000.

BASIS OF PREPARATION

    The financial statements included the accounts of the Company's wholly-owned subsidiary, Integrated Technology Express (Taiwan), Inc. or ("ITE"), until that subsidiary was sold to a major stockholder of the Company on December 23, 1997 as described in Note 2.

FOREIGN CURRENCY TRANSLATION

    The functional currency of ITE is the New Taiwan Dollar. Accordingly, prior to the sale of the subsidiary on December 23, 1997, the assets and liabilities of the Company's foreign subsidiary were translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense items were translated at average exchange rates for the period. Foreign currency translation adjustments were included in accumulated other comprehensive income as a separate component of stockholders' equity and eliminated in connection with the sale of the subsidiary. Foreign currency transaction gains or losses were recorded in operating expenses and were not significant for the year ended December 31, 1997.

MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist principally of time deposits and a money market deposit account that are stated at cost, which approximates fair value, held at two financial institutions.

                        INTEGRATED TELECOM EXPRESS, INC.

INVENTORIES

    Inventories are stated at the lower of cost or market, cost being determined using the average cost method.

PROPERTY AND EQUIPMENT

    The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. No losses from impairment have been recognized in the financial statements.

    Property and equipment are stated at cost. Depreciation is generally computed using the straight-line method over the estimated useful lives of the assets as follows:


Machinery and equipment..................................           3-5 years
Software.................................................            3 years
Furniture and equipment..................................           5-7 years
Leasehold improvements...................................  Shorter of the lease term or the estimated useful life

REVENUE RECOGNITION

    Revenue from product sales other than to distributors with rights of return is recognized upon shipment if a signed purchase order exists, the fee is fixed and determinable, collection of resulting receivables is probable and product returns are reasonably estimable. Subsequent to the sale of the products, the Company has no obligation to provide any modification or customization, upgrades, enhancements or any postcontract customer support. Revenues from shipments to distributors with rights of return are deferred until the distributor resells the inventory. Upon shipment, the Company also provides for the estimated costs that may be incurred for product warranties.

RESEARCH AND DEVELOPMENT

    Research and development costs are expensed as incurred. The Company has not capitalized any software development costs to date and is in compliance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Capitalization of software development costs begins upon the establishment of technological feasibility of the product. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model which typically occurs when beta testing commences, and the general availability of such software has been short, and as such, software development costs qualifying for capitalization have been insignificant.

                        INTEGRATED TELECOM EXPRESS, INC.

ADVERTISING EXPENSES

    Advertising expenses are charged to operations when incurred and totaled $46,000, $0 and $63,000 for the years ended December 31, 1997, 1998 and 1999, respectively. During the six month periods ended June 30, 1999 and 2000, the Company incurred $15,000 and $34,000 of advertising expenses, respectively.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based compensation arrangements in accordance with the provisions of APB No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is, in general, recognized based on the difference, if any, between the fair market value of the Company's stock on the date of grant and the amount an employee must pay to acquire the stock. Equity instruments issued to non-employees are accounted for in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force 96-18. Deferred stock-based compensation is being amortized using the graded vesting method in accordance with Financial Accounting Standards Board Interpretation No. 28 ("FIN No. 28") over the vesting period of each respective option, which is generally four years. Under the graded vesting method, each option grant is separated into portions based on its vesting terms which results in acceleration of amortization expense for the overall award.

INCOME TAXES

    The Company accounts for income taxes under the liability approach whereby the expected future tax consequences of temporary differences between the book and tax basis of assets and liabilities are recognized as deferred tax assets and liabilities. A valuation allowance is established for any deferred tax assets for which realization is uncertain.

NET LOSS PER SHARE

    Basic net loss per share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period less any shares subject to repurchase. Diluted net loss per share is the same as basic net loss per share for the periods presented because potentially dilutive common shares, composed of common shares issuable upon the exercise of stock options and warrants and upon conversion of convertible preferred shares, are not considered when their effect would be to reduce the net loss per share.

PRO FORMA BALANCE SHEET INFORMATION (UNAUDITED)

    Immediately prior to the effective date of the offering, the Company's outstanding convertible preferred stock will automatically convert into common stock at a one-to-one ratio and the underlying equity instrument into which the preferred stock warrants are convertible will change to common stock from preferred stock. The pro forma effects of this transaction are unaudited and have been reflected in the accompanying Pro Forma Stockholders' Equity as of June 30, 2000.

PRO FORMA NET LOSS PER SHARE (UNAUDITED)

    Pro forma net loss per share for the year ended December 31, 1999 and the six months ended June 30, 2000 is computed using the weighted average number of common shares outstanding,

                        INTEGRATED TELECOM EXPRESS, INC.

including the conversion of the Company's convertible preferred stock into the Company's common stock effective upon the closing of the Company's initial public offering, as if such conversion occurred at January 1, 1999 or at date of original issuance, if later. The calculation of pro forma diluted net loss per share excludes incremental common stock issuable upon the exercise of stock options and warrants as the effect would be anti-dilutive.

BUSINESS SEGMENTS

    Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures about Segments of an Enterprise and Related Information." The Company operates in one reportable segment, using one measurement of profitability for its business. The Company has sales outside the United States, which are described in Note 11. All long-lived assets are maintained in the United States.

COMPREHENSIVE INCOME

    Effective January 1, 1999, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in the financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources and does not differ from net losses for the years ended December 31, 1997, 1998 and 1999 and the six month periods ended June 30, 1999 and 2000, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments, including cash and cash equivalents, accounts receivable and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the balance sheet and measurement of those instruments at fair value. The statement is effective for fiscal years beginning after June 15, 2000. The Company will adopt the standard no later than the first quarter of fiscal year 2001 and Management does not expect a material impact on the Company's financial statements.

    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP provides guidance on accounting for certain costs in connection with obtaining or developing computer software for internal use and requires that entities capitalize such costs once certain criteria are met. The Company adopted SOP 98-1 as of January 1, 1999. The adoption of this SOP did not have a material effect on the Company's financial position or results of operations.

    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." This SOP requires that entities expense start-up costs and organization costs as they are incurred. The

                        INTEGRATED TELECOM EXPRESS, INC.

Company adopted SOP 98-5 as of January 1, 1999. The adoption of this SOP did not have a material effect on the Company's financial position or results of operations.

    In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides interpretive guidance on the recognition, presentation, and disclosure of revenue in financial statements under certain circumstances. The Company adopted the provisions of SAB 101 in these financial statements for all periods presented.

    In March 2000, the FASB issued Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25." FIN 44 clarifies, among other issues (a) the definition of employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a non compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000. The Company does not expect the adoption of FIN 44 to have a material effect on the Company's financial position or results of operations.

2. RELATED-PARTY TRANSACTIONS AND DISCONTINUED OPERATIONS

SALE OF ITE

    In May 1996, the Company formed a Taiwanese subsidiary, Integrated Technology Express (Taiwan), Inc. ("ITE") and was issued 19,980,000 shares in exchange for $7,302,000, representing 99.9% of all ITE's shares issued and outstanding. In December 1997, the Company decided to exit its previous business of developing and marketing peripheral input/output and mixed signal integrated circuits for personal computers, ceased all related activities and sold its investment in ITE to UMC for cash consideration of $7,330,000. These operations represented a different segment than the Company's current operations in the broadband access communications equipment industry due to differences in the nature of the products and in the type and class of customers. Therefore, the operations in the previous business are reflected as discontinued operations in the Company's statements of operations and statements of cash flows for the year ended December 31, 1997. Net sales and costs of sales for discontinued operations amounted to $38.2 million and $29.4 million for the year ended December 31, 1997, respectively. The excess of the net assets of ITE at the time of the sale over the sales consideration was charged to additional paid-in capital as a deemed dividend in the amount of $323,000.

    In June 1998, the Company sold certain assets, mainly trademarks, licensing agreements and service contracts, to ITE and its U.S. subsidiary ("ITE-US") for $1,911,000 in cash and $1,931,000 in a note receivable. The note is due in five equal, annual installments beginning July 1, 1998 and bears interest at 6% per annum. As ITE and the Company have certain common stockholders, the excess of $2,853,000 of the sales price over the net book value of the assets sold was credited to additional paid-in capital. At December 31, 1999, the current and long-term portions of the note receivable amounted to $363,000 and $793,000, respectively. Interest income for 1998 and 1999 was $45,000 and $80,000, of which $45,000 and $35,000 was accrued at December 31, 1998 and 1999, respectively. Interest income for the six month periods ending June 30, 1999 and 2000 was $39,000 and $28,000 of which $39,000 and $28,000 was accrued at
June 30, 1999 and 2000, respectively.

    In the year ended December 31, 1999, the Company sold to and purchased fixed assets from ITE-US in the amount of $28,000 and $152,000, respectively.

                        INTEGRATED TELECOM EXPRESS, INC.

SHARED FACILITIES, PURCHASE OF PRODUCTS AND SERVICES

    In March 1998, the Company entered into a reimbursement agreement with ITE-US to share facilities and services of administrative staff and resources. Under the agreement, the parties allocate the costs of the shared portion of their respective operations, using methods that the Company's management believes are reasonable. Such allocations are not necessarily indicative of the costs that would have been incurred by the Company in transactions with unrelated third parties. The agreement has no expiration date. The total amounts the Company billed and was reimbursed by ITE-US were $2,539,000 and $1,936,000 in 1998 and $843,000 and $812,000 in 1999 and $412,000 and $403,000 for the six
month period ended June 30, 1999, and $234,000 and $294,000 for the six month period ended June 30, 2000, respectively. Amounts billed to ITE-US are principally related to general and administrative services and are offset against these expenses in the Statement of Operations. The Company also purchases certain of its finished products from ITE-US, which amounted to $746,000 and $1.1 million for the year ended December 31, 1999, and the six month period ended June 30, 2000, respectively. Additionally, in 1998 ITE-US performed certain nonrecurring engineering services for the Company in the amount of $290,000. At December 31, 1998 and 1999, the net balance due to the Company from ITE-US was $313,000 and $192,000, respectively. At June 30, 2000, the net balance due to ITE-US was $435,000.

PURCHASE OF RAW MATERIALS

    The Company purchases the wafers for its products from UMC and is dependent upon UMC as its sole manufacturer of its integrated circuits. For the year ended December 31, 1999, total purchases from UMC amounted to $2,509,000. At
December 31, 1999, the net balance due UMC was $634,000. For the six month period ended June 30, 2000, purchases from UMC amounted to $4.9 million and the net balance due to UMC was $3.6 million.

PROVIDING CONSULTING SERVICES

    In 1997, the Company entered into an agreement in which the Company would provide consulting services to a related company. Total consulting service revenue was approximately $175,000 for the year ended December 31, 1997, and is included in the loss from discontinued operations. There was none for the years ended December 31, 1998 and 1999.

LOAN TO CHIEF EXECUTIVE OFFICER

    In 1999, the Company granted its Chief Executive Officer a loan in the amount of $462,000. The note receivable earned interest at 7.75% (subsequently increased to 8.25%) and was secured by certain publicly traded securities. The interest income recognized for the fiscal year 1999 and balance outstanding, which is included in Prepaid Expenses and Other Assets in the Company's balance sheets, were $15,000 and $477,000 at December 31, 1999. Interest income recognized for the six months ended June 30, 2000 was $17,000. The loan was repaid in June 2000.

SHAREHOLDERS NOTES RECEIVABLE

    In May 2000, a director of the Company exercised 80,000 options for common stock in exchange for two full recourse promissory notes collateralized by common stock for a total of $262,000. The notes are collateralized by common stock and both interest and principal mature on May 10, 2004. The notes have an interest rate of LIBOR plus 2% and will be adjusted quarterly.

                        INTEGRATED TELECOM EXPRESS, INC.

    In June 2000, an executive of the Company exercised 80,000 stock options with an exercise price of $4.00 per share in exchange for a promissory note. The note is collateralized by the common stock, and both interest and principal matures in June 2004. The notes bears interest at LIBOR plus 2% which will be adjusted quarterly.

3. BALANCE SHEET DETAIL

                                                                 DECEMBER 31,       JUNE 30,
                                                              -------------------   --------
                                                                1998       1999       2000
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
INVENTORY:
  Raw materials.............................................   $   --    $   119    $   662
  Work in progress..........................................       --         --        816
  Finished goods............................................       --      1,774      2,847
                                                               ------    -------    -------
                                                               $   --    $ 1,893    $ 4,325
                                                               ======    =======    =======

PROPERTY AND EQUIPMENT:
  Machinery and equipment...................................   $  714    $   874    $ 1,695
  Software..................................................    1,380      1,912      6,869
  Furniture and equipment...................................      832        994      1,193
  Leasehold improvements....................................       57         55        111
                                                               ------    -------    -------
                                                                2,983      3,835      9,868
  Less: Accumulated depreciation and amortization...........     (811)    (1,695)    (2,457)
                                                               ------    -------    -------
                                                               $2,172    $ 2,140    $ 7,411
                                                               ======    =======    =======

    At June 30, 2000, the Company had $4,215,000 of software under capital leases. The amortization at June 30, 2000 was $383,000.

ACCRUED EXPENSES AND OTHER LIABILITIES:
  Deferred revenue..........................................   $   --    $   167    $   114
  Accrued compensation costs................................      318        600      1,486
  Other accruals............................................      424        108        444
                                                               ------    -------    -------
                                                               $  742    $   875    $ 2,044
                                                               ======    =======    =======

4. LICENSING AND ROYALTY ARRANGEMENTS

    In April 1998, the Company entered into a ten year licensing agreement with an unrelated party. Under the terms of the agreement, the Company licensed certain technology to develop, manufacture and distribute products. Initial payments for the licenses were $5,000,000. In addition, the Company is obligated to pay royalties on sales of products developed at rates ranging from 2.5% to 6%. Minimum royalties payable for 1999, 2000 and 2001 amounted to $500,000, $1,000,000 and $1,500,000, respectively.

    The Company has capitalized the $8.0 million cost of this license including minimum royalties and is amortizing the cost of the license on a straight-line basis over its estimated useful life of seven years. Minimum royalties are expensed in the year payable. Amortization expense was $1.2 million in the year

                        INTEGRATED TELECOM EXPRESS, INC.

ended December 31, 1999 and $607,000 and $857,000 for the six month periods ended June 30, 1999 and 2000, respectively.

5. INCOME TAXES

    There was no provision for income taxes in 1997, 1998 and 1999 or the six month periods ended June 30, 1999 and 2000 because of the losses incurred.

    As of June 30, 2000, the Company had federal and state net operating loss carryforwards of approximately $25,300,000 and $14,400,000, respectively. The net operating loss carryforwards will expire at various dates beginning in 2003 through 2013, if not utilized.

    Under current tax rules, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating loss that the Company may utilize in any year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three-year period.

    Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes consist of the following:

                                                  YEAR ENDED
                                                 DECEMBER 31,         SIX MONTHS
                                              -------------------   ENDED JUNE 30,
                                                1998       1999          2000
                                              --------   --------   --------------
                                                         (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards..........  $ 4,159    $  8,545      $  9,446
  Accruals and allowances...................       42         317           255
  Property and equipment....................      160         516           808
  Credit carryforwards......................      600       1,820         2,315
  Capitalized R&D expenses..................       --         700           844
                                              -------    --------      --------
Total deferred tax assets...................    4,961      11,898        13,668
  Valuation allowance.......................   (4,961)    (11,898)      (13,668)
                                              -------    --------      --------
Net deferred tax assets.....................  $    --    $     --      $     --
                                              =======    ========      ========

    Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance, and no income tax benefit was recorded in 1997, 1998 and 1999. The valuation allowance for deferred tax assets increased by $1,258,000, $3,569,000, $6,937,000 and
$1,769,000 during 1997, 1998, 1999, and the six months ended June 30, respectively.

                        INTEGRATED TELECOM EXPRESS, INC.

6. NET LOSS PER SHARE

    The following table sets forth the computation of basic and diluted net loss per share for the period indicated:

                                                                                                   SIX MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                  JUNE 30,
                                                    -------------------------------------------   -------------------
                                                        1997            1998           1999         1999       2000
                                                    -------------   ------------   ------------   --------   --------
                                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Numerator:
  Loss from continuing operations.................     $(1,268)       $(9,296)       $(13,708)    $(7,257)   $(11,474)
  Loss from discontinued operations...............      (2,638)            --              --          --          --
                                                       -------        -------        --------     -------    --------
  Net loss........................................     $(3,906)       $(9,296)       $(13,708)    $(7,257)   $(11,474)
                                                       =======        =======        ========     =======    ========

Denominator:
  Shares used in computing basic and diluted net
    loss per share................................      22,753         23,058          23,148      23,098      23,488
                                                       =======        =======        ========     =======    ========

Basic and diluted loss from continuing operations
  per share.......................................     $ (0.06)       $ (0.40)       $  (0.59)    $ (0.31)   $  (0.49)
                                                       =======        =======        ========     =======    ========

Basic and diluted loss from discontinued
  operations per share............................     $ (0.11)       $    --        $     --     $    --    $     --
                                                       =======        =======        ========     =======    ========

Basic and diluted net loss per share attributable
  to common stockholders..........................     $ (0.17)       $ (0.40)       $  (0.59)    $ (0.31)   $  (0.49)
                                                       =======        =======        ========     =======    ========

Antidilutive securities including options,
  warrants, convertible preferred stock and
  restricted stock rights not included in loss per
  shares calculation..............................       2,868          8,683          19,759       9,152      23,021
                                                       =======        =======        ========     =======    ========

Pro forma:
Shares used above.................................                                     23,148                  23,488

Pro forma adjustment to reflect weighted average
  effect of the assumed conversion of convertible
  preferred stock.................................                                      3,486                  11,429
                                                                                     --------                --------
Shares used in computing pro forma basic and
  diluted net loss per share attributable to
  common stockholders.............................                                     26,634                  34,917
                                                                                     ========                ========

Pro forma basic and diluted net loss per share
  attributable to common stockholders.............                                   $  (0.51)               $  (0.33)
                                                                                     ========                ========

7. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

    In October 1998, the Company issued to a third-party 1,428,571 shares of Series A Convertible Preferred Stock at $3.50 per share. In connection with the issuance of Series A Convertible Preferred Stock, the Company issued a warrant to purchase a total of 714,286 shares of convertible preferred stock with an exercise price of $3.50 per share. The warrants are exercisable at any time until October 2003. The Company has reserved 714,286 shares of Series A Convertible Preferred Stock for the conversion of the outstanding warrants.

    During October and November 1999, the Company issued to various third parties 10,000,000 shares of Series B Convertible Preferred Stock at $4.00 per share. In connection with the issuance of

                        INTEGRATED TELECOM EXPRESS, INC.

Series B Convertible Preferred Stock, the Company issued two warrants to purchase a total of 500,000 shares of convertible preferred stock with an exercise price of $4.00 per share. The warrants are exercisable at any time until October 2004. The Company has reserved 500,000 shares of Series B Convertible Preferred Stock for the conversion of the outstanding warrants.

    The warrants issued in connection with Series A and Series B Convertible Preferred Stock were valued at approximately $1.32 and $2.04, respectively.

    The Company estimated the fair value of each warrant using the Black-Scholes option pricing model using the following assumptions in addition to the estimated fair value of the stock and the exercise price:

                                                              SERIES A   SERIES B
                                                              --------   --------
Fair value of preferred stock...............................   $2.88      $4.00
Risk free interest rate.....................................   4.18%      6.03%
Expected life...............................................    term       term
Dividend yield..............................................      0%         0%
Expected volatility.........................................     50%        50%

    In determining the estimated fair value of the convertible preferred stock, the Company considered among other things, the sale of similar securities to outside parties, the relative level of revenues and other operating results, the absence of a public trading market for the Company's securities and the competitive nature of the Company's market.

    The following table summarizes the activity of convertible preferred stock and warrants to purchase convertible preferred stock:

                                                           SERIES A              SERIES B         WARRANTS           TOTAL
                                                      -------------------   -------------------   ---------   -------------------
                                                       SHARES     AMOUNT     SHARES     AMOUNT     AMOUNT      SHARES     AMOUNT
                                                      --------   --------   --------   --------   ---------   --------   --------
                                                                                    (IN THOUSANDS)
Balances at December 31, 1996 and 1997..............      --      $   --         --    $    --     $   --          --    $    --

Issuance of preferred stock for cash................   1,429       4,120         --         --        880       1,429      5,000
                                                       -----      ------     ------    -------     ------      ------    -------

Balances at December 31, 1998.......................   1,429       4,120         --         --        880       1,429      5,000

Issuance of preferred stock for cash................      --          --     10,000     38,980      1,020      10,000     40,000
                                                       -----      ------     ------    -------     ------      ------    -------

Balances at December 31, 1999 and at June 30,
  2000..............................................   1,429      $4,120     10,000    $38,980     $1,900      11,429    $45,000
                                                       =====      ======     ======    =======     ======      ======    =======

    The rights, privileges and preferences of Series A and Series B Convertible Preferred Stock are as follows:

    CONVERSION

    Each share of Series A and Series B Convertible Preferred Stock may be converted into shares of common stock on a one-for-one basis, subject to adjustments under specific circumstances. Conversion is (i) at the option of the preferred stockholder or (ii) automatic upon the closing of an initial public offering at a per share price of not less than $10.50, as adjusted, and with gross proceeds to the Company of more than $10,000,000. The Company has reserved 2,150,000 and 11,350,000 shares of common stock for the conversion of the outstanding shares of Series A and Series B Convertible Preferred Stock.

                        INTEGRATED TELECOM EXPRESS, INC.

    REDEMPTION

    Both Series A and Series B Convertible Preferred Stock are redeemable upon a change in control or sale of substantially all of the assets of the Company at a redemption price equal to the liquidation preferences as described below.

    DIVIDENDS

    The holders of Series A and Series B Convertible Preferred Stock are entitled to annual non-cumulative dividends of $0.185 and $0.20 per share, when, and if, declared by the Company's Board of Directors. As of June 30, 2000, no dividends have been declared.

    LIQUIDATION

    In the event of any liquidation, dissolution or winding up of the Company either voluntary or involuntary, the assets available for distribution shall be distributed up to $3.50 and $4.00 plus any declared but unpaid dividends per outstanding share of Series A and Series B Convertible Preferred Stock, respectively. If the Company's assets are insufficient to pay this distribution, then the assets and the funds of the Company will be distributed ratably among the holders of Series A and Series B Convertible Preferred Stock in proportion to the preferential amount each such holder is entitled to receive. Any amounts available for distribution in excess of the Series A and Series B liquidation preference amounts will be distributed to the holders of common stock and convertible preferred stock, on a as if converted basis, pro rata based on the number of shares held. Holders of Series A and Series B Convertible Preferred Stock may receive a maximum distribution of $10.50 per share. Any assets available for distribution in excess of the Series A and Series B maximum liquidation distribution will be distributed to the holders of common stock pro rata based on the number of shares held. No conversion of convertible preferred stock shall be permitted after a preferred stockholder has received payment pursuant to his/her distribution rights herein.

    VOTING RIGHTS

    Each share of Series A and Series B Convertible Preferred Stock has one vote for any and all matters upon which common stockholders are entitled to vote upon.

8. STOCK OPTION PLAN

    In January 1996, the Company authorized the 1996 Stock Option Plan (the "Plan") under which the board of directors may issue incentive stock options or nonstatutory stock options to employees, officers, directors and consultants of the Company or any parent or subsidiary of the Company. Under the Plan, 13,000,000 shares of the Company's common stock have been reserved for stock options issuance. Incentive and nonstatutory options to purchase shares of common stock were granted at not less than 100% and 85%, respectively, of the fair market value of the shares at the date of grant, as determined by the board of directors, and generally expire six years from the date of grant. Incentive and nonstatutory options which are granted to optionees who own more than 10% of the total combined voting power of all classes of Company's stock were granted at not less than 110% of the fair market value of the shares at the date of grant, as determined by the board of directors. The term of options granted to the optionees who own more than 10% of the total combined voting power of all classes of stock of the Company is five years from the date of grant or shorter term as provided in the written option agreement. Options granted under the Plan generally vest and become exercisable over four years from the date the option is granted.

                        INTEGRATED TELECOM EXPRESS, INC.

    Activity under the Company's Stock Option Plan is summarized as follows:

                                                                 OPTIONS OUTSTANDING      WEIGHTED
                                                   SHARES     -------------------------   AVERAGE
                                                 AVAILABLE      NUMBER       EXERCISE     EXERCISE
                                                 FOR GRANT    OF SHARES       PRICE        PRICE
                                                 ----------   ----------   ------------   --------
Balance at December 31, 1996...................   1,475,000    2,525,000   $  0.50-1.00    $0.510

  Options granted..............................  (1,061,150)   1,061,150           2.55      2.55
  Options exercised............................          --      (13,475)     0.50-2.55      0.75
  Options canceled.............................     705,075     (705,075)     0.50-2.55      0.75
                                                 ----------   ----------

Balance at December 31, 1997...................   1,118,925    2,867,600   $ 0.50-$2.55    $ 1.18

  Additional shares reserved...................   3,000,000           --             --        --
  Options granted..............................  (5,471,500)   5,471,500      2.55-3.00      2.97
  Options exercised............................          --     (316,163)     0.50-2.55      0.56
  Options canceled.............................   1,482,344   (1,482,344)     0.50-2.55      1.50
                                                 ----------   ----------

Balance at December 31, 1998...................     129,769    6,540,593   $  0.50-3.00    $ 2.64

  Additional shares reserved...................   2,000,000           --             --        --
  Options granted..............................  (2,080,400)   2,080,400           3.00      3.00
  Options exercised............................          --     (289,347)     0.50-2.55      1.16
  Options canceled.............................   1,215,496   (1,215,496)     0.50-3.00      2.79
                                                 ----------   ----------

Balance at December 31, 1999...................   1,264,865    7,116,150   $  0.50-3.00    $ 2.78

  Additional shares reserved...................   4,000,000           --             --        --
  Options granted..............................  (4,526,030)   4,526,030     3.00-12.00      4.14
  Options exercised............................          --     (621,065)     0.50-4.00      2.95
  Options canceled.............................     505,480     (505,480)     2.55-4.00      3.17
                                                 ----------   ----------

Balance at June 30, 2000.......................   1,244,315   10,515,635   $ 0.50-12.00    $ 3.33
                                                 ==========   ==========

    The following table summarizes information about stock options outstanding at June 30, 2000:

                                     OPTIONS OUTSTANDING
                            -------------------------------------    OPTIONS EXERCISABLE
                                            WEIGHTED                ----------------------
                                            AVERAGE      WEIGHTED                 WEIGHTED
                                           REMAINING     AVERAGE                  AVERAGE
                              NUMBER      CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
EXERCISE PRICE              OUTSTANDING   LIFE (YEARS)    PRICE     EXERCISABLE    PRICE
--------------              -----------   ------------   --------   -----------   --------
$0.50.....................     512,500    2.1 years       $0.50        512,500     $0.50
$2.55.....................     584,646    3.4 years        2.55        366,574      2.55
$3.00.....................   5,686,057    4.5 years        3.00      1,480,672      3.00
$4.00.....................   3,395,432    5.9 years        4.00            745      4.00
$5.00.....................     207,000    5.9 years        5.00             --      5.00
$12.00....................     130,000    6.0 years       12.00             --     12.00
                            ----------                               ---------
$0.50 - $12.00............  10,515,635    4.8 years       $3.33      2,360,491     $2.39
                            ==========                               =========

                        INTEGRATED TELECOM EXPRESS, INC.

    2000 RESTRICTED STOCK PURCHASE PLAN

    On May 15, 2000 the board of directors adopted the 2000 Restricted Stock Purchase Plan (the "RSPP"). The RSPP provides for the grant of rights to purchase restricted common stock, subject to certain restrictions, to employees, directors and consultants and terminates automatically in 2010, unless terminated sooner. As of June 30, 2000, a total of 1,000,000 shares were reserved for issuance pursuant RSPP. The board of directors administers the RSPP and has sole discretion to grant rights to purchase restricted common stock. The board of directors determines the term of each grant, including exercise price and number of shares for each right granted. Pursuant to the RSPP, each stock purchase right issued under the plan is restricted for a period of four years from the date of grant. 100% of the restricted shares are released from restriction on the fourth anniversary of grant; provided, that the shares may be released early from the restriction subject to satisfaction of a variety of milestones relating to completion of a qualified public offering, revenue, gross margin, market capitalization and total equity raised in public offerings.

    In the six month period ended June 30, 2000, the company granted rights to purchase 610,000 shares of restricted common stock with a weighted average exercise price of $4.08 and a weighted average fair value of $14.16 per share.

    The following table summarizes information about rights to purchase restricted common stock outstanding at June 30, 2000:

                                                 RIGHTS OUTSTANDING AND EXERCISABLE
                                               --------------------------------------
                                                               WEIGHTED
                                                               AVERAGE      WEIGHTED
                                                              REMAINING      AVERAGE
                                                 NUMBER      CONTRACTUAL    EXERCISE
EXERCISE PRICE                                 OUTSTANDING   LIFE (YEARS)     PRICE
--------------                                 -----------   ------------   ---------
$4.00........................................     560,000    5.9 years        $4.00
$5.00........................................      50,000    6.0 years         5.00
                                                ---------
$4.00 - $5.00................................     610,000    5.9 years        $4.08
                                                =========

    APB NO. 25 COMPENSATION COSTS TO EMPLOYEES

    As calculated under APB No. 25, deferred stock-based compensation costs related to stock options granted amounted to $266,000 through December 31, 1999 and $44,890,000 through June 30, 2000, of which $121,000, $71,000 and $51,000 was expensed in 1997, 1998 and 1999, respectively, and $34,000 and $7,131,000 was expensed in the six month periods ended June 30, 1999 and 2000, respectively.

    SFAS NO. 123 COMPENSATION COSTS TO CONSULTANTS

    For the years ended December 31, 1997, 1998 and 1999 and the six month period ended June 30, 2000, the Company granted options of 66,150 shares, 380,000 shares, zero shares and 165,000 shares for the Company's common stock, amounting to an aggregate exercise price at December 31, 1999 of $1,219,000 and $1,814,000 at June 30, 2000 to consultants and advisors under the 1996 Plan. Certain of these options vest over periods of up to four years and the Company will be required to record the change in the fair value of these options at each reporting date prior to vesting and then finally at the vesting date of the option. Deferred stock-based compensation expense in accordance with SFAS
No. 123 related to these options totaled $1,601,000 at December 31, 1999 and $5,788,000 at June 30, 2000. Amortization of deferred stock-based compensation expenses amounted to $15,000, $155,000 and

                        INTEGRATED TELECOM EXPRESS, INC.

$213,000 for the year ended December 31, 1997, 1998 and 1999 and $108,000 and $813,000 for the six month periods ended June 30, 1999 and 2000, respectively.

    Total compensation expenses for employees, consultants and advisors were allocated among the associated expense categories as follows:

                                                                                 SIX MONTHS
                                                      YEAR ENDED                    ENDED
                                                     DECEMBER 31,                 JUNE 30,
                                            ------------------------------   -------------------
                                              1997       1998       1999       1999       2000
                                            --------   --------   --------   --------   --------
                                                               (IN THOUSANDS)
Cost of revenue...........................    $ --       $ --       $ --       $ --      $   59
                                              ----       ----       ----       ----      ------
Research and development..................      10         58         97         53       2,833
Sales and marketing.......................      --         57         86         45       1,602
General and administrative................      23        111         81         44       3,450
                                              ----       ----       ----       ----      ------
  Operating expenses......................      33        226        264        142       7,885
                                              ----       ----       ----       ----      ------
Discontinued operations...................     103         --         --         --          --
                                              ----       ----       ----       ----      ------
                                              $136       $226       $264       $142      $7,944
                                              ====       ====       ====       ====      ======

    SFAS NO. 123 PRO FORMA DISCLOSURES

    In accordance with the provisions of SFAS No. 123, the fair value of each option was estimated using the following assumptions for option grants during 1999 and the six month period ended June 30, 2000: dividend yield of 0%; expected volatility of 0% for all periods before June 13, 2000 (the date of first filing of the Registration Statement) and 70% afterwards; risk-free interest rates ranging from 5.08% to 6.69%; and expected life of five years. The weighted average fair value of options granted in 1997, 1998, 1999 and 2000 was $1.14, $1.20, $0.74 and $10.39, respectively.

    For purposes of SFAS No. 123 pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation expense for the Company's stock option plan been determined on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS No. 123, the Company's net loss would have been increased to the following approximate pro forma amounts:

                                                                    SIX MONTHS
                                         YEAR ENDED                    ENDED
                                        DECEMBER 31,                 JUNE 30,
                               ------------------------------   -------------------
                                 1997       1998       1999       1999       2000
                               --------   --------   --------   --------   --------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
SFAS No. 123 pro forma net
  loss applicable to common
  stockholders...............  $(4,115)   $(10,704)  $(15,963)  $(8,388)   $(13,007)
SFAS No. 123 pro forma basic
  and diluted net loss per
  share applicable to common
  stockholders...............  $ (0.18)   $  (0.46)  $  (0.60)  $ (0.36)   $  (0.55)

                        INTEGRATED TELECOM EXPRESS, INC.

    The pro forma impact of options on the net losses for the year ended December 31, 1997, 1998 and 1999 is not representative of the effects on net income (loss) for future years, as future years will include the effects of options vesting as well as the impact of multiple years of stock option grants.

2000 STOCK INCENTIVE PLAN

    On May 15, 2000, the board of directors adopted the 2000 Stock Incentive Plan (the "Plan"). The Plan provides for the grant of incentive stock options ("ISOs") as well as nonqualified stock options ("NSOs"). The board of directors administers the Plan and has sole discretion to grant options to purchase shares of the Company's common stock. The board of directors determines the term of each option, option price, number of shares for which each option is granted, whether restrictions will be imposed on the shares subject to options and the rate at which each option is exercisable. The exercise price for options granted will be determined by the board of directors, and for ISOs the exercise price shall not be less than 100% of the fair market value per share of the underlying common stock on the date granted (110% of fair market value for ISOs granted to holders of more than 10% of the voting stock of the Company). The exercise price for NSOs shall not be less than 100% of the fair market value per share of the underlying common stock on the date granted, except for options granted pursuant to a merger or other corporate transaction. The term of the options shall be set forth in the applicable option agreement, except that in the case of ISOs the option term shall not exceed ten years (five years for ISOs granted to holders of more than 10% of the total combined voting power of the Company). The aggregate number of shares of stock that may be delivered upon the exercise of awards granted shall be 2,500,000 plus an annual increase to be added on the first day of the Company's fiscal year beginning in 2001, equal to the lesser of
(i) 2,500,000 shares, (ii) 4% of the outstanding shares on such date or (iii) a lesser amount determined by the board.

9. 401(K) PLAN

    The Company's employee savings and retirement plan is qualified under
Section 401 of the Internal Revenue Code. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The Company currently does not make matching or additional contributions to the 401(k) Plan on its employees' behalf.

10. CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. The Company limits the amount of deposits to any one financial institution and financial instrument. The Company invests its excess cash principally in certificates of deposit and money market accounts with financial institutions in the U.S.

    The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company also performs an analysis of the expected collectibility of accounts receivable and makes an allowance for doubtful accounts receivable when necessary. For the year ended December 31, 1999, two customers accounted for 44% and 11% of net revenues. At December 31, 1999, two customers accounted for 44% and 22% of total accounts receivable. For the six month period ended June 30, 2000, two customers accounted for 29% and 10% of net revenues. At June 30, 2000, four customers accounted for 12%, 30%, 14% and 11% of total accounts receivable.

                        INTEGRATED TELECOM EXPRESS, INC.

11. BUSINESS SEGMENTS, EXPORTS AND MAJOR CUSTOMERS

    The Company operates in a single industry segment. The Company's accounts receivable are derived from revenues generated from the following geographic regions:

                                                   YEARS ENDED              SIX MONTH PERIOD
                                                   DECEMBER 31,              ENDED JUNE 30,
                                          ------------------------------   -------------------
                                            1997       1998       1999       1999       2000
                                          --------   --------   --------   --------   --------
                                                             (IN THOUSANDS)
United States...........................    $ --       $ --      $1,432      $ 55     $ 4,916
Taiwan..................................      --         --       1,109       224       2,764
Europe..................................      --         --           7        --         907
Rest of Asia, primarily Korea...........      --         --         505        17       5,814
                                            ----       ----      ------      ----     -------
                                            $ --       $ --      $3,053      $296     $14,401
                                            ====       ====      ======      ====     =======

12. COMMITMENTS

    The Company leases its facilities and equipment in California, Texas and Taiwan under noncancelable operating and capital leases which will expire between December 2000 and January 2003. As of June 30, 2000, the following were the future minimum obligations for the years ended December 31.

                                                            OPERATING   CAPITAL
                                                             LEASES      LEASES
                                                            ---------   --------
2000......................................................   $  238      $  934
2001......................................................       48       1,842
2002......................................................        8       1,524
2003......................................................       --         354
                                                             ------      ------
Total.....................................................   $  294       4,654
                                                             ======
Less: Interest portion....................................                 (613)
                                                                         ------
                                                                          4,041
Less: Current portion.....................................               (1,499)
                                                                         ------
                                                                         $2,542
                                                                         ======

                       [INSIDE BACK COVER OF PROSPECTUS]

                          [GRAPHIC -- BACKGROUND MAP]

                                5,600,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 -------------


                                   PROSPECTUS
                                August 17, 2000


                             ---------------------

                                LEHMAN BROTHERS

                            BEAR, STEARNS & CO. INC.

                                 WIT SOUNDVIEW

                            FIDELITY CAPITAL MARKETS